Exhibit (d)

                                     L-BANK

                           STATE OF BADEN-WURTTEMBERG

         This description of L-Bank and the State of Baden-Wurttemberg is dated July 26, 2006 and appears as Exhibit (d) to the Annual Report on Form 18-K of L-Bank for the fiscal year ended December 31, 2005.

         THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933) DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF L-BANK. THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                                TABLE OF CONTENTS

                                                                            Page

TERMS USED IN THIS DESCRIPTION.................................................2
FORWARD-LOOKING STATEMENTS.....................................................2
L-BANK.........................................................................3
         GENERAL...............................................................3
         BUSINESS..............................................................8
         DEBT RECORD..........................................................21
         CAPITALIZATION.......................................................23
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
              AND RESULTS OF OPERATIONS.......................................24
         RECENT DEVELOPMENTS..................................................31
         MANAGEMENT...........................................................32
         EMPLOYEES............................................................35
         REGULATION AND SUPERVISION OF L-BANK IN THE FEDERAL REPUBLIC
              OF GERMANY......................................................36
THE STATE OF BADEN-WURTTEMBERG................................................50
         GENERAL..............................................................50
         ECONOMY..............................................................51
         FOREIGN TRADE AND FOREIGN EXCHANGE...................................56
         PUBLIC FINANCE.......................................................58
         PUBLIC DEBT..........................................................61
         DEBT RECORD..........................................................63
         BUDGET OF THE STATE OF BADEN-WURTTEMBERG.............................64
TAXATION......................................................................66
UNITED STATES FEDERAL INCOME TAXATION.........................................66
FEDERAL REPUBLIC OF GERMANY TAXATION..........................................74
SUMMARY OF CERTAIN DIFFERENCES BETWEEN GENERALLY ACCEPTED GERMAN AND
     UNITED STATES ACCOUNTING PRINCIPLES......................................78
OFFICIAL STATEMENTS AND DOCUMENTS.............................................83
GLOSSARY......................................................................84
FINANCIAL STATEMENTS OF L-BANK...............................................F-1

                         TERMS USED IN THIS DESCRIPTION

         In this description, references to "Euro" or "EUR" are to the single European currency adopted by certain participating Member States of the European Union, including the Federal Republic of Germany, as of January 1, 1999. References to "Deutsche Mark" or "DM" are to the former national currency unit of the Federal Republic of Germany, which ceased to be legal tender in the Federal Republic of Germany as of January 1, 2002. References to "U.S. dollars," "U.S.$" or "$" are to United States dollars.

         Except as otherwise required by the context, references in this description to "L-Bank," "we," "us" or "our" are to Landeskreditbank Baden-Wurttemberg - Forderbank, references to "Baden-Wurttemberg" and, as the context requires, the "State" are to the State of Baden-Wurttemberg, a federal state of the Federal Republic of Germany, and references to "Germany" are to the Federal Republic of Germany.

                           FORWARD-LOOKING STATEMENTS

         This annual reports contains forward-looking statements, including those within the meaning of Section 27A(i)(1) of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E(i)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to statements about the maximum capital we envisage to invest in a business unit providing equity capital to start-up businesses as well as to established small and medium enterprises.

         In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement. Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.


                                 _______________

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                                     L-BANK

                                     GENERAL

Introduction

         L-Bank is the state development bank of Baden-Wurttemberg, one of the states of Germany. We were established by statute effective December 1, 1998, as a result of the separation of the state development business from the commercial banking business of the former Landeskreditbank Baden-Wurttemberg, whereby all assets and liabilities of the state development business were transferred to us.

         We provide funding in support of the numerous development activities of Baden-Wurttemberg, acting as the state's own development bank. Pursuant to our governing law, we carry out our business not as a competitor to, but as a supportive partner of, private, cooperative and public-sector banks operating in the open market.

         We were established as an independent public law institution (Anstalt des offentlichen Rechts) for an indefinite term under the Act concerning Landeskreditbank Baden-Wurttemberg - Forderbank (Gesetz uber die Landeskreditbank Baden-Wurttemberg - Forderbank, the "L-Bank Act"), as enacted and amended by Baden-Wurttemberg. Our powers and internal organization are further defined by our statutes (Satzung der Landeskreditbank Baden-Wurttemberg
- Forderbank, the "L-Bank Statutes"). We are a member of the Federal Association of German Public Sector Banks (Bundesverband Offentlicher Banken Deutschlands e.V.), Berlin.

         Our headquarters are located at Schlossplatz 10, 76131 Karlsruhe, Federal Republic of Germany, and our telephone number is +49 (0) 721-1500. We maintain a branch office in Stuttgart.

         As Baden-Wurttemberg's state development bank, our main responsibilities and activities are:

         o the financing, primarily on a subsidized basis, of housing construction, trade, industry, agriculture and forestry, environmental protection, urban renewal and development projects, as well as improvements to the state infrastructure in the form of loans, grants, guarantees or equity capital, with a special focus on providing support for small- and medium-sized enterprises (SMEs) in Baden-Wurttemberg; and

         o administering the application of funds for a large number of state, federal and European Union financial aid programs, especially for family benefits and student loans.

         We also invest in securities in furtherance of our responsibilities as a development bank.

         The government of Baden-Wurttemberg, the German federal government and other public authorities -- including institutions of the European Union -- all fund our activities by way of loans and grants. In addition, we employ our own funds. The ongoing difficulties of the federal government and the government of Baden-Wurttemberg to balance their budgets could result in a reduction of the support of development programs, which could negatively affect the volume of our business in the years to come.

         In certain areas of financing, for example as part of our lending in support of housing and agriculture, we extend loans on a fiduciary basis by granting loans in our own name but on behalf and at the sole risk of certain German or supranational governmental or quasi-governmental entities on terms specified by such entities ("fiduciary loans"). The funds used for such fiduciary loans are supplied entirely by the relevant financing entity. We also administer loans granted in the name of other entities on behalf and at the sole direction of such entities, using funds supplied entirely by such entities ("administrative loans"). See "--Business--Loan Portfolio Risks." We earn a fee for our fiduciary and administrative responsibilities in those transactions.

         Under certain public assistance programs, we extend grants to third parties on behalf of Baden-Wurttemberg, Germany and/or the European Union. In this context, we do not commit our own funds but administer funds of such governmental authorities or their subdivisions. We earn an administration fee for processing applications centrally and settling the relevant payments.

         Our activities are not subject to corporate income tax or trade tax in Germany.

         Under German law, we prepare financial statements on an unconsolidated basis only; we are currently not required to prepare consolidated financial statements. In accordance with ss. 296, clause 2 of the German Commercial Code (Handelsgesetzbuch), we do not consolidate our controlling interests in subsidiaries due to the insignificance of these subsidiaries for the presentation of our financial statements. Throughout this annual report, we therefore discuss our unconsolidated financial statements, which were prepared in accordance with the provisions of the German Commercial Code, the German Banking Act (Kreditwesengesetz - KWG) and the Regulation on the Accounting Principles Applied to Credit Institutions and Financial Services Institutions (Verordnung uber die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute).

         At December 31, 2005, we had total assets of EUR 49.9 billion. Our business is concentrated predominantly in lending at fixed interest rates. At the same date, we had outstanding credits of EUR 48.2 billion, of which 29.1% (EUR 14.0 billion) were loans to credit institutions, 50.6% (EUR 24.4 billion) were loans to customers, and 20.3% (EUR 9.8 billion) were holdings of debt or equity securities, excluding equity investments (as defined below) and repurchases of our own notes. All amounts with respect to loans made and securities held by us are based on the book values included in our balance sheet on the relevant date.

         The following table sets out our assets and outstanding credits, together with certain other selected financial data, for each of the years indicated:

          Assets, Outstanding Credits and Other Selected Financial Data
                              (in millions of EUR)

                                               2005          2004          2003
                                              ------        ------        ------
                                                     (in millions of EUR)
Total assets(1)............................   49,887        47,681        46,225
Total outstanding credits(2)...............   48,205        46,228        44,659
Loans to credit institutions(3)............   14,030        12,958        11,761
Loans to customers(4)......................   24,370        24,178        24,584
Securities held(5).........................    9,805         9,092         8,314
Total fiduciary assets(6)..................      284           406           512
Total guarantees(7)........................    2,428         1,619         1,229
Total commitments made(8)..................   10,821         8,888         8,960

Net profit(9)..............................      145           102           103
________________
(1)  Total assets at December 31 of the year indicated.
(2) Total outstanding credits consist of outstanding loans (other than fiduciary loans and administrative loans) and holdings of debt or equity securities (excluding equity investments and repurchased own notes) at December 31 of the year indicated.
(3) Loans to credit institutions include mortgage loans, loans to public authorities and entities organized under public law and other obligations of credit institutions at December 31 of the year indicated.

(4) Loans to customers (i.e., non-credit institutions) include mortgage loans, loans to public authorities and entities organized under public law and other obligations of customers at December 31 of the year indicated.
(5) Aggregate book value of all debt or equity securities (excluding equity investments and repurchased own notes) held by us at December 31 of the year indicated. An "equity investment" (Beteiligung) is an investment in another company (whether affiliated or non-affiliated) that we intend to hold on a long-term basis in order to establish a permanent relationship that contributes to our own business. See "--Business--Securities Activities" and "Glossary--Equity investments in non-affiliated companies; equity investments in affiliated companies."
(6) Fiduciary assets consist of loans that are made by us in our name but on behalf of other entities with funds entirely supplied by, and for a purpose and on terms specified by, such other entities. See "--Business--Loan Portfolio Risks" and "Glossary--Fiduciary assets; fiduciary liabilities." Amounts are as of December 31 of the year indicated.
(7) Total guarantees are contingent liabilities in respect of guarantees and indemnity agreements as of December 31 of the year indicated.
(8) Total commitments represent the volume of funds committed by us for loans (including fiduciary loans and administrative loans in an amount of EUR
     120.9 million in 2005, EUR 121.0 million in 2004 and EUR 121.6 million in
     2003), grants and guarantees and for the purchase of investment securities during the year indicated, including amounts to be disbursed in future years and not including amounts disbursed during the year indicated pursuant to commitments made in prior years. The retroactive change of the figures for new commitments in 2003 is due to the fact that some customers have not drawn certain loans committed by us as of December 31, 2003 (wertbegruendendes Ereignis).
(9) Net profit is the difference between total income and total expenses before allocations to retained profits and reserves for the year indicated. See also our balance sheets and statements of income included elsewhere in this annual report.

Responsibility of Baden-Wurttemberg

         Ownership.  We are wholly owned by Baden-Wurttemberg.

         Explicit and Unconditional Guarantee of Baden-Wurttemberg. The L-Bank Act (ss. 5, clause 3) provides expressly that Baden-Wurttemberg must guarantee all of our obligations in respect of money borrowed by us, debt obligations issued by us, forward or future contracts, rights under option agreements, other credits extended to us, as well as credit extended to third parties that we expressly guarantee. Under this explicit guarantee, if we fail to make any payment of principal or interest or any other amount required to be paid with respect to our debt securities described herein when that payment is due and payable, Baden-Wurttemberg will be liable for that payment as and when it becomes due and payable.

         Baden-Wurttemberg's obligation under this explicit guarantee ranks equally, without any preference, with all of its other present and future unsecured and unsubordinated indebtedness. Holders of securities issued by us may enforce this obligation directly against Baden-Wurttemberg without first having to take legal action against us. The explicit guarantee of Baden-Wurttemberg is strictly a matter of statutory law and is not evidenced by any contract or instrument. It may be subject to defenses available to us with respect to the obligations covered. The explicit guarantee constitutes a charge on public funds that, as a legally established obligation, would be payable without the need of any appropriation or other action to be taken by the parliament of Baden-Wurttemberg (Landtag).

         In the event of a change of Baden-Wurttemberg's ownership of us, our liquidation or an amendment to the L-Bank Act, the explicit guarantee of Baden-Wurttemberg would continue to support our payment obligations incurred prior to such an event, including the obligations in respect of our debt securities.

         Guarantee Obligation. The guarantee obligation (Gewahrtragerhaftung) is based on an express statutory provision included in the L-Bank Act (ss. 5, clause 2). In accordance with this provision, Baden-Wurttemberg is without restriction directly liable to our creditors for all of our liabilities if they have not been satisfied out of our assets. The guarantee obligation is unlimited in amount and covers any and all of our obligations arising out of the conduct of our business.

         The guarantee obligation applies to our debt securities in addition to the explicit guarantee of Baden-Wurttemberg. However, the explicit guarantee confers a stronger right to the holders of our notes insofar as under the explicit guarantee the noteholder does not have to demonstrate to Baden-Wurttemberg that our obligations have not been satisfied by us out of our assets.

         As with the explicit guarantee, the guarantee obligation constitutes a charge on public funds that, as a legally established obligation, would be payable without the need of any appropriation or other action to be taken by the parliament of Baden-Wurttemberg.

         In the event of a change of Baden-Wurttemberg's ownership of us, our liquidation or an amendment to the L-Bank Act, the guarantee obligation would continue to support our payment obligations incurred prior to such an event, including the obligations in respect of our debt securities.

         Maintenance Obligation. The principle of maintenance obligation (Anstaltslast) is independent of and supplements the principle of guarantee obligation. The maintenance obligation is codified in the L-Bank Act (ss. 5, clause 1). It means, in general terms, that the public body that has established and owns a public law institution (Anstalt des offentlichen Rechts), in particular a public law credit institution such as us, is required under law to maintain the economic viability of such institution, to keep it in a position to perform its functions and to enable it, through the allocation of liquid funds or by other appropriate means, to perform its obligations when due. The maintenance obligation constitutes (i) an obligation to ensure our solvency because it includes an obligation of Baden-Wurttemberg to compensate any shortfall by which our liabilities exceed our assets and (ii) an obligation to ensure our liquidity because it includes an obligation of Baden-Wurttemberg to provide liquidity to us as necessary to meet our obligations as they become due. Furthermore, Baden-Wurttemberg would be required on its own authority to take steps to enable us to perform our obligations when due. The maintenance obligation is an obligation of Baden-Wurttemberg only to us, and not to any third party. While the maintenance obligation does not constitute a formal guarantee of our obligations by Baden-Wurttemberg, the effect of the maintenance obligation is that our obligations, including our obligations to the holders of our debt securities, are fully backed by the credit of Baden-Wurttemberg.

         As with the explicit guarantee and the guarantee obligation, the maintenance obligation constitutes a charge on public funds that, as a legally established obligation, would be payable without the need of any appropriation or other action to be taken by the parliament of Baden-Wurttemberg.

         Understanding with the European Commission. Following a complaint lodged with the European Commission by the European Banking Federation alleging that the maintenance obligation and the guarantee obligation constitute state aid within the meaning of Art. 87 of the Treaty establishing the European Community (the "EC Treaty"), an understanding ("Understanding I") between the European Commission and Germany concerning the future successive abolition of those obligations regarding public banks was reached on July 17, 2001. In a further understanding ("Understanding II") with Germany on March 1, 2002, the European Commission clarified that the state support mechanisms may continue for development banks engaged in noncompetitive public functions, such as state financing measures concerning housing, SMEs, environmental protection, technology, innovation, infrastructure and risk capital. Therefore, the maintenance and guarantee obligations and the explicit guarantee of Baden-Wurttemberg continue to exist for us.

         After December 31, 2007, new activities of a development bank falling outside the allowed areas permitted by Understanding II will be treated as state aid under the EC Treaty and must be either discontinued or transferred to independent subsidiaries without state support. As a consequence, the advantages resulting from state guarantees for such new activities will be treated as impermissible state aid within the meaning of Art. 87 of the EC Treaty. In addition, Understanding II clarifies that a violation of the state aid rules by single development activities will have no effect on the continued existence of the state guarantees as such.

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


         As a development bank engaged in the aforementioned noncompetitive public functions, we will remain a beneficiary of the maintenance obligation, the guarantee obligation as well as the explicit guarantee of Baden-Wurttemberg. On March 10, 2004, the parliament of Baden-Wurttemberg slightly amended the L-Bank Act and the L-Bank Statutes to reflect more precisely the activities permitted to us by Understanding II; the amendments will become effective as of December 31, 2007. In our view, Understanding II does not, apart from minor adjustments, require us to cease any of our activities.

         Insolvency of L-Bank. Pursuant to ss. 12 of the Insolvency Law (Insolvenzordnung) and ss. 45 of the Baden-Wurttemberg Law Implementing the Judiciary Law (Gesetz zur Ausfuhrung des Gerichtsverfassungsgesetzes), certain public law institutions like us are not subject to insolvency proceedings. Therefore, as a public law institution, we can currently only be dissolved in accordance with the L-Bank Statutes and with the L-Bank Act.

         Supervision of L-Bank. Pursuant to the L-Bank Act and the L-Bank Statutes, we are subject to supervision by the Ministry of Finance of Baden-Wurttemberg in consultation with the ministry of Baden-Wurttemberg having jurisdiction for the particular matter concerned. We are also subject to the supervision of the Federal Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht) in conjunction with the Federal Central Bank (Deutsche Bundesbank). For more information about our supervision, see the discussion under the heading "--Regulation and Supervision of L-Bank in the Federal Republic of Germany."

         In addition, the State Accounting Office (Landesrechnungshof) of Baden-Wurttemberg, which is responsible to the parliament of Baden-Wurttemberg, has an unrestricted right to audit us at any time, in particular with regard to our compliance with the Baden-Wurttemberg Budgeting Principles Act (Landeshaushaltsordnung), the law setting forth the principles and guidelines relating to, among other things, the administration of public funds.

         Our supervisory board (Verwaltungsrat) establishes guidelines for, and oversees, the conduct of our business. Pursuant to the L-Bank Act, our supervisory board is composed of eight representatives of the government of Baden-Wurttemberg and seven other members, all of whom are appointed by the government of Baden-Wurttemberg and vested with voting rights. In addition, the supervisory board includes three advisory members without voting rights. The government of Baden-Wurttemberg appoints one of the representatives of Baden-Wurttemberg in our supervisory board as chairman of the supervisory board. See "--Management."

                                    BUSINESS

         Our principal business is providing loans and other types of financings relating to:

         o     the construction, purchasing and renovation of housing;

         o     trade and industry, business start-ups and SMEs;

         o     infrastructural development; and

         o     social welfare.

         We also act as agent for Baden-Wurttemberg, Germany and the European Union in administering a wide range of public financial assistance programs and offer certain other banking-related services. In support of our primary activities as a state development bank and for risk management purposes, we also regularly invest in securities.

Housing

         Our principal financing activity consists of the extension of loans and guarantees related to the construction, renovation and purchase of single and multi-family houses and apartment buildings. We also issue grants with respect to such housing. At December 31, 2005, housing loans totaling EUR 19,869 million accounted for 41.4% of our total outstanding loans. Of the outstanding housing loans, a majority was granted to individuals.

         The following table sets out our loans and commitments in connection with housing-related financing for each of the years indicated:

                            Housing-Related Financing
                              Loans and Commitments

                                             2005          2004          2003
                                            ------        ------        ------
                                                   (in millions of EUR)
Loans outstanding(1).....................   19,689        21,058        21,836
% of total loans outstanding.............     41.4          46.2          56.4
Commitments made(2)......................      641           571         1,132
% of total commitments made..............      5.9           6.4          12.6
________________
(1) Loans outstanding at December 31 of the year indicated. Loans outstanding do not include fiduciary loans or administrative loans.
(2) Commitments represent the volume of funds committed by us for loans (including fiduciary loans and administrative loans), grants and guarantees during the year indicated, including amounts to be disbursed in future years and not including amounts disbursed during the year indicated pursuant to commitments made in prior years.

         We administer the State Housing Program of Baden-Wurttemberg (the "State Housing Program"), which encompasses several different housing assistance programs, including Baden-Wurttemberg state programs and joint programs between Baden-Wurttemberg and Germany. Those programs are intended to address the housing needs of targeted groups of people, such as large families, the elderly, the severely handicapped and single-parent families. Housing assistance programs included in the State Housing Program provide grants and loans at below-market interest rates for the construction, expansion and renovation of residential buildings, including apartment buildings, single and multi-family houses, company housing and special care housing. Such programs provide financing either to the builder or, in the case of housing sold to a member of a targeted group, the purchaser. Some programs promote rental housing while other programs support home-ownership and the purchase of existing housing by members of targeted groups.

         Our housing-related activities are funded partly from public funds and partly from our own funds.

Trade and Industry-Related Financings; Financing of Business Start-ups and SMEs

         In respect of trade and industry-related financing, we administer several public assistance programs sponsored by Baden-Wurttemberg alone or jointly with Germany. These programs primarily support SMEs located in Baden-Wurttemberg. These programs provide business start-up assistance and financing for investments in technology, environmental protection measures, forestry and agriculture. We provide liquidity assistance to companies, offering low-interest financing for growth and consolidation, mergers and acquisitions, debt restructurings and short- and medium-term investments, and also issue guarantees required, for example, in connection with foreign trade activities.

         We provide financing both to financial institutions, which then lend the proceeds to eligible borrowers, and to borrowers directly. Our financings take the form of loans, equity capital investments, guarantees and other instruments.

         In most cases, we extend loans to financial institutions, typically commercial, cooperative or savings banks, which in turn lend the funds to borrowers. In such financing transactions, the intermediary bank bears the credit risk with respect to the ultimate borrower, while we bear the credit risk with respect to the intermediary bank. In effect, we thereby pass on the responsibility and administrative cost of granting and servicing loans to the intermediary bank. Where we take the credit risk of companies, we do so by taking sub-participations in loans extended by intermediary banks to their customers or, where required by the relevant public assistance program, by extending loans to customers directly.

         In order to reduce the credit risk of intermediary banks and thereby enhance their capabilities to extend more loans, especially to SMEs, we also extend guarantees of collection in favor of intermediary banks, offer protection with respect to individual creditors or portfolios of creditors by way of credit default swaps and sometimes invest in asset-backed securities sponsored by other banks or in credit linked notes.

         Using these financing techniques, we do not, except for direct equity investments described below, establish a direct customer relationship with the ultimate creditor. We thereby fulfill our role as a state development bank, and do not compete with commercial or public banks.

         The following table shows our loans and commitments in this area of business for each of the years indicated:

                      Trade and Industry-Related Financing
                              Loans and Commitments

                                          2005            2004            2003
                                         ------          ------          ------
                                                   (in millions of EUR)
Loans outstanding(1).................. 4,758.91(3)      4,182.95         3,775.7
% of total loans outstanding..........    10.00             9.17            8.58
Commitments made(2)................... 2,763.59          1,872.0        1,118.03
% of total commitments made...........    25.54             21.1           12.48
________________
(1) Loans outstanding at December 31 of the year indicated. Loans outstanding do not include fiduciary loans or administrative loans.
(2) Commitments represent the volume of funds committed by us for loans, grants and guarantees during the year indicated, including amounts to be disbursed in future years and not including amounts disbursed during the year indicated pursuant to commitments made in prior years.
(3) Of the total amount of loans outstanding, approximately 95% represents loans to credit institutions and 5% represents loans to customers, either directly or by way of sub-participating in loans made by other credit institutions.

         In 2005, the majority of our total commitments with respect to financing of start-ups and small- and medium-sized enterprises were commitments to financial institutions (L-Bank taking the credit risk of those financial institutions).

         Generally, loans that we extend in this area of financing have an original term of between three and 12 years; in exceptional cases, the original term may be up to 20 years.

         We also provide equity capital to start-up businesses as well as to established SMEs. We make those investments through a business unit operating under the brand name L-EA (L-EigenkapitalAgentur). However, all investments are included on our balance sheet. Specialized external management teams working on the basis of consultancy contracts advise us in the preparation of our investment decisions. Investment decisions (acquisitions and sales of equity) in this area of business are being taken by our board of management following the completion of a thorough due-diligence process. We try to ascertain the reputational, operational and legal risks of each investment, and, in particular, we examine the business plans, business strategies and, if already available, the financial statements of the target companies. If advisable, we consult external legal or business advisors before taking a final decision. Investments exceeding the amount of EUR 2.0 million are to be decided on by our supervisory board.

         The focus of our investments is directed at venture capital, in particular at information and communications technology and biotechnology, and towards equity investments financing the expansion or ownership restructuring of established SMEs. As a general rule, we only invest in minority holdings and as a co-investor -- on equal terms -- with other private investors. We generally do not invest in stock exchange listed companies.

         The maximum capital we envisage to invest through L-EA over the years amounts to approximately EUR 378 million (including amounts already invested). We do not intend to become a permanent investor in those companies; instead, we intend to exit our investments on terms we deem favorable to us by way of private or public sales. So far, we have also invested in private equity and venture capital funds as well as in companies directly. In exceptional cases, we also grant mezzanine financing to companies in which we have an ownership interest.

         In addition to our own investments, we hold minority interests in two specialized private equity companies, which undertake similar investments:
Mittelstandische Beteiligungsgesellschaft Baden-Wurttemberg mbH, of which we own 26.8%, and BWK GmbH

Unternehmensbeteiligungsgesellschaft, of which we own 10%. Both of these companies are located in Stuttgart.

         Furthermore, under our equity joint venture guarantee program, we assume the default risk of equity investments by venture capital companies and private investors in SMEs by way of guarantees. Those guarantees cover amounts of up to 50% of the respective individual investments.

         The following table sets out the amounts invested in each year indicated:

                           Total Equity Investments(1)

                                          2005            2004           2003
                                         ------          ------         ------
                                                 (in thousands of EUR)
Direct investments in companies.......   24,571          4,454          6,508
Investments/(divestitures) in/(of)
   private equity funds ..............     (149)         1,272          3,732
Mezzanine financings .................   14,187          6,766          5,700(2)
Commitments(3)........................   18,300         10,500         12,600
________________
(1) Holdings in companies for strategic purposes as of December 31 of the year indicated, not including Mittelstandische Beteiligungsgesellschaft Baden-Wurttemberg mbH and BWK GmbH Unternehmensbeteiligungsgesellschaft.
(2) As from 2003 onwards, as a matter of policy, we increased our engagement in mezzanine financings to complement our direct equity investment in order to further strengthen the capital structure of the companies in which we are invested.
(3) Outstanding commitments to further payments for equity or parts in equity funds.

Infrastructure

         In order to enhance Baden-Wurttemberg's economic and technical infrastructure, we administer several public assistance programs and provide financing for different investments in this respect. We administer programs sponsored by Baden-Wurttemberg, Germany and the European Union. Through those programs, we provide assistance and financing primarily for investments in technology, tourism and economic infrastructure predominantly on a local community level, as well as for investments to enhance the development of rural areas and transport infrastructure.

         We provide the relevant financing in the form of loans, grants as well as guarantees. Through a network of subsidiaries, we maintain real estate investments focused on business parks, technology parks and industrial parks in Baden-Wurttemberg.

         In most cases, we extend loans to financial institutions, typically commercial, cooperative or savings banks, which on-lend the funds to the ultimate borrower at the interest rate and for the purpose specified by us. The intermediary bank bears the credit risk of the borrower, while we bear the credit risk of the intermediary bank. In some cases we lend directly to borrowers. In addition, we increasingly extend funds to local authorities and other political subdivisions of Germany or Baden-Wurttemberg.

         The following table shows our loans and commitments in connection with infrastructure-related financing for each of the years indicated:

                       Infrastructure-Related Financing(1)
                              Loans and Commitments

                                          2005            2004            2003
                                         ------          ------          ------
                                          (in millions of EUR, except for %)
Loans outstanding(2)..................  5,537.75       3,984.47         4,043.14
% of total loans outstanding..........     11.64           8.73             9.18
Commitments made(3)...................  4,154.83       2,751.57         3,544.52
% of total commitments made...........     38.40          30.96            39.56
________________
(1)  Not including real estate investments.
(2) Loans outstanding at December 31 of the year indicated. Loans outstanding do not include fiduciary loans or administrative loans.
(3) Commitments represent the volume of funds committed by us for loans (including fiduciary loans and administrative loans) during the year indicated, including amounts to be disbursed in future years.

Social Welfare

         In support of our owner, Baden-Wurttemberg, we administer a wide range of financial assistance programs, such as for the support of facilities for the disabled or those with substance abuse problems, for speech training for children or for the construction of hospitals, and for distributing funds provided by German state and federal governments and the European Union. As of December 31, 2005, we administered 40 such programs, a decrease of six programs compared to the number of programs we administered at December 31, 2004. In the course of 2005, we acted as a conduit for disbursing financial aid totaling EUR
711.9 million.

         We earn a fee for the administration of the funds, which is intended to at least cover the costs we incur in connection with such administration.

         Additionally, we are the central authority for distributing federal and state family benefits in Baden-Wurttemberg. We also provide advice to young families in all matters relating to family benefits and statutory parental leave.

         In 2005, we approved 102,589 applications for federal family benefits, a decrease of 12.8% from 2004, and 32,271 applications for state benefits, an increase of 16.2 % from 2004. The volume of approved federal and state benefits in 2005 amounted to EUR 292.6 million and EUR 83.8 million, respectively, representing a decrease of 10.7% and an increase of 18.4%, respectively, compared to 2004. The decreases reflect new lower income thresholds and a decreased number of families eligible for such benefits as well as a lower birth rate.

Securities Activities

         To diversify the overall risk profile of our credit portfolio and in order to stabilize our liquidity position and to manage interest rate risks, we regularly purchase debt securities of financial institutions and other issuers, including public authorities and supranational organizations in the market. We conduct these activities in support of, and to manage the risks arising from, our primary activities as a state development bank.

         At December 31, 2005, 99.9% of the securities in our portfolio were interest-bearing securities and 0.1% consisted of equity securities, such as shares and other non-interest-bearing securities. Equity securities representing an "equity investment" (Beteiligung), that is, an investment in another company

(whether affiliated or not affiliated with us) that we intend to hold on a long-term basis in order to establish a permanent relationship that contributes to our own business, are not included in our securities portfolio. See "Glossary--Equity investments in non-affiliated companies; equity investments in affiliated companies."

         The following table shows the aggregate book value of securities held by us at December 31 of each of the years indicated:

                              Securities Portfolio

                                          2005            2004            2003
                                         ------          ------          ------
                                           (in millions of EUR, except for %)
Total securities held(1)...............  9,805.3        9,092.5          8,314.2
   of which:
   Interest-bearing securities(2)......  9,805.2        9,079.0          8,300.7
      % of total securities(2).........     99.9           99.9             99.8
   Equity securities(3)................      0.1           13.5             13.5
      % of total securities(3).........      0.1            0.1              0.2
________________
(1) Aggregate book value of debt and equity securities, excluding equity investments and repurchased own notes (Balance Sheet assets items 4a, 4b and 5), held by us at December 31 of the year indicated. An "equity investment" (Beteiligung) is an investment in another company (whether affiliated or non-affiliated) that we intend to hold on a long-term basis in order to establish a permanent relationship that contributes to our own business. See "Glossary--Equity investments in non-affiliated companies; equity investments in affiliated companies."
(2) Consists of notes or bonds and other interest-bearing securities (excluding repurchased own notes).
(3)  Equity securities in 2005 include profit participation rights
     (Genussscheine).

Loan Portfolio Risks

         We maintain a policy of conservative evaluation of our loan portfolio. We establish what we believe to be adequate reserves to take account of all identifiable risks in our loan portfolio.

         At year-end 2005, 51.8% of our total outstanding loans (other than fiduciary loans and administrative loans) and guarantees were backed by credit support (compared to 54.0% at year-end 2004): 30.3% of total loans (compared to 34.6% at year-end 2004) were secured by mortgages and other collateral, whereas 21.5% (compared to 19.5% at year-end 2004) were loans to, or guaranteed by, Germany or Baden-Wurttemberg, political subdivisions thereof or other governmental authorities, or were insured.

         According to our internal guidelines determined by the board of management, direct loans generally have to be secured, unless the debtor is, or is guaranteed by, a Member State of the European Union, a municipality or another public law entity of a Member State of the European Union, or if the debtor is a company engaged in the utility sector and the majority of its equity is owned by any of the public law entities mentioned before. Furthermore, credit support may not be required if the debtor has a high degree of creditworthiness and another credit institution would normally extend loans to this company on an unsecured basis. We have established an internal rating framework and each debtor is classified according to a predefined rating methodology suitable for the category of debtors to which the debtor belongs. As a general rule, credit support is not necessary if the debtor is classified in one of the two highest internal rating categories.

         At December 31, 2005, most of our loans and guarantees not backed by credit support were made to banks and other credit institutions.

         As part of our lending in support of housing and agriculture, we make fiduciary loans, which are loans in our name on behalf of other entities, and administrative loans, which are loans in the name of other entities on behalf of the other entities, in each case using funds supplied by other entities. We do not bear any credit risk in connection with fiduciary loans and administrative loans. See "--General--Introduction" and "Glossary--Fiduciary assets; fiduciary liabilities."

         In accordance with the L-Bank Statutes, if loans and guarantees extended by us are secured, they are generally secured on a junior basis. Housing-related loans are usually secured by junior mortgages or, on a temporary basis until the perfection of a mortgage, by bank guarantees or guarantees by local authorities or entities established under public law. Bridge loans to persons with an unmatured building-society savings contract (nicht zuteilungsreifer Bausparvertrag) are additionally secured by an assignment of such contract. Because of the risk inherent in junior mortgages, the municipality in which the housing construction is located is, subject to its prior approval, obligated by law to cover one-third of any losses incurred by us, provided that the relevant loan is granted under the State Housing Program and is used for the construction of houses or apartments. A Baden-Wurttemberg state administrative regulation, however, limits our claims under the guarantee to an amount based on a ratio of 75% of the overall reasonable cost.

         In certain areas of financing, such as trade-, industry- and agriculture-related lending, we very frequently extend loans through intermediary banks that on-lend the funds to their own borrowers -- the end customers. In addition to assuming the credit risk, we generally require intermediary banks to secure such loans. To a very limited extent we may guarantee collection of loans made by intermediary banks. Trade and industry-related loans are in most cases secured by mortgages or security interests in equipment, accounts receivable and other collateral.

         In various areas of our business we make loans, including fiduciary loans, to entities and, to a limited extent, to individuals -- German and foreign -- that are incorporated or located outside of Germany, purchase debt securities of foreign issuers, and make equity investments in foreign entities. To the extent these transactions are not denominated in Euros, we generally hedge any currency risks by means of currency swaps. See "--Funding and Investment Policy."

         The following table sets forth our cross-border loans, securities holdings, guarantees and derivatives at December 31, 2005:

                                                             Cross-Border
                                        Loans, Securities Holdings, Guarantees and Derivatives

                                                            Other Member                                      Other
                                               European       States of                      Other        countries and
                                               Monetary     the European                industrialized   supra-national
                                 Total         Union(1)       Union(2)        USA        countries(3)     organizations
                              -----------     -----------   ------------  -----------   --------------   --------------
                                                              As of December 31, 2005
                                                             (in thousands of EUR(4))
Loans(5)................          386,338         297,335          4,489       53,973            8,060           22,481
Securities(6)...........        5,917,831       4,744,294      1,041,714       20,820          105,069            5,934
Equity investments......            5,946             977              0        4,969                0                0
Guarantees(7)...........        1,977,020       1,702,891        112,051            0          100,000           62,078
Derivatives(8)..........        2,430,230         538,335        744,398      969,509          177,988                0
                              -----------     -----------    -----------  -----------      -----------      -----------

Total...................       10,717,365       7,283,832      1,902,652    1,049,271          391,117           90,493
                              ===========     ===========    ===========  ===========      ===========      ===========

________________
(1) The countries participating in the European Monetary Union are Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.
(2) As of December 31, 2005, the Member States of the European Union that did not participate in the European Monetary Union were the Czech Republic, Cyprus, Denmark, Estonia, Hungary, Latvia, Lithuania, Malta, Poland, Slovakia, Slovenia, Sweden and the United Kingdom.
(3) Includes Australia, Canada, Iceland, Japan, New Zealand, Norway, Switzerland and Turkey.
(4) Any amounts denominated in foreign currencies are expressed in Euros based on the rate of exchange on December 30, 2005.
(5) This item includes loans to credit institutions, companies, individuals and public authorities, but does not include fiduciary loans. We generally do not make cross-border administrative loans.
(6) This item includes debt securities (excluding repurchased own notes) and equity securities.
(7) This item includes contingent liabilities in respect of guarantees, check guarantees and indemnity agreements.
(8) This item consists primarily of interest rate and currency swaps for hedging purposes, including credit derivatives.

         68% (EUR 7,284 million) of the amount of our cross-border loans, securities holdings, guarantees and derivatives involve individuals or entities located in countries participating in the European Monetary Union. 86% (EUR 9,186 million) involve individuals or entities located within the European Union.

Loan and Securities Loss Reserves

         Our public mandate requires us to consider loan and other investments that, due to their risk profile, commercial banks would refuse to contemplate for commercial reasons. This is reflected in our contributions to risk provisions. We make extensive specific and general loan loss reserves in our loan and securities portfolio. We believe that our policy in this respect is prudent and that our reserves are sufficient to provide for all identifiable and potential risks in our loan and securities portfolio.

         We establish specific reserves to provide for any identifiable risks relating to specific loans or securities, specific reserves to provide for identifiable risks relating to groups of borrowers or types of loans and a general reserve intended to provide for potential risks not presently identifiable but that are inherent in the loan and securities portfolio. In accordance with German law and generally accepted accounting principles in Germany ("German GAAP"), the foregoing reserves are created by reducing the loan and securities balances reserved against and are not separately reflected as a reserve in the balance sheet. On the liabilities side of our balance sheet, we are permitted according to ss. 340g of the German Commercial Code, as a credit institution, to establish reserves against general banking risks in a special item called "Fund for general bank risks." Allocations to, or withdrawals from, this item must be reflected in our income statement. See "Summary of Certain Differences Between Generally Accepted German and United States Accounting Principles."

         Loans and payments made under guarantees are written off when our management determines that there is no chance of recovery.

         The following table sets forth the aggregate amount of interest and principal payments in arrears on claims with an original maturity of four years or more, the aggregate amount of loans and guarantee payments (and housing-related loans and guarantee payments) written off by us and the aggregate amount of recoveries on loans and guarantee payments previously written off for each of the years indicated:

                    Credit Arrears, Write-Offs and Recoveries

                                          2005            2004            2003
                                         ------          ------          ------
                                                 (in millions of EUR)
Arrears(1)............................    89.9            76.7             68.0
Write-offs(2):
   Total..............................   155.1           190.8            116.8
   Housing-related....................   121.0           174.1            106.0
Recoveries(3).........................     2.8             1.8              2.2
________________
(1) Aggregate amount of principal and interest payments in arrears on claims at December 31 of the year indicated.
(2) Aggregate amount of loans and guarantee payments written off during the year indicated.
(3) Aggregate amount received during the year indicated in connection with loans and guarantee payments written off in previous years.

         In connection with our establishment on December 1, 1998, all assets of the state development agency business of the former Landeskreditbank Baden-Wurttemberg were transferred to us. The transferred assets included a large portfolio of housing-related loans in eastern Germany, primarily in the federal state of Saxony, which are secured by junior mortgages. The table above therefore includes loan loss reserves with respect to commercial properties and building projects in eastern Germany, established in accordance with German GAAP. Except for the extension of loans in connection with the restructuring of existing loans, we have not extended new loans relating to real estate located in eastern Germany since our establishment and are merely servicing those loans currently in our portfolio. Due to the deterioration of recovery values in the housing market in eastern Germany, we decided to increase the amount of our write-offs in 2004 compared to previous years.

Reserves for Interest Subsidies

         We also maintain reserves to support interest rate subsidies, which are the difference between the prevailing market interest rate and the interest rate we charge our customers under the public economic and social assistance programs that we administer. These reserves are calculated on the basis of an amount representing the difference between a fictitious yield over the entire term of the subsidized loan, which is based on the market interest rate at the time that the loan is being made, and the actual aggregate interest payments to be made by the customer over the term of the loan. The reserves for interest subsidies are funded by Baden-Wurttemberg and the German federal government, by other public authorities and by us. See "Glossary--Deferred items" and "--Contingency reserves."

Sources of Funds

         Our principal sources of funds are the capital and money markets, subscribed capital, capital surplus, retained profit and reserves as well as public funds. At December 31, 2005, our total assets, excluding fiduciary assets of EUR 284.4 million, amounted to EUR 49.6 billion. Of those total assets,

91.7% were financed through long- and short-term borrowings in the capital and money markets, and 1.1% were financed through our retained profit and reserves. The balance was financed from other liabilities, including reserves.

         We raise funds in the capital markets by issuing a variety of bonds and notes as well as medium- and long-term loans evidenced by promissory notes placed with investors (Schuldscheindarlehen). In 2005, we raised EUR 8,873 million (an 11.1% increase from EUR 7,984 million in 2004) through 65 issuances (54 in 2004) of bonds and notes in the German and international capital markets. In 2001, we established a debt issuance program (which now has a maximum volume of EUR 25 billion), under which we issued EUR 16.3 billion by December 31, 2005.

         The following table shows our borrowings made in the capital markets, categorized by type of instrument, during each of the years indicated:

                                                     Capital Market Borrowings(1)

                                             2005                   2004                  2003
                                     -------------------    ------------------    -------------------
                                     millions               millions              millions
                                      of EUR        %        of EUR        %        of EUR        %
                                     --------     ------    --------    ------    --------     ------
Types of borrowings

Bonds and notes.....................   5,362        60.4      5,495       68.8       4,973       77.4

Schuldscheindarlehen and other
borrowings(2).......................   3,511        39.6      2,489       31.2       1,449       22.6
                                      ------      ------     ------     ------      ------     ------

Total capital market borrowings.....   8,873       100.0      7,984      100.0       6,422      100.0
                                      ======      ======     ======     ======      ======     ======

________________
(1) For information on the maturities of our outstanding capital markets borrowings, see "Financial Statements of L-Bank--Supplementary Information on Debt of L-Bank."
(2) Schuldscheindarlehen are a financing method of the German capital markets, where the lending entity, generally a bank, insurance company or public pension fund, receives a promissory note evidencing its loan to the borrower and stating the terms of such loan. Original maturities of Schuldscheindarlehen range from six months to 40 years.

         As part of our liquidity management, we also raise funds in the money markets, including short-term deposits from other banks. To fund our loans, we also use the overdraft facility of the European Central Bank (drawdowns from this facility are secured by eligible securities) and securities repurchase agreements. See the notes to our financial statements included in this annual report.

         We also borrow from credit institutions, insurance companies and other lenders under loan agreements. To fund loans under various public assistance programs, we borrow funds appropriated in the Baden-Wurttemberg and German federal budgets. Baden-Wurttemberg and Germany also contribute all the funds for grants. We use funds supplied by the Baden-Wurttemberg and German federal governments and other German, foreign or supranational entities to make fiduciary loans and administrative loans. Grants and administrative loans do not appear on our balance sheet.

         The following table shows our borrowings outstanding at December 31 of each of the years indicated:

                            Outstanding Borrowings(1)

                                          2005            2004            2003
                                         ------          ------          ------
                                                (in millions of EUR)
Bonds and notes issued(2).............. 18,251.1       18,111.1        16,415.7
Liabilities to credit institutions(3).. 20,586.7       18,295.7        18,900.4
Liabilities to customers(3)............  5,726.9        4,832.3         5,160.3
Subordinated liabilities...............    905.8          912.3           598.8
Profit participation rights............    545.6          519.8               -
                                       ---------      ---------       ---------

Total.................................. 46,016.1       42,671.2        41,075.2
                                       =========      =========       =========
________________
(1) See our financial statements, together with the related notes, included in this annual report and "Glossary."
(2) The equivalent balance sheet item is "certificated liabilities"; see "Glossary--Certificated liabilities." This item includes bearer mortgage-backed bonds (Hypothekenpfandbriefe).
(3)  Includes registered mortgage-backed bonds (Hypothekennamenspfandbriefe).

         For more information concerning our borrowings at the end of 2005, including the range of interest rates paid by us and a repayment schedule, see "Financial Statements of L-Bank--Supplementary Information on Debt of L-Bank."

Funding and Investment Policy

         Through our funding and investment policy, we seek to achieve the most favorable terms possible with respect to funds raised in the capital and money markets. We also seek to minimize interest rate, exchange rate and currency risks by using various hedging instruments.

         The terms of most of our fixed-interest loans prohibit prepayments by the borrower prior to ten years after the loan is made. Variable-rate loans, however, may generally be prepaid at any time upon three months' notice. Ninety-two percent of our loans outstanding as of December 31, 2005 were at fixed interest rates. It is our policy to exercise our right to preclude prepayments or to charge a breakage fee to compensate us for any loss that we would incur by reinvesting the loan proceeds at the prevailing market rate.

         As of December 31, 2005, we were party to interest rate and currency derivatives transactions with a total notional value of EUR 93.2 billion. We use interest rate and currency swaps for the purpose of hedging our investments in debt securities and our own issuance of debt and, in the past, to a limited extent, for trading purposes. We principally enter into swap transactions only with counterparties with a rating at least comparable to A3 or A-, or their equivalents, by a reputable rating agency.

         We use derivative transactions for hedging purposes only, either in the form of micro hedges (hedging single transactions) or macro hedges. We implement separate portfolio hedges to a very limited extent only. We employ micro hedges to hedge all our assets or liabilities containing an interest rate structure. Currency positions will be hedged once marketable sizes have been attained in the respective currency. According to German GAAP, such derivative transactions are not to be included in the balance sheet, but have to be disclosed separately. See "Financial Statements of L-Bank--Notes to the annual financial statements of Landeskreditbank Baden-Wurttemberg - Forderbank for the financial year ended December 31, 2005."

         The total income and expenses of micro and macro hedges are reflected in the positions "Interest Income" and "Interest Expenses" in our income statement, without differentiating between micro and macro hedges.

         Separate portfolio hedges are of minimal importance in the context of our activities. The net effect of hedging in the context of portfolio hedges is reflected in the position "Net Income from Financial Operations" in our income statement. Losses reflecting negative market values of those portfolio hedges are accounted for in the balance sheet under the item "Contingency Reserves," together with all other reserves built by us.

Risk Control

         The measurement, monitoring and control of risks are all integral functions of our global bank control system. Our board of management formulates our risk policy and establishes the appropriate procedural framework for its implementation. Our risk management system was designed to ensure that we can estimate our risk exposure at any time and implement alternative risk management options as required. The system consists of five subprocesses: risk identification, risk evaluation, risk management, risk monitoring and risk communication.

         Risks are identified -- that is, analyzed, structured and allocated -- by our risk controlling team in cooperation with the individual divisions in which the risks arise. Our risk categories, which correspond to those set forth in the German accounting standards, include counterparty default risk, market risk, liquidity risk and operational risk. The data resulting from our risk identification process are used as the basis for the quantitative and qualitative evaluation of risks. For market risks and counterparty default risks, we calculate the value at risk. For other risks, we use estimates as the basis for evaluation. The results of the evaluation process are continually documented, monitored by our risk controlling team and reported in near real time. At the same time, our operating units evaluate the market risk for management purposes.

         Risk management is the responsibility of our operating units, our board of management and our lending committee, in each case acting within approved limits and up to certain assigned competence levels.

Counterparty default risk

         Counterparty default risks embody the greatest proportion of specific risks to which we, as a whole, are exposed. They comprise credit risk, settlement risk, country risk and investment portfolio risk. We evaluate counterparty default risks using rating methods tailored to the peculiarities of each market segment. In the case of commercial transactions and loans connected with liquid investments and management of our own books of account, counterparty default risks are limited by applying counterparty and country limits, which are proposed by our lending analysis division and approved by our board of management. Individual country limits are allocated and supervised according to a set of guidelines established each year by our board of management.

Market risk

         Our market risks consist primarily of interest rate risks and, to a lesser extent, of currency risks. In addition, certain of our subsidiaries, such as property development companies, are also exposed to price risks in the form of real estate risks. These companies may incur potential losses as a result of adverse developments affecting building costs or property prices and rents. To control these risks, our board of management specifies value-at-risk and stop-loss limits. Each day, the risk controlling team uses the historical simulation method to calculate the value at risk represented by interest rate and currency risks. Back testing is used to check the reliability of the calculation method applied. To estimate potential losses in the event of extreme market fluctuations, we also carry out stress tests and simulate extreme and worst-case scenarios.

         To further limit our interest rate risk, our board of management regularly defines a budgeted risk structure, which represents the target interest rate risk profile. The permissible variance of the actual risk structure to the budgeted risk structure is defined by setting a limit per range of maturities. To quantify real-estate risks, we use worst-case projections to calculate the potential reduced return on invested capital at the time of sale. The shortfall in earnings is estimated by reference to historical and projected trends in real-estate prices. Our risk controlling team monitors interest rate and currency risks. The value-at-risk and stop-loss figures calculated each day are compared with the specified limits. The team also monitors adherence to the budgeted risk structure and authorized limits. A daily risk and performance report is submitted to our board member responsible for controlling risks and the board member responsible for the trading divisions.

Liquidity risk

         Our liquidity management, which is the responsibility of our treasury division, is based on a computer-generated liquidity projection, which takes into account all foreseeable, scheduled payment flows over the next twelve calendar months. The reporting system assesses, monitors and reports on the liquidity risk. Our liquidity factor is calculated monthly, in line with the reporting requirements of Principle II (governing liquidity) of the German Banking Act (see "--Regulation and Supervision of L-Bank in the Federal Republic of Germany--Liquidity Requirements").

Operational risk

         Operational risks cover the potential for losses as a result of risks associated with operational systems or processes. They include operating risks arising as a result of human or technical error, as well as legal risks arising from contractual agreements or the underlying legislative framework. In accordance with our system for analyzing and evaluating operational risks, all product-related processes in the individual divisions are analyzed once a year and evaluated with the help of experts. Any risks identified are assigned to one of five risk categories. These are measured according to the financial impact that potential exposure may have on our net worth and the frequency with which such risks may arise over a twelve-month period. The value at risk is calculated by analyzing the loss rate separately from the extent of the losses.

                                   DEBT RECORD

         We have always paid promptly when due the full amount of principal of and interest on our indebtedness. The total principal amount of internal floating indebtedness of L-Bank was EUR 2,776.7 million. The total principal amount of external floating indebtedness of L-Bank outstanding as of December 31, 2005 was USD 459.0 million and JPY 22,220.0 million.

Supplementary Information on Debt of  L-Bnk

         Debt of L-Bank at December 31, 2005

                                                                  Years of           Maturity           Principal amount
                                                                 incurrence                                outstanding
                                                                                                      (in millions of EUR)
1. Bonds and Notes Issued
-------------------------
a) Bonds (1)                                                    1997 - 1998         2006 - 2008              257.2
b) Notes (2)                                                    1999 - 2005         2006 - 2043           17,993.9
                                                                                                      ----------------
                                                                                                          18,251.1

2. Liabilities (3)
--------------
a) Liabilities to credit institutions (4)                       1952 - 2005         2006 - 2043           20,586.7
b) Liabilities to customers (5)                                 1957 - 2005         2006 - 2051            3,649.1
c) Borrowings from the Federal Republic of Germany (6)                                                         0.0
d) Borrowings from the State of Baden-Wurttemberg (6)           1953 - 2005         2006 - 2088            2,076.9
e) Borrowings from the State of Saxony                              1993            2006 - 2099                0.9
                                                                                                      ----------------
                                                                                                          26,313.6

3. Subordinated Liabilities
---------------------------
a) Bonds and Notes (7)                                          1999 - 2004         2009 - 2016              332.2
b) Others (8)                                                   1999 - 2004         2008 - 2024              573.6
                                                                                                      ----------------
                                                                                                             905.8

4. Profit participation rights
------------------------------
a) Bonds and Notes                                                  2004               2015                  107.3
b) Others                                                           2004            2015 - 2025              438.3
                                                                                                      ----------------
                                                                                                             545.6

Total debt outstanding (9)                                                                                46,016.1

(1)  This item consists of mortgage-backed bonds (Hypothekenpfandbriefe).
(2) This item consists of other bonds and notes. See "L-Bank - Business - Source of Funds."
(3) Liabilities include liabilities with an original maturity or non-prepayment period of less than five years, as well as those with an original maturity or non-prepayment period of five years or longer.
(4) Liabilities to credit institutions include mortgage-backed bonds issued by L-Bank and other liabilities of L-Bank.

(5) Liabilities to customers (i.e., non-credit institutions) include mortgage-backed bonds issued by L-Bank and other liabilities of L-Bank except liabilities to Germany, Baden-Wurttemberg and the state of Saxony.
(6) The dates of maturity of borrowings from Baden-Wurttemberg or Germany match the dates of maturity of loans made by L-Bank with such funds in connection with subsidized loan programs.
(7)  Includes Bonds and Notes in foreign currencies.
(8) Includes other borrowings in foreign currencies and medium- and long-term loans evidenced by promissory notes placed with investors (Schuldscheindarlehen).
(9)  Includes the following debt in foreign currencies:



              Currency           Amount (currency             FX rate
                                   in millions)
        AUD                               925.0                 1.6109
        CAD                               148.0                 1.3725
        CHF                               930.1                 1.5551
        GBP                               250.0                 0.6853
        JPY                            36,700.0               138.9000
        MXN                             1,000.0                12.5643
        NZD                               145.0                 1.7270
        PLN                               155.6                 3.8600
        USD                             5,906.3                 1.1797


                                                 Repayment Schedule for Debt of L-Bank
                                                   Outstanding at December 31, 2005
                                                         (in millions of EUR)

                 2006    2007     2008     2009    2010     2011     2012    2013     2014     2015    2016   2017-2025
                ------- -------- -------- ------- -------- -------- ------- -------- -------- ------- ------- ---------

Bonds and notes
Principal        2,508   2,915    3,610    2,806   4,171       79      133     179      144      300       0     759
Interest           662     552      458      335     232       62       69      55       51       43      34     246

Other
liabilities
Principal        4,528   1,027    2,757    3,813   1,444    1,189      622     815    2,286      741     519   2,048
Interest           914     819      768      602     398      344      288     268      235      150     127     648

Total            8,612   5,312    7,594    7,556   6,244    1,673    1,112   1,317    2,716    1,235     681   3,700

(1) Certain outstanding debt of L-Bank matures after 20 years. Repayments thereof scheduled after 2025 are not included in this table.
(2) Floating rate interest is calculated on the basis of the most recent interest rate adjustment made before December 31, 2005.

(3) The repayment schedule with respect to borrowings by L-Bank from Germany and Baden-Wurttemberg includes only the minimum required amortization since the terms of such borrowings provide for repayment by L-Bank generally at the time that L-Bank has been repaid by the ultimate recipient of such funds under the relevant public support programs. Other liabilities include liabilities to credit institutions and liabilities to customers (excluding loans granted with funds provided by the federal or state governments or by Kreditanstalt fur Wiederaufbau), subordinated liabilities and profit participation capital.


                                 CAPITALIZATION

         The following table shows our capitalization at December 31, 2005:

                     Capitalization at December 31, 2005(1)
                              (in millions of EUR)

Liabilities
     Liabilities to credit institutions(2).........................      20,587
     Liabilities to customers(3)...................................       5,727
     Certificated liabilities(4)...................................      18,251
     Subordinated liabilities(5)...................................         906
     Profit participation rights...................................         546

Equity
     Subscribed capital(6).........................................         250
     Capital surplus...............................................         951
     Retained profit and reserves(7)...............................         428
                                                                       --------
         Total capitalization......................................      47,646
                                                                       ========

________________
(1)  See our balance sheet included elsewhere in this annual report.
(2) Includes EUR 12,217.9 million of liabilities with a remaining maturity of, or that are subject to redemption or repayment in, less than five years. Liabilities to credit institutions include registered mortgage-backed bonds (Hypothekennamenspfandbriefe). This figure does not include any accrued interest.
(3) Includes EUR 875.2 million of debt with a remaining maturity of, or that are subject to redemption or repayment in, less than five years. Liabilities to customers (i.e., non-credit institutions) include registered mortgage-backed bonds (Hypothekennamenspfandbriefe). This figure does not include any accrued interest.
(4) Includes EUR 15,951.6 million of bonds and notes with a remaining maturity of, or that are subject to redemption or repayment in, less than five years. This item includes bearer mortgage-backed bonds (Hypothekenpfandbriefe). This figure does not include any accrued interest.
(5) Includes EUR 378.4 million of liabilities with a remaining maturity of, or that are subject to redemption or repayment in, less than five years. See "Financial Statements of L-Bank--Notes to the Annual Financial Statements for the financial year ended December 31, 2005." This figure does not include any accrued interest.
(6) Our original subscribed capital was DM 450 million (equivalent of EUR 230.1 million). As of January 1, 1999, the subscribed capital was increased to EUR 250 million.
(7)  For capitalization purposes, we are not subject to any legal reserves.

         Between January 1, 2006 and May 31, 2006, we publicly issued bonds, notes and miscellaneous liabilities (including privately placed bonds and notes, Schuldscheindarlehen and other borrowings) with an aggregate value of EUR 4,463 million. These items are not reflected in the capitalization table above. Apart from these items, there have been no material changes in our capitalization since December 31, 2005.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Introduction

         The following management information is based on our audited unconsolidated annual financial statements as of and for the fiscal years ended December 31, 2005, 2004 and 2003.

         Our financial statements as of and for the fiscal years ended December 31, 2005, 2004 and 2003 were prepared using German GAAP, as contained in the German Commercial Code, in particular in the Supplemental Regulations for Banks (ss.ss. 340 et seq. of the German Commercial Code), and in the German Regulation on the Accounting Principles Applied to Credit Institutions and Financial Services Institutions (Verordnung uber die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute).

         For details regarding the principles governing the preparation of our financial statements, see the notes to our financial statements included in this annual report and "--Regulation and Supervision of L-Bank in the Federal Republic of Germany--Financial Statements and Audits." For a description of certain terms used in our balance sheet and statement of income, see "Glossary."

         German GAAP differs in certain respects from the generally accepted accounting principles of other countries, such as the United States. For a discussion of certain differences between German GAAP and U.S. GAAP, see "Summary of Certain Differences between Generally Accepted German and United States Accounting Principles."

Balance Sheet

         Our total assets increased by EUR 2.2 billion, or 4.6%, in 2005 to EUR
49.9 billion at December 31, 2005, as compared to EUR 47.7 billion at December 31, 2004. In addition to an increase in long-term loans to credit institutions, the purchase of a 4.92% stake in Landesbank Baden-Wurttemberg has been the major contributor to this growth. Loans to credit institutions (assets item 2, "receivables from credit institutions") increased by 8.3% in 2005 to EUR 14.0 billion and represented 28.1% of total assets at December 31, 2005 (compared to 27.2% at December 31, 2004). Loans to customers other than credit institutions (assets item 3, "receivables from customers") increased by 0.8% in 2005 to EUR
24.4 billion and represented 48.8% of total assets at December 31, 2005 (compared to 50.7 % at December 31, 2004).

         Borrowings from credit institutions (liabilities item 1, "liabilities to credit institutions") increased by 12.5% over the previous year and amounted to an aggregate of EUR 20.6 billion at December 31, 2005. This increase was mainly caused by the increase in commitments in trade and industry related finance (in which the intermediary bank is our counterpart). See "--Business--Trade and Industry-Related Financings; Financing of Business Start-ups and SMEs." Borrowings from customers (liabilities item 2, "liabilities to customers") increased by 18.5% and amounted to an aggregate of EUR 5.7 billion at December 31, 2005. This increase was mainly caused by funding through Schuldscheindarlehen, which have to be accounted for as loans. See "--Business--Sources of Funds." On the other hand, at December 31, 2005, the outstanding amount of bonds and notes (certificated liabilities) had increased by 0.8% to EUR 18.3 billion from EUR 18.1 billion at December 31, 2004, which in turn was a 10.3% increase over EUR 16.4 billion in 2003. The Debt Issuance Program, which was established in 2001, permitted us to attract an increased funding volume via certificated liabilities. See "--Business--Sources of Funds."

         The following table shows the development in certain balance sheet items at December 31 of the year indicated:

                     Development of the L-Bank Balance Sheet

                                               2005          2004          2003
                                              ------        ------        ------

              ASSETS
Cash reserve.......................             345.8         332.4        257.5
Total receivables(1)...............          38,399.8      37,136.5     36,344.8
  Receivables from credit
  institutions.....................          14,030.1      12,958.4     11,760.7
  Receivables from customers
  (i.e., non-credit
  institutions)....................          24,369.7      24,178.1     24,584.1
Fiduciary assets...................             284.4         406.3        511.9
Securities(2)......................           9,862.3       9,216.5      8,511.4
Other assets(3)....................             994.8         588.8        599.1
                                             --------      --------     --------

Total Assets.......................          49,887.1      47,680.5     46,224.7
                                             ========      ========     ========

      EQUITY AND LIABILITIES
Liabilities(4).....................          26,313.6      23,128.0     24,060.7
  Liabilities to credit
  institutions.....................          20,586.7      18,295.7     18,900.4
  Liabilities to customers.........           5,726.9       4,832.3      5,160.3
Certified liabilities..............          18,251.1      18,111.1     16,415.7
Subordinated liabilities...........             905.8         912.3        598.8
Profit participation rights........             545.6         519.8          0
Fund for general bank risks........             129.0         129.0        129.0
Contingency reserves...............             718.5         740.4        749.8
Deferred items.....................             772.5         861.5        977.5
Other liabilities(5)...............             477.3       1,547.3      1,663.9
Own resources (including
subscribed capital, capital
surplus, retained profit and
reserves and distributed profit)...           1,773.7       1,731.1      1,629.3
                                             --------      --------     --------

Total liabilities..................          49,887.1      47,680.5     46,224.7
                                             ========      ========     ========

________________
(1) Total receivables include loans and other obligations with an original maturity or non-prepayment period of less than five years as well as those with an original maturity or non-prepayment period of five years or longer.
(2) Aggregate book value of all debt and equity securities (including repurchased own notes), except equity investments held by us at December 31 of the year indicated. An "equity investment" (Beteiligung) is an investment in another company (whether affiliated or non-affiliated) that we intend to hold on a long-term basis in order to establish a permanent relationship that contributes to our own business. See "--Business--Securities Activities" and "Glossary--Equity investments in non-affiliated companies; equity investments in affiliated companies."
(3) Includes equity investments in affiliated and non-affiliated companies, tangible assets and deferred assets (assets item 12).
(4) Includes liabilities with an original maturity or non-prepayment period of less than five years as well as those with an original maturity or non-prepayment period of five years or longer.
(5)  Includes fiduciary liabilities.

         Our "credit volume" consists of loans to credit institutions and loans to customers other than credit institutions. As of December 31, 2005, our credit volume amounted to EUR 38.4 billion, an increase of 3.4% compared to year-end 2004. At December 31, 2005, loans to credit institutions accounted for 36.5% of our credit volume, compared to 34.9% at December 31, 2004. The outstanding amount for loans to credit institutions increased by 8.3% to EUR 14.0 billion in 2005, compared to EUR 13.0 billion in 2004. Loans to customers other than credit institutions accounted for 63.5% of the credit volume at December 31, 2005, compared to 65.1% at December 31, 2004. The outstanding amount of loans to such customers increased by 0.8% to EUR 24.4 billion in 2005, compared to EUR 24.2 billion at December 31, 2004. The outstanding amount of securities holdings (i.e., assets items 4a, 4b and 5) increased by 8.0% to EUR 9.8 billion at December 31, 2005 (EUR 9.1 billion at December 31, 2004).

         We are not required to classify our loans according to their maturity. Our assets can, however, be characterized as long-term. At December 31, 2005, 39.0%, or EUR 5.5 billion, of the loans to credit institutions and 74.9%, or EUR
18.3 billion, of the loans to customers other than credit institutions were long-term loans (i.e., loans with an original maturity and non-prepayment period of five years or longer). The notes to our financial statements required by the German Commercial Code present our loans according to their original maturity. See "Financial Statements of L-Bank--Notes to the Annual Financial Statements for the financial year ended December 31, 2005."

         For the year ended December 31, 2005, our commitments for loans and guarantees totaled EUR 10.8 billion, which represents an increase of EUR 1.9 billion, or 21.7%, from EUR 8.9 billion of commitments for the year ended December 31, 2004.

         Commitments for infrastructure increased by 51.0% to EUR 4.2 billion for the year ended December 31, 2005, compared to a 22.4% decrease to EUR 2.8 billion for the year ended December 31, 2004. The significant increase in 2005 was mainly caused by the increased financing of large investment projects by local authorities in Baden-Wurttemberg.

         Housing loan commitments increased by 12.3% to EUR 0.6 billion for the year ended December 31, 2005, compared to a 49.6% decrease to approximately EUR
0.6 billion in 2004 compared to 2003. (The figures concerning housing loans commitments are rounded, as are other figures we present, which results here in the commitment amount of EUR 0.6 billion remaining apparently unchanged.) The increase in 2005 was mainly caused by the abolition of the homeowners' allowance at January 1, 2006, a tax subsidy granted by the federal government. This caused many families to invest in first homes in 2005 instead of 2006 to take advantage of the tax subsidy.

         In trade and industry-related financing, there was a 47.6% increase to EUR 2.8 billion in commitments for the year ended December 31, 2005, compared to a 67.4% increase to EUR 1.9 billion for the year ended December 31, 2004 compared to 2003. The increase in 2005 was due to a further restructuring in our subsidized lending programs.

         Our equity ratio (the percentage of equity to total assets) remained at 3.6% at December 31, 2005, compared to 3.6% at December 31, 2004 and to 3.5% at December 31, 2003.

Statement of Income

         In a still difficult economic environment for credit institutions, we realized comparatively stable earnings. Our operating profit increased by EUR
15.9 million to EUR 345.1 million for the year ended December 31, 2005.

         The following table shows our earnings position for the years 2005, 2004 and 2003:

                                                      Earnings Position

                                                Change(1)                         Change(1)
                                          --------------------               -------------------
                                 2005           2005/2004          2004           2004/2003          2003
                               --------   --------------------   --------    -------------------   --------
                                                                                                    (in
                                                                                                  millions
                              (in millions of EUR)     (in %)   (in millions of EUR)    (in %)     of EUR)
                              --------------------    --------  --------------------   --------   --------
Interest and similar
  income(2).................    2,317.2      (69.6)       (2.9)   2,386.8         6.0        0.3    2,380.8
Interest expenses...........   (1,872.4)     (81.8)       (4.2)  (1,954.2)       17.9       (0.9)  (1,972.1)
                               --------   --------    --------   --------    --------   --------   --------
  Net interest income.......      444.8       12.1         2.8      432.7        23.9        5.9      408.8
Net fee and other income(3).       49.5       (0.2)       (0.4)      49.7       (10.0)     (16.7)      59.7
                               --------   --------    --------   --------    --------   --------   --------
  Gross profit..............      494.3       11.9         2.5      482.4        13.9        3.0      468.5
General administrative
  expenses(4)...............     (121.0)       3.4         2.7     (124.4)       (3.5)       2.9     (120.9)
Other operating expenses....      (28.1)       0.7         2.2      (28.8)        1.3       (4.3)     (30.1)
                               --------   --------    --------   --------    --------   --------   --------
  Operating profit..........      345.2       16.0         4.8      329.2        11.7        3.7      317.5
Non-operating expenses(5)...     (202.6)      24.8        10.9     (222.6)      (13.3)       6.2     (214.1)
                               ========   ========    ========   ========    ========   ========   ========
  Net profit................      142.6       40.7        40.0      101.9        (1.5)      (1.5)     103.4

Allocation to retained
  profit and reserves.......        -          -           -          -        (103.0)     100.0      103.0
Carried forward from
  previous year.............        2.3        1.9       466.0        0.4        (1.6)     (80.0)       2.0
  Distributable profit......      144.8       42.5        41.6      102.3        99.9    4,161.7        2.4

________________
(1)  Percentage changes are calculated on the basis of unrounded figures.
(2) Similar income consists of current income from stocks, shares and other non-interest-bearing securities and equity investments in non-affiliated companies and affiliated companies.
(3) Other income consists of net income from financial transactions and other operating income.
(4) Includes depreciation and accumulated amortization on tangible and intangible assets.
(5) Consists of write-offs, reserves in respect of loans and securities, allocations to reserves for interest subsidies and income tax.

         Net Interest Income. In addition to interest income from lending and money market transactions and from interest-bearing securities and debt register receivables (Schuldbuchforderungen), our net interest income also includes current income from stocks, shares and other non-interest-bearing securities and equity investments in non-affiliated and affiliated companies.

         In a continuing low-interest rate environment, our interest and similar income decreased by EUR 69.6 million, or 2.9%, to EUR 2,317.2 million in 2005, as compared to EUR 2,386.8 million in 2004. At the same time, the amount of interest paid decreased by EUR 81.8 million, or 4.2%, from EUR 1,954.2 million in 2004 to EUR 1,872.4 million in 2005. In total, net interest income of EUR
444.8 million in 2005 increased by EUR 12.1 million, or 2.8%, from EUR 432.7 million in 2004.

         In 2004, net interest income increased by EUR 23.9 million, or 5.9%, from EUR 408.8 million in 2003 to EUR 432.7 million in 2004.

         To control the risks of unhedged positions, our board of management specifies tight value-at-risk and stop-loss limits. Each day the risk controlling team uses the historical simulation method to calculate the value at risk represented by interest rate and currency risks. Back testing is used to check the reliability of the calculation method applied. To estimate potential losses in the event of extreme market fluctuations, we also carry out stress tests and simulate extreme and worst-case scenarios.

         To further limit our interest rate risk, our board of management regularly defines a budgeted risk structure, which represents the target interest rate risk profile. The permissible variance of the actual risk structure to the budgeted risk structure is defined by setting a limit per range of maturities. The value-at-risk and stop-loss figures calculated each day are compared with the specified limits. We also monitor adherence to the budgeted risk structure and authorized limits. A daily risk and performance report is submitted to our board member responsible for controlling risks and the board member responsible for the hedge activities. For a general discussion on our measurement, monitoring and control of risks, see "--Business--Risk Control."

         Net Fee and Other Income. Net fee and other income consist of net commission income, net income from financial transactions and other operating income. Net fee and other income decreased by EUR 0.2 million, or 0.4%, from EUR
49.7 million in 2004 to EUR 49.5 million in 2005.

         Net fee and other income decreased by EUR 10.0 million, or 16.8%, from EUR 59.7 million in 2003 to EUR 49.7 million in 2004.

         General Administrative Expenses. The following table sets forth the principal components of our general administrative expenses for the years ended December 31, 2005, 2004 and 2003:

                                         General Administrative Expenses

                                          Change (1)                     Change(1)
                              2005         2005/2004        2004         2004/2003         2003
                           ---------    --------------   ---------    ---------------    --------
                           (in millions of EUR)  (in %)   (in millions of EUR)  (in %)   (in
                                                                                         millions
                                                                                         of EUR)
Wages and salaries.......        58.7     (0.3)    (0.5)      59.0         0.8      1.3       58.3
Social security, pension
  and other benefit and
  welfare expenses.......        18.2     (2.2)   (10.8)      20.4         4.7     29.9       15.7
                              -------  -------  -------   --------     -------   ------   --------
  Total expenditure on
  personnel..............        76.9     (2.5)    (3.1)      79.4         5.4      7.4       74.0
Other general
  administrative expenses        35.2       0.3      0.9      34.9        (0.9)    (2.5)      35.8
Depreciation and
  amortization on
  intangible and
  tangible assets........         8.9     (1.1)   (11.0)      10.0        (1.1)    (9.6)      11.1
                              =======  =======  =======   ========     =======   ======   ========
  Total general
  administrative expenses       121.0     (3.4)    (2.7)     124.4         3.5      2.9      120.9

________________
(1)  Percentage changes are calculated on the basis of unrounded figures.

         Total personnel expenses (wages and salaries, fringe benefits and expenses for retirement pensions and benefits) decreased by EUR 2.5 million, or 3.1%, to EUR 76.9 million in 2005, while they increased by EUR 5.4 million, or 7.4%, from EUR 74.0 million in 2003 to EUR 79.4 million in 2004. The increase in 2004 was caused by increased reserves for the reduction of staff, in part due to early retirement schemes. At the same time, the average number of our employees decreased by 1.5% from 1,107 in 2004 to 1,090 in 2005.

         Total general administrative expenses, which in addition to personnel expenses also include other general administrative expenses and depreciation and amortization on intangible and tangible assets, decreased by EUR 3.4 million, or 2.7%, to EUR 121.0 million in 2005, following a EUR 3.5 million, or 2.9%, increase from EUR 120.9 million in 2003 to EUR 124.4 million in 2004.

         Other Operating Expenses. Other operating expenses decreased by 2.1%, or EUR 0.7 million, to EUR 28.1 million in 2005, after having decreased by EUR
1.3 million, or 4.3%, to EUR 28.8 million in 2004 from EUR 30.1 million in 2003.

         Operating Profit. Our operating profit (before non-operating expenses) increased by EUR 16.0 million, or 4.9%, to EUR 345.2 million in 2005 compared with EUR 329.2 million in 2004. The operating profit for 2004 represented a EUR
11.7 million, or 3.7%, increase over the 2003 operating profit of EUR 317.5 million.

         Non-operating Expenses. The following table sets forth the principal components of our non-operating expenses for the years ended December 31, 2005, 2004 and 2003:

                                                   Non-Operating Expenses

                                             Change(1)                      Change(1)
                                2005         2005/2004         2004         2004/2003         2003
                               ------      ---------------    ------      ---------------     ----
                                (in millions of     (in %)      (in millions      (in %)    (in
                                     EUR)                          of EUR)                  millions
                                                                                             of EUR)
Depreciation and
   amortization on
   receivables and certain
   securities, together
   with allowances for
   possible loan losses(2)..     124.5     (11.9)       8.7     136.4      (1.9)       1.4       138.3
Income (loss) from
   write-ups (write-downs)
   on equity investments in
   non-affiliated and
   affiliated companies and
   securities treated as
   fixed assets.............      11.2        7.4   (194.7)       3.8      (2.8)      42.1         6.6
Cost arising from
   assignments..............         -          -         -       0.0        0.0      26.0         0.0
Taxes.......................       0.3      (0.3)      33.3       0.6        0.3   (100.0)         0.3
Allocation to reserves for
   interest rate
   reductions(3)............      66.6     (20.0)      23.1      86.6       17.8    (25.8)        68.8
                              ========  ========   ========  ========  =========  ========  ==========
Total non-operating expenses     202.6     (24.8)      10.9     227.4       13.3     (6.2)       214.1

________________
(1)  Percentage changes are calculated on the basis of unrounded figures.
(2) Includes a transfer of EUR 20.1 million to the fund for general bank risks for the year ended December 31, 2003. See "Business--Loan and Securities Loss Reserves" and "Glossary."
(3)  See "--Business--Reserves for Interest Subsidies."

         The net effect of non-operating expenses decreased by EUR 24.8 million, or 10.9%, to EUR 202.6 million in 2005, after having increased by EUR 13.3 million, or 6.2%, from EUR 214.1 million in 2003 to EUR 227.4 million in 2004.

         Net Profit. Our net profit (after non-operating expenses) increased to EUR 142.6 million for the year ended December 31, 2005, compared to EUR 101.9 million for the year ended December 31, 2004, after having decreased by EUR 1.5 million, or 1.5%, from EUR 103.4 million for the year ended December 31, 2003.

                              RECENT DEVELOPMENTS

Development of Our Business

         As of May 31, 2006 and 2005, respectively, we had committed funds as follows:

                                          May 31, 2006              May 31, 2005
                                          ------------              ------------
                                                 (in millions of EUR)
Housing.............................          255.5                     196.9
Trade and Industry..................        2,595.1                   1,217.1
Infrastructure......................        1,528.0                   2,332.3
Family Support......................          149.3                     153.7
Securities..........................          992.9                     408.1

         The figures for commitments for housing-related loans shown for the first five months of 2006 are in line with our planning for the current year. The increase in trade and industry-related financing is due to higher commitments in credit default swaps. Due to an exceptional increase in demand for protection in the first five months of 2006 and in light of the risk diversification policy at L-Bank, we have increased our activity via credit default swaps while respecting the general, restrictive requirements for credit quality governing this business activity. The exceptional increase in this business activity in the first quarter of 2006 is not expected to continue in the course of 2006.

         The decrease in infrastructure financing is particularly due to the decreasing demand in public-sector funding. The increase in investments in securities was caused by the fact that we replaced a high number of securities that matured in the first five months of 2006.

         Based on the amendments of the State Higher Education Act from late 2004, L-Bank will start with effect from the summer semester 2007 to provide students with loans covering their university fees of EUR 500 per term. These loans will be granted independently of the individual student's field of studies and creditworthiness. This is intended to allow all individuals, otherwise qualified, access to higher education without discrimination of any kind. The default risks will be covered by a designated fund financed through contributions from all universities and colleges of higher education.

         In early May, the federal government decided to introduce a "parents' allowance" which is supposed to be paid to parents beginning at the start of 2007. This will replace the now-existing federal family benefits. It is expected that L-Bank will again be the approving government agency for the Federal State of Baden-Wurttemberg. It cannot be excluded that the changes in law might have effects on the volume of commitments. To what extent this is the case can only be estimated during the legislation process which will determine the details and has not yet begun.

                                   MANAGEMENT

Board of Management

         Our business is managed by our board of management (Vorstand), which consists of at least three members: the chairman, the vice chairman and at least one other member. Members of the board of management are full-time employees of L-Bank and are employed for terms not longer than five years. Their contracts may be renewed for consecutive terms. The chairman and the vice chairman of our board of management are nominated by our supervisory board and appointed on the basis of a resolution of the government of Baden-Wurttemberg. The supervisory board appoints the remaining members of the board of management.

         The chairman of the board of management serves as our chief executive officer. The members of our board of management and the dates of their first appointments are:

                                                        Date of first
Name                                                    appointment
----                                                    -----------
Christian Brand, Chairman                                    1998
Jurgen Hagele, Vice Chairman                                 1998
Dr. Manfred Schmitz-Kaiser                                   2000
Dr. Karl Epple                                               2005


Supervisory Board

         Our supervisory board establishes guidelines for the conduct of our business and supervises the overall conduct of our affairs.

         Pursuant to the L-Bank Act, our supervisory board consists of 15 members, of which eight are representatives of the government of Baden-Wurttemberg and the remaining seven are non-governmental members. The current chairman of our supervisory board is the Baden-Wurttemberg Minister of Economic Affairs and the vice chairmen are the Minister of Finance, the Minister of the Interior and the Minister for Food and Rural Planning. Alternates are designated for each member. The members and alternates of the supervisory board are appointed by the government of Baden-Wurttemberg for five-year terms of office and may serve consecutive terms.

         We are not subject to the Co-Determination Law (Mitbestimmungsgesetz), which requires that the supervisory board of a company include representatives of the employees. Our supervisory board does, however, include representatives of our staff as consultative members.

         The members of our supervisory board and their respective deputy members are:

Full members:                            Deputy members:
Gerhard Stratthaus*, Vice Chairman       Gundolf Fleischer*                     Walter Leibold*
   Baden-Wurttemberg Minister of            State Secretary (Staatssekretar)       Assistant Undersecretary
   Finance                                  at the Baden-Wurttemberg Ministry      (Ministerialdirigent) and Head of
                                            of Finance                             the Department of Financial
                                                                                   Policy and Investments at the
                                                                                   Baden-Wurttemberg Ministry of
                                                                                   Finance

Ernst Pfister*, Chairman                 Richard Drautz*                        Prof. Dr. Willi Weiblen*
   Baden-Wurttemberg Minister of            State Secretary (Staatssekretar)       Assistant Undersecretary
   Economic Affairs                         at the Baden-Wurttemberg Ministry      (Ministerialdirigent) and Head of
                                            of Economic Affairs                    the Department of Economic and
                                                                                   Structural Policy at the
                                                                                   Baden-Wurttemberg Ministry of
                                                                                   Economic Affairs

Heribert Rech*, Vice Chairman            Rainer Arnold                          Volker Jochimsen*
   Baden-Wurttemberg Minister of the        Undersecretary                         Assistant Undersecretary
   Interior                                 (Ministerialdirektor) at the           (Ministerialdirigent) and Head of
                                            Baden-Wurttemberg Ministry of the      the Department of Constitutional,
                                            Interior                               Municipal, Savings Bank and Legal
                                                                                   Affairs at the Baden-Wurttemberg
                                                                                   Ministry of the Interior

Peter Hauk*, Vice Chairman               Maximilian Munding*                    --
   Baden-Wurttemberg Minister for Food      Undersecretary
   and Rural Planning                       (Ministerialdirektor) at the
                                            Baden-Wurttemberg Ministry for
                                            Food and Rural Planning

Tanja Gonner*                            Bernhard Bauer*                        Klaus Roscheisen*
   Baden-Wurttemberg Minister of the        Undersecretary                         Assistant Undersecretary
   Environment                              (Ministerialdirektor) at the           (Ministerialdirigent) and Head of
                                            Baden-Wurttemberg Ministry of the      the Administration Department of
                                            Environment                            the Baden-Wurttemberg Ministry of
                                                                                   the Environment

Dr. Monika Stolz*                        Dieter Hillebrand*                     Christina Rebmann*
   Baden-Wurttemberg Minister of Labor      Undersecretary                         Assistant Secretary
   and Social Affairs                       (Ministerialdirektor) at the           (Ministerialrat) and Head of the
                                            Baden-Wurttemberg Ministry of          Central Office at the
                                            Labor and Social Affairs               Baden-Wurttemberg Ministry of
                                                                                   Labor and Social Affairs

Rudolf Bohmler*                          Hermann Strampfer*                     Reiner Moser*
   State Secretary (Staatssekretar) at      Assistant Undersecretary               Assistant Secretary
   the Baden-Wurttemberg Ministry of        (Ministerialdirigent) and Head of      (Ministerialrat) and Head of the
   State                                    Dept. I at the Baden-Wurttemberg       Budget and Fiscal Policy, Tax
                                            Ministry of State                      Appraisal, Real Estate and
                                                                                   Investments Section of the
                                                                                   Ministry of State

Hubert Wicker*                           Prof. Dr. Claus Eiselstein*            Norbert Schmitt*
   Undersecretary                           Assistant Undersecretary               Assistant Secretary
   (Ministerialdirektor) at the             (Ministerialdirigent) and Head of      (Ministerialrat) and Head of the
   Baden-Wurttemberg Ministry of            Dept. III at the                       State Investment and Banking
   Finance                                  Baden-Wurttemberg Ministry of          Section at the Baden-Wurttemberg
                                            State                                  Ministry of Finance

Martin Lamm                              Joachim Wohlfeil                       --
   President of the Freiburg                President of the Karlsruhe


   Association of Craftsmen                 Chamber of Craftsmen

Wirtsch.-Ing. Bernd Bechtold             Dr.-Ing. Hansjorg Rieger               --
   President of the Chamber of Commerce     Managing Partner of
   and Industry, Karlsruhe, Managing        RUD-Kettenfabrik Rieger & Dietz,
   director of b.i.g. Bechtold              Aalen
   Ingenieurgesellschaft mbH, Karlsruhe

Heinz Kalberer                           Gerhard Rosswog                        --
   Lord Mayor of Vaihingen                  Chairman of the Board of
                                            Badischer Genossenschaftsverband
                                            Raiffeisen-Schulze-Delitzsch
                                            e.V., Karlsruhe

Gisela Graber                            Frank Zach                             --
   Deputy Chairman of the Regional          Head of the Trade and Industry
   Chapter VER.DI e.V., Stuttgart           Department of the
                                            Baden-Wurttemberg Chapter of
                                            Deutscher Gewerkschaftsbund

Dr. Jurgen Schutz                        Roger Kehle                            --
   President of the Baden-Wurttemberg       Vice President of the
   Association of District Councils         Baden-Wurttemberg Association of
                                            Municipalities

Gerhard Burkhardt                        Andreas Schmitz                        --
   Chairman of the Board of Management      Spokesman of the General Partners
   of the Verband                           of HSBC Trinkaus & Burkhardt
   Baden-Wurttembergischer                  KGaA, Dusseldorf
   Wohnungsunternehmen e.V., Stuttgart

Marco Freiherr von Maltzan               Wilhelm Freiherr von Haller            --
   Chairman of the Board of Management      Member of the Board of Management
   of BERU AG, Ludwigsburg                  of Deutsche Bank AG, Stuttgart

*  Representatives of the government of Baden-Wurttemberg.

Advisory members:

   Reiner Enzmann........................Chairman of the Central Staff Council at
                                            L-Bank, Karlsruhe

   Clemens Meister.......................Chairman of the Staff Council of L-Bank,
                                            Karlsruhe


                                       34

   Thomas Dorflinger.....................Chairman of the Staff Council of L-Bank,
                                            Stuttgart



         An advisory board (Beirat) consisting of 54 members advises the board of management and the supervisory board on general matters relating to us and furthers the exchange of experience among us, private business and public administration. Members of our advisory board are appointed by our board of management in consultation with the Baden-Wurttemberg Ministry of Finance for a term of five years.

Remuneration

         For the year ended December 31, 2005, the aggregate amount of the direct remuneration paid by us to members of our board of management was EUR
1.594 million, to members of our supervisory board was EUR 0.152 million and to members of the Advisory Board and its committees (including travel expenses) was EUR 0.141 million. In 2005, the aggregate amount of remuneration paid to retired members of our board of management and their surviving dependents was EUR 0.919 million. Provisions amounting to EUR 10.648 million were set aside in 2005 to cover pension liabilities in respect of retired members of our board of management. See also the notes to our financial statements included in this annual report.

                                    EMPLOYEES

         During 2005, the average number of employees employed by us was 1,090 persons (including part-time employees and excluding trainees, staff gaining work experience, cleaning and temporary staff). See also the notes to our financial statements included in this annual report.

         Our employee-related expenses, including salaries and wages, pension contributions and other employee benefits, amounted to EUR 77.0 million in 2005. We provide various employee benefits, including a non-contributory pension (supplemental to the statutory pension). Most of our employees are covered by collective bargaining agreements negotiated with the union VER.DI.

     REGULATION AND SUPERVISION OF L-BANK IN THE FEDERAL REPUBLIC OF GERMANY

Introduction to the German Banking System

         The German banking system is made up of a variety of public sector and private sector banks of two general types: universal banks and specialized banks. We are a specialized state development bank (Forderbank) that is subject to the same regulation, in particular the German Banking Act as last amended on September 22, 2005 (Gesetz uber das Kreditwesen, "KWG"), as all other German banks.

The German Banking Act and Banking Regulation by the Federal Financial Supervisory Authority

         With the Act concerning the integrated supervision of financial services (Gesetz uber die integrierte Finanzdienstleistungsaufsicht), effective on May 1, 2002, the former three separate supervisory authorities for the financial sector, i.e., the Federal Banking Supervisory Authority (Bundesaufsichtsamt fur das Kreditwesen), the Federal Securities Supervisory Authority (Bundesaufsichtsamt fur den Wertpapierhandel) and the Federal Insurance Supervisory Authority (Bundesaufsichtsamt fur das Versicherungswesen), were combined into a single comprehensive authority, the Federal Financial Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht, the "BaFin"). The BaFin supervises banks, insurance companies and other financial services institutions.

         All banks in Germany, including us, are subject to comprehensive governmental supervision and regulation on a consolidated basis by the BaFin in accordance with the German Banking Act (KWG). The BaFin is authorized to issue regulations and guidelines implementing the provisions of the German Banking Act and other laws affecting German banks. Its main purpose is to protect the soundness of the German banking system. The German Banking Act and the regulations issued thereunder have been amended over time in order to keep them in line with internationally accepted principles. In doing so, Germany has implemented the recommendations on banking supervision issued by the Basel Committee on Banking Supervision (the "Basel Committee") at the Bank for International Settlements and transformed the relevant European Council Directives into German law.

         In April 2003, the Basel Committee issued its third Consultative Paper for a New Basel Capital Accord ("Basel II") that will replace the current Basel Capital Standards ("Basel I"). On June 25, 2004, the Basel Committee approved, and one day later the central bank governors and the heads of bank supervisory authorities in the Group of Ten (G10) countries endorsed, the publication of the International Convergence of Capital Measurement and Capital Standards: a Revised Framework which was updated by a revised version published on November 15, 2005. Basel II focuses on three key elements, or pillars: (i) minimum capital requirements, which enhance the measurement framework of Basel I, the first pillar; (ii) supervisory review of a bank's capital adequacy, the second pillar; and (iii) market discipline through effective public disclosure to provide for sound banking practices, the third pillar. Basel II has the goal to increase substantially the risk sensitivity of the minimum capital requirements by closely aligning banks' capital requirements with prevailing modern risk management practices.

         Basel II has already been transformed into European law and is currently in the process of being implemented into national German law. On September 28, 2005, the European Parliament approved the Capital Requirements Directive (2006/48/EC and 2006/49/EC), which amends the Consolidated Banking Directive (2000/12/EC) and the Capital Adequacy Directive (93/6/EEC). The Member States have to implement the Capital Requirements Directive by January 1, 2007 on with the most sophisticated approaches to credit risk and operational risk being available from 2008 on. In order to allow reasonable transition arrangements, institutions will be able to continue to use the existing rules as an alternative until the end of 2007.

         At the national level, Basel II has been partly implemented by issuing the new Minimum Requirements for Risk Management (Mindestanforderungen an das Risikomanagement, "MaRisk") by the BaFin on December 20, 2005. Further steps will be taken by amending the German Banking Act and adopting a Solvency Ordinance (Solvabilitatsverordnung) which will be complemented by an amended Large Exposure Regulation (Grosskredit- und Millionenkreditverordnung). The implementation is scheduled to become effective on January 1, 2007. On February 15, 2006, the German federal government adopted a legislative proposal to implement the Capital Adequacy Directive into national law. The law has yet to be passed by the German Parliament. The draft of the Solvency Ordinance, which shall replace "Principle I on Own Funds of Institutions" (Grundsatz I uber die Eigenmittel der Institute), is currently under review by the top banking associations and other industry associations.

         Under the German Banking Act, all German banking and financial services institutions are required to have a license from the BaFin to carry on banking business or provide financial services. The BaFin supervises the operations of all banks, including us, to ensure that they conduct their business in accordance with the provisions of the German Banking Act and other applicable German laws and regulations. Particular emphasis is placed on compliance with capital adequacy and liquidity requirements, lending limits and prudential standards governing lending imposed by the German Banking Act and the regulations promulgated thereunder.

Cooperation by the BaFin and the Bundesbank

         The BaFin carries out its banking supervisory role in cooperation with the Deutsche Bundesbank (the "Bundesbank"), the German central bank, as required under the German Banking Act. The legal basis for such cooperation is set forth primarily in the German Banking Act, the Bundesbank Act and the agreement concerning cooperation between the Federal Financial Supervisory Authority and the Deutsche Bundesbank in the supervision of credit and financial services institutions of October 30, 2002. The BaFin has the sole authority to issue administrative orders (Verwaltungsakte) and, after consultation with the Bundesbank, general regulations (Verordnungen) binding on German banks. The BaFin must obtain the Bundesbank's consent before it issues any general regulations in areas that require the Bundesbank's consent under the German Banking Act, such as the regulations concerning capital adequacy and liquidity requirements.

         The Bundesbank is responsible for the ongoing monitoring of German banks. This comprises in particular the analysis of submitted reports and examinations for the purpose of determining capital adequacy and risk management. The Bundesbank performs its monitoring functions primarily through its nine regional offices (Hauptverwaltungen) which are responsible for different states (Lander) and the banks that have their corporate seat therein. We report to, and are monitored by, the Regional Office (Hauptverwaltung) in Stuttgart. Enforcement measures against banks can only be taken by the BaFin, which is required to take into account the results and conclusions of the ongoing monitoring by the Bundesbank.

Capital Adequacy Requirements

         The German Banking Act and the regulations promulgated thereunder contain certain capital adequacy requirements. The primary source of the risk-based capital adequacy requirements is the "Principle I on Own Funds of Institutions" (Grundsatz I uber die Eigenmittel der Institute). Principle I as described in the following will be replaced by the capital adequacy requirements contained in the Solvency Ordinance on January 1, 2007, in implementation of the Capital Requirements Directive.

     Solvency Ratio

         Under Principle I, the German risk-based capital adequacy rules as set forth in the "Principle I on Own Funds of Institutions" (Grundsatz I uber die Eigenmittel der Institute), each bank's ratio (the "Solvency Ratio") of Liable Capital (haftendes Eigenkapital) (defined below) to risk-weighted assets and certain off-balance sheet items (described below) must equal at least 8% at the end of each business day.

             Solvency Ratio =            Liable Capital
                                         ---------------------------------------
                                         Risk-weighted assets and off-balance
                                         sheet items

         The above formula does not relate to a bank's market risk positions and to Tier III Capital, both of which are discussed below.

     Liable Capital

         The Liable Capital consists of Core Capital (Kernkapital) and Supplementary Capital (Erganzungskapital). Core Capital is conceptually equivalent to Tier I Capital and Supplementary Capital is conceptually equivalent to Tier II Capital (as such terms are used in the United States capital adequacy rules). Pursuant to the German Banking Act and calculated on the basis of the accounting rules of the German Commercial Code, for a bank such as us, "Liable Capital" (the numerator of the Solvency Ratio) consists principally of:

     (1)  paid-in endowment capital (eingezahltes Dotationskapital);

     (2)  capital reserves;

     (3) earnings reserves which are disclosed in the bank's annual balance sheet;

     (4) net profits which are shown in audited interim financial statements and which will not be used for distribution or the payment of taxes;

     (5) the fund for general banking risks (pursuant to ss. 340g of the German Commercial Code, a bank may create a reserve fund from its after-tax retained earnings if advisable in its reasonable commercial judgment in light of the special risks inherent in the banking business);

     (6) capital paid in by silent partners which meets the conditions set forth in ss. 10, clause 4 of the German Banking Act, including subordination to all creditors and participation in the bank's losses;

     (7) reserves for general banking risks (pursuant to ss. 340f of the German Commercial Code, a bank may record on its balance sheet certain receivables and securities, which are neither investment securities nor part of the trading portfolio, at a lower value than that permitted for industrial and other non-banking corporations if the use of a lower value is advisable in its reasonable commercial judgment to safeguard against the special risks inherent in the banking business), provided that such reserves may not exceed 4% of the book value of such receivables and securities;

     (8) reserves pursuant to ss. 6b of the German Income Tax Act (Einkommensteuergesetz, to a certain percentage and to the extent they relate to the disposal of real estate);

     (9) capital paid in consideration of profit participation rights (Genussrechte) which meets the conditions set forth in ss. 10, clause 5 of the German Banking Act, including subordination to all creditors and participation in the bank's losses;

     (10) long-term subordinated debt (with a term of at least five years) meeting the conditions set forth in ss. 10, clause 5a of the German Banking Act, including subordination to all non-subordinated creditors; and

     (11) certain revaluation reserves (banks may allocate amounts equaling a certain percentage of the difference between the book value and the actual value of certain assets to revaluation reserves; these revaluation reserves may, in an amount up to 1.4% of the risk-weighted assets and certain off-balance sheet items, be counted as Liable Capital, if the Core Capital of the bank amounts to at least 4.4% of such risk-weighted assets and off-balance sheet items).

         The German Banking Act also requires that balance sheet losses and certain intangible assets (including goodwill), certain investments in banks or financial services institutions and certain other items be deducted in computing Liable Capital.

         Core Capital is the portion of Liable Capital set forth in items (1) through (6) above, less balance sheet losses, certain intangible assets (including goodwill) and certain other items. Supplementary Capital is the portion of Liable Capital referred to in items (7) through (11), less certain deductions. In our case, Core Capital consists of (i) paid-in subscribed capital, (ii) retained profit and reserves (including capital surplus) and (iii) the fund for general bank risks pursuant to ss. 340g of the German Commercial Code. Our Supplementary Capital consists of (i) long-term subordinated debt,
(ii) profit participation capital and (iii) reserves for general banking risks pursuant to ss. 340f of the German Commercial Code. The German Banking Act provides that the aggregate amount of Supplementary Capital must not exceed the Core Capital. In addition, the sum of long-term subordinated debt must not exceed 50% of the Core Capital.

     Risk-Weighted Assets and Off-Balance Sheet Items

         To compute risk-weighted assets (the first part of the denominator of the Solvency Ratio), the assets of a bank are assigned to six broad categories (0%, 10%, 20%, 50%, 70% and 100%) of relative credit risk depending on the debtor or on the type of instrument or collateral securing the asset. The valuation basis of each asset, being its book value subject to certain accounting adjustments, is multiplied by the percentage weight applicable to its risk category to arrive at the risk-weighted value.

         The valuation basis for computing risk-weighted off-balance sheet items (the second part of the denominator of the Solvency Ratio) depends on the type of the off-balance sheet item. The valuation basis (1) for swap transactions and any credit support obligation assumed in connection therewith is the principal amount or - in the absence of such principal amount -- the current market value of the underlying asset, and (2) for forward or futures contracts and rights under option agreements and any credit support obligation assumed in connection therewith, the current market value of the right of the bank to obtain delivery or of the obligation of the counterparty to accept delivery of the underlying asset assuming actual performance of the contract. For all other off-balance sheet items, the valuation basis is their book value subject to certain accounting adjustments.

     To compute risk-weighted off-balance sheet items (the second part of the denominator of the solvency ratio), different rules apply depending on the type of off-balance sheet items. The valuation basis of off-balance sheet items, other than swap transactions, forward or futures contracts and rights under option agreements, is adjusted according to their risk classification depending on the type of instrument (20%, 50% and 100%). Non-utilized commitments for credits of less than one year and non-utilized commitments that can be terminated by the bank in its sole discretion at any time are not subject to risk weighting. Swap transactions, forward or futures contracts, and rights under option agreements, along with any credit support obligation assumed in connection therewith, are taken into account according to the mark-to-market method. Under that method, the off-balance sheet item is taken into account with the amount required to cover (replacement value) if the counterparty defaults, provided that entering into a replacement transaction would mean an increase of the costs or a reduction of the proceeds compared with the terms of the initial transaction, plus an additional amount for future increase of risk.

         After such adjustment of the valuation basis, the off-balance sheet items are risk-weighted in the same manner as on-balance sheet assets and for that purpose are assigned to the credit risk categories depending on the type of the counterparty or the debtor and multiplied by the applicable percentage weights.

     Own Funds

         The Solvency Ratio deals with the credit risk positions of a bank. The German Banking Act also requires market risk positions of banks to be covered by adequate capital. In that regard, two concepts are used by the German Banking
Act: (1) Own Funds (Eigenmittel) and (2) the distinction between trading transactions which are allocated to a bank's trading book (Handelsbuch) (the "Trading Book") and non-trading transactions which are allocated to a bank's investment book (Anlagebuch) (the "Investment Book").

         Own Funds consist of Liable Capital plus Tier III Capital (Drittrangmittel). Tier III Capital consists of:

     (1)  the net profits which would be realized if, at the end of a given day:

                    (a) all positions in the Trading Book were settled,

                    (b) all foreseeable expenses and distributions on capital
               were deducted, and

                    (c) all probable losses that would be incurred in the
               Investment Book in the event that the bank were to be liquidated were deducted; and

     (2) short-term subordinated debt (with a term of at least two years but less than five years) that meets the conditions set forth in ss. 10, clause 7 of the German Banking Act, including subordination to all non-subordinated creditors.

         The sum of Tier III Capital plus the portion of Supplementary Capital that is not required to cover risk positions in the Investment Book (in order to meet the Solvency Ratio requirement) and therefore is eligible to support market risks must not exceed 250% of the portion of Core Capital that is not required to cover risk positions in the Investment Book (in order to meet the Solvency Ratio requirement) and therefore is eligible to support market risks.

     Trading Book and Investment Book

         The Trading Book of a bank is comprised of the following:

         (1) securities, money market instruments, derivatives and marketable obligations and participations (all "instruments") that are held by the bank for its own account for resale or trading;

         (2) instruments held and transactions entered into for the purpose of hedging the market risk of the Trading Book and related refinancing transactions;

         (3) transactions subject to the designation of the counterparty (Aufgabegeschafte);

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


         (4) receivables for fees, interest and dividends related to positions in the Trading Book; and

         (5) repurchase agreements, loans or similar transactions related to positions in the Trading Book.

         Banks must establish guidelines for the inclusion of transactions in their Trading Book, which must be submitted to the BaFin and the Bundesbank. The Investment Book of a bank consists of all transactions that are not contained in the Trading Book as set forth above.

     Covering Market Risk Positions

         Market risk positions are foreign exchange positions, commodity positions and positions allocated to the Trading Book. The sum of the relevant amounts of market risk positions, and, under certain circumstances, separately computed option positions may not exceed, at the close of each business day, the difference between the bank's Own Funds and an amount equal to 8% of the risk-weighted assets and off-balance sheet items. Additionally, an overall ratio of the bank's eligible capital (numerator) to the sum of (1) risk-weighted assets and off-balance sheet items plus (2) the relevant amounts of market risk positions and certain option positions, both multiplied by 12.5 (denominator), must be computed and must also be equal to at least 8%. The eligible capital is composed of the Liable Capital not used to cover other risks under Principle I and that portion of the Tier III Capital that is used to cover market risk positions and options. (The bank must also report to the BaFin for information purposes the ratio of Tier III Capital that remains unused but constitutes part of Own Funds to the above mentioned denominator of the overall ratio). As a result, the relevant amounts of market risk positions must be covered by Liable Capital or Tier III Capital, whereas under the solvency ratio requirement, risk weighted assets and off-balance sheet items must be covered by Liable Capital. Therefore, (1) Tier III capital may only be used to cover market risk positions but not credit risk positions related to assets or off-balance sheet items, and
(2) Liable Capital not used to cover credit risk positions related to assets and off-balance sheet items may be used to cover market risk positions. Principle I does not permit Own Funds that have already been used to cover a risk to cover other risks under Principle I.

         The risk-weighted values of such market risk positions and certain option positions must be computed in accordance with rules set forth in Principle I or, in the case of market risk positions, in accordance with the bank's internal risk computation models which have been approved by the BaFin.

         During the period covered by this annual report, we have always met the capital adequacy requirements of the German Banking Act.

         Principle I as described above will be replaced by the capital adequacy requirements contained in the Solvency Ordinance on January 1, 2007.

Liquidity Requirements

         The German Banking Act and the regulations issued by the BaFin and its predecessors also contain liquidity requirements. According to "Principle II on the Liquidity of Institutions" (Grundsatz II uber die Liquiditat der Institute), banks must compute a liquidity factor at the end of every calendar month. The liquidity factor is the quotient of liquid assets to payment obligations during four time bands: (1) one day to one month; (2) more than one month to three months; (3) more than three months to six months; and (4) more than six months to twelve months. The liquidity factor for the one-month time band must not be less than one. The excess of liquid assets over payment obligations in one of the other time bands may be counted as liquid assets for the succeeding time band. The ratios between the respective liquid assets over the payment obligations in the other three time bands are calculated for observation purposes only. The liquidity factor and the observation ratios must be submitted at the end of each calendar month to the Bundesbank, which passes the reports on to the BaFin.

         At December 31, 2005 and at the end of every calendar month during the period covered by this annual report, we have met the liquidity requirements of the German Banking Act.

Limitation on Large Credits

         Own Funds and the distinction between Trading Book and Investment Book are also relevant for the limitations on large credits (Grosskredite). The term "credit" is defined to include all items on the asset side of the balance sheet, derivative transactions and related guarantees and other off-balance sheet positions. The term also includes equity investments. Large credits are credits to a single borrower or a connected group of borrowers that equal or exceed 10% of the Liable Capital or Own Funds depending on whether the credit is allocated to the Investment Book or to the combined Investment Book and Trading Book. There is no separate Trading Book lending limit. The term "borrower" includes certain affiliates of the borrower. The limitations on large credits are applied on a risk-weighted basis in a manner similar to the application of the risk-weighted capital adequacy rules discussed above.

         The German Banking Act as it applies to credit institutions like us establishes the following lending limits:

         (1) A bank's aggregate disbursed large Investment Book credits may not exceed eight times the bank's Liable Capital. A large Investment Book credit (Anlagebuch-Grosskredit) of a bank is defined as the sum total of credits extended to any one borrower or connected group of borrowers that are allocated to the Investment Book and that, in the aggregate, are equal to or exceed 10% of the bank's Liable Capital.

         (2) A bank's aggregate disbursed large combined Investment Book / Trading Book credits may not exceed eight times the bank's Own Funds. A large combined Investment Book / Trading Book credit (Gesamtbuch-Gro(beta)kredit) of a bank is defined as the sum total of all credits extended to any one borrower or connected group of borrowers (allocated to the Investment Book or to the Trading
Book) that, in the aggregate, are equal to or exceed 10% of the bank's Own
Funds.

         (3) The aggregate amount of credits extended by a bank to one borrower or connected group of borrowers that are allocated to the Investment Book, i.e., a borrower's Investment Book credit position, may not exceed 25% of the bank's Liable Capital (20% in the case of a credit to the bank's unconsolidated parent, subsidiary or sister company).

         (4) The aggregate amount of credits extended by a bank to one borrower or connected group of borrowers that are allocated to the Investment Book or the Trading Book, i.e., the borrower's aggregate credit position, may not exceed 25% of the bank's Own Funds (20% in the case of a credit to the bank's unconsolidated parent, subsidiary or sister company).

         (5) In case the total aggregate amounts of credits extended to one borrower or connected group of borrowers that are allocated to the Trading Book or the Investment Book, i.e., the borrower's aggregate credit position (see (4) above), exceed (even with the approval of the BaFin) the 25% (or 20% in the case of a credit to the bank's unconsolidated parent, subsidiary or sister company) of the bank's Own Funds ceiling, credits extended to such borrower or connected group of borrowers that are allocated to the Trading Book shall not, in the aggregate, exceed five times the bank's Own Funds that are not required to cover risk positions in the Investment Book.

         (6) There is an additional overall lending limit to the effect that the aggregate portions of the borrower's aggregate credit position (credits that are allocated to the Trading Book or the Investment Book) (see (4) above) that exceed 25% (or 20% in the case of a credit to the bank's unconsolidated parent, subsidiary or sister company) of the bank's Own Funds ceiling for more than ten days shall not, in the aggregate, exceed six times the bank's Own Funds that are not required to cover risk positions in the Investment Book.

         Large credits must be unanimously approved by all executive officers of the bank and must be reported to the Bundesbank, which forwards the reports with its comments to the BaFin. With the approval of the BaFin, a bank may exceed the eight times Liable Capital or Own Funds and the 25% (or 20%) of Liable Capital or Own Funds ceilings referred to in paragraphs (1) to (4) above, if the amount exceeding these ceilings is covered by Liable Capital and Own Funds, respectively. The amounts of Liable Capital used to cover such excess amount must be disregarded when computing the adequacy of Liable Capital under the capital adequacy rules discussed above. If both the 25% (or 20%) ceiling and the eight times Liable Capital ceiling or Own Funds ceiling are exceeded, the larger of both excess amounts must be covered by Liable Capital (in the cases of paragraphs (1) and (3) above) and Own Funds (in the cases of paragraphs (2),
(4), (5) and (6) above), respectively. A bank must notify the BaFin and the Bundesbank without delay if it exceeds these ceilings. If a bank exceeds the five times Own Funds ceiling referred to in paragraph (5) above or the six times Own Funds ceiling referred to in paragraph (6) above, it must report this fact to the BaFin and the Bundesbank and must cover such excess amounts with Own Funds.

Limitations on Qualified Participations

         The total nominal value (as opposed to the book value or price paid) of a deposit-taking bank's Qualified Participations (as defined below) in an enterprise (other than a bank, financial services institution, financial enterprise, insurance company or bank service enterprise) may not exceed 15% of the Liable Capital of such bank, and the aggregate nominal value of all such Qualified Participations may not exceed 60% of such bank's Liable Capital. With the approval of the BaFin, a bank may exceed the 15% and 60% limitation on investments if it covers the Qualified Participations in excess of these limits with Liable Capital. If both limitations are exceeded, the larger of both excess amounts must be covered by Liable Capital. "Qualified Participation" is defined in the German Banking Act as a (1) direct or indirect investment in at least 10% of the capital or the voting rights of an enterprise or (2) the ability to exercise a significant influence over the management of an enterprise. An investment is indirect not only when it is made by one or more subsidiaries but also when it is made by an enterprise with a "similar relationship." All of the shares of an enterprise which the bank owns indirectly through one or more subsidiaries are fully attributed to the bank. Investments that are not made with the intention of establishing a long-term relationship with an enterprise for the purpose of serving the bank's business do not count towards the limitations on Qualified Participations.

Minimum Requirements for Risk Management

         Pursuant to a 1995 release of the predecessor of the BaFin on Minimum Requirements for the Trading Business of Credit Institutions (Mindestanforderungen an das Betreiben von Handelsgeschaften der Kreditinstitute, "MaH"), German banks had to observe minimum requirements with respect to transactions relating to money market activities, securities, foreign exchange, precious metals and derivatives. The release stressed the responsibility of senior management for the proper organization and monitoring of trading and sales activities, required that banks adopt written policies regarding such activities, imposed specific requirements with respect to activities in new products and dealt with the qualifications and remuneration of trading and sales staff, record retention, risk controlling and management and the internal organization of trading, sales, settlement and accounting.

         In December 2002, the BaFin released the Minimum Requirements for the Credit Business of Banks (Mindestanforderungen an das Kreditgeschaft der Kreditinstitute, "MaK"). The MaK contain comprehensive minimum requirements for all extensions of "credit," i.e., granting of loans, acquisition of other risk assets and off-balance sheet transactions involving counterparty risk. Banks were obliged to implement the MaK by June 30, 2004. Necessary adjustments to a bank's IT system must be made by December 31, 2005.

         The releases have been superseded and replaced by the new Minimum Requirements for Risk Management (Mindestanforderungen an das Risikomanagement, "MaRisk") circulated by the BaFin on December 20, 2005. The new regime provides for a flexible framework for risk management and a risk-oriented audit approach at credit institutions taking into account the specific circumstances of the institution (e.g., size of the institution, scale of business, complexity of the activities performed, risk profile). It is designed to ensure the establishment of appropriate internal governance structures, to provide a qualitative framework for the implementation of the Capital Requirements Directive, and to meet the qualitative requirements of the supervisory review process required by the second pillar of Basel II. The Circular is modular in structure: A general part (AT module) contains basic principles for risk management. Specific requirements with regard to the organization of the lending and trading business, as well as those relating to the identification, assessment, management, monitoring and communicating of counterparty risks, market price risks, liquidity risks and operational risks are set forth in a special part (BT module). The special part also provides a framework for the internal audit of credit institutions.

         To the extent the new requirements are based on the existing regulatory framework (including MaH), they become binding with immediate effect. The remainder of the new requirements will take effect on January 1, 2007.

         The MaRisk was issued on the basis of ss. 25a clause 1 of the German Banking Act requiring banks to maintain a proper business organization which, in addition to risk management is to include, inter alia, appropriate internal control and audit procedures and safeguards against money laundering.

Reporting Requirements

         In order to enable the BaFin and the Bundesbank to monitor compliance with the German Banking Act and other applicable legal requirements and to obtain information on the financial condition of the German banks, the BaFin and the Bundesbank require the periodic filing of information.

         Each bank must file with the BaFin or the Bundesbank, or both, among other things, the following information:

         (1) immediate notice of certain organizational changes, the acquisition or disposal of 10% or more of the equity of another company or certain changes in the amount of such equity investment, and the commencement or termination of certain non-banking activities;

         (2) monthly balance sheet and statistical information and annual audited unconsolidated and consolidated financial statements;

         (3) the acquisition or disposal of a Substantial Participation in the bank, or an increase or decrease of a Substantial Participation in the bank which results in the investment reaching or passing the threshold of 20%, 33% or 50% of such voting rights or capital, as well as the fact that the bank became or ceased to be a subsidiary of another enterprise, if the bank has knowledge of such facts; and on an annual basis, the names and addresses of holders of Substantial Participations in the bank and its foreign subsidiary banks, and the amount of such investment if the bank has knowledge of such facts (the definition of "Substantial Participation" is substantially identical to the definition of "Qualified Participation," as set forth above);

         (4) monthly compliance statements with regard to the capital adequacy rules and the requirements on liquidity and statements on certain foreign lending; and

         (5) quarterly statements listing the extension or increase of large credits, the borrowers to whom the reporting bank has outstanding loans of EUR
1.5 million or more and certain information about the amount and the type of the loan, including syndicated loans exceeding this amount even if the reporting bank's share does not reach EUR 1.5 million.

         If several banks report to the Bundesbank loans of EUR 1.5 million or more to the same borrower, the Bundesbank must inform the reporting banks of the total reported indebtedness and of the type of such indebtedness of such borrower and of the number of reporting lending banks.

Enforcement Powers

         In order to secure compliance with the German Banking Act and the regulations issued thereunder, the BaFin and the Bundesbank may require information and documents from a bank and the BaFin may examine a bank without giving any particular reason. The BaFin may also require information and documents from members of a banking group (whether or not they are banks) and from companies which are not members of the group and to which the bank outsourced certain tasks and may examine such members or companies (if they are banks) to the extent necessary to ascertain the correctness of information and data required for consolidated supervision. Examinations may also be conducted at a foreign member of the banking group if necessary to verify the accuracy of data and information required for consolidated supervision, but only to the extent permitted under the German Banking Act and the law of the domicile of such subsidiary. In addition, the BaFin may attend meetings of our supervisory board, our management board (and require such meetings to be convened). In practical terms, because the BaFin has access to our books and records in Germany, it is able to monitor our worldwide activities.

         If the BaFin discovers irregularities, it has a wide range of enforcement powers. The BaFin can challenge the qualifications of the bank's management. If the Own Funds of a bank are not adequate, or if the liquidity requirements are not met and if the bank has failed to remedy the deficiency within a period set by the BaFin, the BaFin may prohibit or restrict the distribution of profits or the extension of credit. These prohibitions also apply to the parent bank of a banking group if the consolidated Own Funds of the bank members of the group do not meet the legal requirements.

         If a bank is in danger of defaulting on its obligations to creditors, the BaFin may take emergency measures to avert default. In this connection, it may, inter alia: (1) issue instructions relating to the management of the bank,
(2) prohibit or restrict the acceptance of deposits and the extension of credit,
(3) prohibit or restrict the management of the bank from carrying on their functions and (4) appoint supervisors. If these measures are inadequate, the BaFin may revoke the bank's license and, if appropriate, order that the bank be closed. To avoid the insolvency of a bank, the BaFin has the authority to prohibit payments and disposals of assets, to suspend customer services, and to prohibit the acceptance of payments other than the payment of debt owed to the bank. In addition, violations of the German Banking Act may result in criminal and administrative penalties.

Powers of the European Central Bank Affecting L-Bank's Conduct of Business

         The European System of Central Banks ("ESCB") consists of the European Central Bank (the "ECB") and the national central banks of the 25 Member States of the European Union (the "National Central Banks"). The ECB and the National Central Banks of the 12 Member States of the European Union that have transferred their monetary sovereignty to the ECB and have introduced the Euro as their currency are referred to as the "Eurosystem." The primary objectives of the ESCB are to maintain price stability, to define and implement the monetary policy of the European Community, to conduct foreign exchange operations, to hold and manage the official foreign reserves of the Member States, and to promote the smooth operation of payment systems. The ESCB is governed by the decision making bodies of the ECB.

         The National Central Banks of the Member States of the European Union that are part of the Eurosystem retain the functions that are not transferred to the Eurosystem. Thus, the Bundesbank continues to act as a discount window for banks for eligible securities whereby the discount rate is computed on the basis of the base rate. The base rate is adjusted on January 1 and July 1 of each year by the number of percentage points by which the ECB's interest rate for its most recent main refinancing operations has been raised or lowered since the last change in the base rate. The ECB's criteria for securities that are eligible for open market operations will change with effect from January 1, 2007. The now-existing categories 1 and 2 will be abolished and one single category will be established, so that all ECB-eligible securities will be accepted in all EMU member states. The discount business belongs to category 2 and is only accepted in Germany. This kind of business will no longer be ECB-eligible from January 1, 2007.

         The ECB requires credit institutions established in the 12 Member States of the European Union that are part of the Eurosystem, including us, to hold minimum reserves on accounts maintained with their respective national central banks. In our case, this account is held by the Bundesbank. By issuance of the regulation on the application of minimum reserves on September 12, 2003, the ECB set a 0% reserve ratio on the following liability categories: "deposits with agreed maturity over two years," "deposits redeemable with notice period over two years", "repurchase agreements (repos)" and "debt securities issued with an agreed maturity over two years." For all other deposits, debt securities issued and money market instruments, the ECB set a 2% reserve ratio. The ECB may at any time change the reserve ratios. Liabilities to other institutions subject to the Eurosystem's minimum reserve system and liabilities to the ECB and the National Central Banks are not included in the basis for minimum reserves. Furthermore, the ECB imposes statistical reporting obligations on credit institutions resident in participating Member States to enable the ECB to fulfill the ESCB's task.

Securities Trading -- Regulation by the BaFin

         The Securities Trading Act (Wertpapierhandelsgesetz) of 1998, as amended (the "Securities Trading Act"), prohibits insider trading with respect to financial instruments (i) admitted to trading or included in the over-the-counter market at a German exchange or the organized market of an exchange in another Member State of the European Union or the European Economic Area or (ii) the price of which is linked to such financial instruments (termed "Insider Securities"). The Securities Trading Act also requires that the issuer of financial instruments admitted to trading on the organized market of a German exchange or for which an application for such admission has been made publish promptly insider information directly related to the issuer, unless the issuer meets the requirements for a temporary delay of the publication. "Insider information" means any non-public concrete information about Insider Securities or an issuer of Insider Securities the publication of which could have a material influence on the market price of Insider Securities.

         The BaFin supervises trading in financial instruments and deals with irregularities in the markets for financial instruments. To enable the BaFin to carry out its financial instruments trading supervisory functions, the German banks and the other institutions that are members of a German stock exchange are subject to comprehensive reporting requirements with respect to all transactions in financial instruments that are listed or traded on an exchange or other organized market in Germany or another Member State of the European Union or a Member State of the European Economic Area. The reporting obligation applies to transactions for a bank's own account as well as for the account of its customers.

         In addition, securities services enterprises, other banks and operators of over-the-counter markets for financial instruments are obligated to notify the BaFin promptly of any facts that give rise to a suspicion that a transaction in financial instruments may have violated the German insider trading or market manipulation rules.

         The Securities Trading Act also introduced "Rules of Conduct" for securities services enterprises, i.e., credit institutions and financial services institutions engaged in the purchase and sale of financial instruments for others or the intermediation of transactions in financial instruments. In practice, the Rules of Conduct therefore apply principally to all German banks. The BaFin has broad powers to investigate securities services enterprises with a view to monitoring compliance with the Rules of Conduct. The Securities Trading Act provides for an annual examination by the BaFin of a bank's compliance with its obligations under the Securities Trading Act; in addition, independent accountants are required to prepare a report annually on a bank's compliance with the reporting requirements under the Securities Trading Act.

         The transformation of the directive on markets in financial instruments (2004/39/EC) of April 21, 2004 ("MiFID") into national German law will amend and further extend the rules applicable to securities trading and services.

Supervision by the State of Baden-Wurttemberg

         Pursuant to the L-Bank Act and the L-Bank Statutes, we are subject to supervision by the Ministry of Finance of Baden-Wurttemberg in consultation with the ministry of Baden-Wurttemberg having jurisdiction over the particular matter concerned. The ministries are entitled to request information, undertake audits, send representatives to meetings of our supervisory board, request that such meetings be called and rescind unlawful resolutions and other actions of the supervisory board or board of management. Furthermore, those ministries may order us to perform legally required actions and, if we do not comply with such demand or order, the ministries may themselves take such action. These supervisory powers do not include the right to exercise influence over business decisions by our board of management or supervisory board.

         In addition, we are subject to auditing by the State Audit Office (Landesrechnungshof) of Baden-Wurttemberg.

Financial Statements and Audits

         Our financial statements are prepared in accordance with the German Commercial Code, the German Banking Act, general corporate law and the Regulation on the Accounting Principles Applied to Credit Institutions and Financial Services Institutions (Verordnung uber die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute) issued by the Federal Minister of Justice (in conjunction with the Federal Minister of Finance and the Bundesbank). The accounting principles set forth in the above statutes and regulations are referred to herein as "German GAAP."

         Under German law, we must be audited annually by German independent accountants (Wirtschaftsprufer) who are appointed annually by our supervisory board. The BaFin must be informed of and may reject such appointment. The independent accountants are required to prepare annually a long form audit report (Prufungsbericht) on the financial statements prepared by our management, and submit it to our supervisory board and the Owners' Assembly of L-Bank, the BaFin and the Bundesbank. This comprehensive audit report is in contrast to the much shorter audit reports typically prepared for other German companies that are not banks. The contents of the report are prescribed in a regulation issued by the BaFin. In particular, the auditor must review whether the bank is in compliance with: (1) the regulatory reporting requirements; (2) the large credit limitations; (3) the limitations on extension of credit to related companies;
(4) the requirements of the capital adequacy and liquidity principles (described above); and (5) the regulations concerning the prudent granting of credit. The audit report must also discuss in detail certain large or important loans and review compliance with certain provisions of the German Banking Act, match assets and liabilities bearing interest at fixed rates according to maturity and assets and liabilities bearing interest at floating rates according to interest periods, and explain the effect of a change in interest rates on the unmatched portion of such assets and liabilities, respectively. The auditor's report opines as to compliance with German GAAP and all applicable legal requirements.

         In addition, each year an independent accountant designated by the BaFin must conduct an examination of any bank, such as us, that acts as depositary of customers' securities under the German Depositary Act (Depotgesetz). The examination is made in accordance with the Depositary Act and concludes with an opinion as to the proper execution of trading orders by such bank for its customers and as to the safekeeping of securities for such customers.

Deposit Protection and Investor Compensation

         In Germany, private sector commercial banks, credit institutions organized under public law and credit cooperative institutions each have their own system of deposit protection and investor compensation. Based on the European Parliament and Council Directives on deposit protection schemes of May 30, 1994 and on investor-compensation schemes of March 3, 1997 and the German Act on Deposit Protection and Investor Compensation (Einlagensicherungs- und Anlegerentschadigungsgesetz) of 1998 (the "Deposit Protection Act") transforming the above directives into German law, the association of the German credit institutions organized under public law (Bundesverband Offentlicher Banken Deutschlands e.V., "VOB") established a company under the name Entschadigungseinrichtung des Bundesverbandes Offentlicher Banken Deutschlands GmbH (the "EdO") to provide deposit protection and investor compensation for customers of certain German credit institutions organized under public law.

         Although we do not accept deposits from retail customers and although, pursuant to ss. 12 of the Insolvency Act (Insolvenzordnung) and ss. 45 of the Implementing Law of the State of Baden-Wurttemberg relating to the Federal Judicature Act (Baden-Wurttembergisches Ausfuhrungsgesetz zum Gerichtsverfassungsgesetz), insolvency proceedings may not be instituted against us, we are obliged to become a member of a deposit protection fund. We are a member of the EdO.

         Our creditors have direct claims against the EdO if (i) the BaFin determines that we are unable to repay deposits (as defined in the Deposit Protection Act) or to satisfy obligations resulting from the securities businesses for reasons that are directly connected to our financial situation and that no prospects exist for the repayment of the deposits or the satisfaction of the obligations, and (ii) the creditor is eligible for compensation. A direct claim against the EdO is limited to 90% of the customer's deposits and our obligations to the customer resulting from the securities businesses, respectively, and may not exceed in any case EUR 20,000.

         The EdO is funded through annual contributions by its members in the amount of 0.008% of their liabilities to non-bank customers as shown in their most recent balance sheet. In such determination, certain liabilities may be excluded. Member institutions may be required to make additional contributions in case the funds of the EdO fall below an amount that equals twice the amount of the aggregate contributions of all member institutions for the previous year.

         Furthermore, we are a member of the voluntary deposit-protection fund of the Association of German Public Sector Banks (Freiwilliger Einlagensicherungsfonds des Bundesverbandes Offentlicher Banken Deutschlands) that supplements the statutory protection of the Deposit Protection Act. This deposit protection fund covers deposits and obligations to customers. The compensation by this fund is not limited, but customers do not have a claim against this fund.

                         THE STATE OF BADEN-WURTTEMBERG

                                     GENERAL

Location, Area and Population

         The Federal Republic of Germany was founded on May 24, 1949 when its constitution, codified in the Grundgesetz (the "German Constitution"), took effect. Baden-Wurttemberg is one of Germany's 16 states (Lander), together with Bavaria (Bayern), Berlin, Brandenburg, Bremen, Hamburg, Hesse (Hessen), Lower Saxony (Niedersachsen), Mecklenburg-Western Pomerania (Mecklenburg-Vorpommern), North-Rhine Westphalia (Nordrhein-Westfalen), Rhineland-Palatinate (Rheinland-Pfalz), Saarland, Saxony (Sachsen), Saxony-Anhalt (Sachsen-Anhalt), Schleswig-Holstein and Thuringia (Thuringen).

         Baden-Wurttemberg is located in southwestern Germany. It is bordered on the east by Bavaria, on the north by Hesse, on the west by the Alsace region of France and Rhineland-Palatinate, and on the south by Switzerland. The largest cities are Stuttgart, Mannheim, Karlsruhe, Freiburg and Heidelberg.

         Baden-Wurttemberg encompasses an area of 13,804 square miles, or approximately 10% of Germany's total area of 137,855 square miles. Baden-Wurttemberg is the third-largest state of Germany by area, after Bavaria and Lower Saxony.

         At the end of 2004, Baden-Wurttemberg had 10.7 million inhabitants, or 12.9% of Germany's total population of 82.5 million. Baden-Wurttemberg is the third largest state of Germany by population, after the states of North Rhine-Westphalia and Bavaria.

Politics and Foreign Relations

         Many governmental powers have been allocated by the German Constitution to the federal government. The states have for instance legislative jurisdiction over such areas as the educational system, cultural affairs and police powers. The states enforce and administer not only state laws but also, subject to supervision by federal authorities, most of the federal laws in Germany. The administration of the courts on the lower level is the responsibility of the states whereas the administration of the highest court is the responsibility of the federal government. There is no separation between the state and the federal judicial system as in the United States. Baden-Wurttemberg, like the other states of Germany, has an elected parliament and an administration headed by a Prime Minister (Ministerprasident) who is elected by the state parliament (Landtag).

         On March 26, 2006, elections for representatives to the parliament of Baden-Wurttemberg were held. The parliament of Baden-Wurttemberg currently consists of the following numbers of representatives of four political parties: the Christian Democratic Union (CDU), 69 representatives; the Social Democratic Party (SPD), 38 representatives; Alliance 90/the Greens, 17 representatives; and the Free Democratic Party (FDP/DVP), 15 representatives; the CDU and FDP have formed a government in coalition. The next elections will be held in the spring of 2011.

         Because foreign relations are reserved to the German federal government under Article 32 of the German Constitution, Baden-Wurttemberg may not maintain foreign relations with other countries without the consent of the German federal government.

                                     ECONOMY

General

Germany

         The economy of Baden-Wurttemberg, as a state of Germany, must be considered in the context of the German economy as a whole. Germany's economic system has developed since 1945 into what has come to be called the soziale Marktwirtschaft, generally understood to mean a socially conscious market economy, combining the free initiative of the individual with social principles. The German Constitution guarantees freedom of private enterprise and private property. The state mainly has an administrative function in the market economy, setting the general framework of conditions within which market processes take place. In Germany, there is almost no state intervention in price and wage competition.

         The German economy is one of the largest in the world. Compared with its international rank as an industrialized nation, Germany is relatively poor in raw material resources. It depends largely on imports for its raw material needs. This foreign dependence is particularly significant in minerals such as copper, bauxite, manganese, titanium, rock phosphate, tungsten and tin. Germany currently imports nearly two-thirds of its energy requirements, including virtually all of its oil and a significant portion of its natural gas, as well as all of the enriched uranium needed for nuclear energy.

         Exports and imports of goods and services contributing to German gross domestic product (GDP) (at current prices) since 2001 have developed as follows:

  Contribution of Exports and Imports of Goods and Services to GDP* in Germany

                            2004         2003         2002          2001
                            ----         ----         ----          ----
                                               (in %)
Exports/GDP.............    38.0         35.7         35.7          35.2
Imports/GDP.............    33.1         31.7         31.2          33.2
________________
*  Date of computation of GDP:  April 2005 and February 2006.

Source: Own calculations, based on: German Central Bank, Monthly Report, April
        2005, Table IX. 1 and February 2006, Table IX. 1.

Baden-Wurttemberg

         Baden-Wurttemberg is one of the most highly industrialized states in Germany and has one of the strongest economies of all the German states. In terms of GDP and employment, approximately one-half of Baden-Wurttemberg's economy is based on the activities of SMEs, many of which are involved in manufacturing and focused on technology, and the other half consists of large industry. Several well-known companies are located in Baden-Wurttemberg, such as DaimlerChrysler AG, Porsche AG, Robert Bosch GmbH, IBM Germany, Asea Brown Boveri Germany and Hewlett-Packard Germany. This strong concentration of manufacturing activity exposes the economy of Baden-Wurttemberg to a degree of cyclical pressure. In addition to manufacturing enterprises, many universities and research institutions also support the Baden-Wurttemberg economy.

         The real growth rates of Baden-Wurttemberg's and Germany's GDP (at 2000 prices) since 2001 have developed as follows:

                               Real Growth Rates*

                            2005         2004         2003          2002
                            ----         ----         ----          ----
                                               (in %)
Baden-Wurttemberg.......    1.6           1.5          0.0          (0.6)
Germany.................    0.9           1.6         (0.2)          0.1
________________
*  Date of computation:  August 2005/February 2006.

Source: State Statistical Office Baden-Wurttemberg and Federal Statistical
        Office, data on economy and prices, available at www.statistik.baden-wuerttemberg.de/Arbeitskreis_VGR/tab02.asp.

Gross Domestic Product

         The following table shows the GDP of Baden-Wurttemberg in comparison to the GDP of Germany for each of the years indicated:

                               Development of GDP*

                               2005         2004         2003          2002
                               ----         ----         ----          ----
                                           (in billions of EUR)
At current prices for
the year indicated:
Baden-Wurttemberg's GDP.....    330.7       323.7        317.0         313.5
Germany's GDP...............  2,245.5     2,215.7      2,163.4       2,145.0

                               2005         2004         2003          2002
                               ----         ----         ----          ----
At constant 2000
prices:(1)                                   (Index 2000=100)
Baden-Wurttemberg's GDP.....    105.2       103.6        102.0         102.0
Germany's GDP...............    103.7       102.8        101.1         101.3

________________
*  Date of computation:  August 2005/February 2006.

Source: State Statistical Office Baden-Wurttemberg and Federal Statistical
        Office, data on economy and prices, available at
        www.statistik.baden-wuerttemberg.de/Arbeitskreis_VGR/tab01.asp and
        ..../tab02.asp.

(1) Due to a harmonization process with other statistical providers, the State Statistical Office Baden-Wurttemberg ceased publishing absolute figures on GDP at constant prices. The table has been replaced by an index on the GDP at constant prices.

         The following table shows the per capita GDP of Baden-Wurttemberg in comparison to the per capita GDP of Germany for each of the years indicated:

                Per Capita GDP in Baden-Wurttemberg and Germany*

                                   2005(1)        2004        2003       2002      2001
                                   -------        ----        ----       ----      ----
                                                   (in thousands of EUR)
At current prices for the year
    indicated:
    Baden-Wurttemberg..........      30.8          30.2         29.7      29.5     29.3

    Germany....................      27.2          26.9         26.2      26.0     25.7

________________
*  Date of computation:  August 2005/February 2006.

Source: State Statistical Office Baden-Wurttemberg and Federal Statistical
        Office, data on economy and prices, available at www.statistik.baden-wuerttemberg.de/Arbeitskreis_VGR/tab01.asp.

(1)  Inhabitants 2005 as of June 30, 2005.

Industrial Structure

General Position of Industry

         The largest share of the gross value added to the GDP of Baden-Wurttemberg is attributable to services and other activities and to manufacturing. Commerce and transportation, like agriculture and forestry, are of less significance.

         The following table shows the gross value added in current prices to the GDP of Baden-Wurttemberg during each of the years indicated:

                     Gross Value Added in Baden-Wurttemberg*

                                               2004      2003      2002     2001      2000
                                               ----      ----      ----     ----      ----
                                                                 (in %)
   Attributable to:
   Manufacturing..........................     37.6       37.5      37.9     38.3     38.8
   Agriculture and forestry...............      0.8        0.8       0.8      0.9      1.0
   Commerce and transportation............     15.6       15.6      15.6     15.6     15.1
   Services and other activities..........     45.9       46.1      45.7     45.3     45.2
________________
*  Date of computation:  August 2004/February 2005.

Source: State Statistical Office Baden-Wurttemberg and own calculations, data on economy and prices, available at
        www.statistik.baden-wuerttemberg.de/Veroeffentl/Statistische_Berichte/Sachgeb.asp?P , PDF 4151 04001.

Branches of Industry

         The branches of industry with the greatest significance in Baden-Wurttemberg are the machinery, electrical engineering and automotive industries. Of somewhat less importance are the chemical industry and the textile and garment industries. Together with the metalworking industries, these six sectors employ about three-quarters of the persons employed in industrial enterprises in Baden-Wurttemberg.

         From a geographic perspective, Baden-Wurttemberg's industrial structure is evenly spread throughout its territory. In addition to the industrial center in the central Neckar area around Stuttgart, there are a number of other industrial centers, including Mannheim, Karlsruhe, Ulm, Heilbronn and Villingen-Schwennigen. The primarily rural, less densely populated areas of Baden-Wurttemberg are also for the most part well supplied with industrial enterprises. The SME component of the economy of Baden-Wurttemberg is particularly pronounced.

Tourism

         Baden-Wurttemberg has numerous bathing resorts and is one of the most significant states for spas in Germany. The city of Heidelberg, home of the oldest university in Germany, and other well known tourist destinations, such as the Black Forest and Lake Constance, attract many German and foreign tourists. Baden-Wurttemberg is one of the states with the largest amount of tourist traffic in Germany.

Prices and Wages

         Prices in Germany have generally been stable. In 2005, prices increased by 2.0%, and in 2004 by 1.6%. Since January 1, 1999, the European Central Bank (the "ECB") has assumed the task of conducting the single monetary policy for the Euro-zone, having a free hand to maintain price and currency stability in the Euro-zone. Before 1999, monetary policy in Germany was conducted by the Deutsche Bundesbank, which served as a model for the ECB in respect of its independence from political influence.

         The following table shows the development of prices in Germany during each of the years indicated:

                     Cost-of-living Index for all Households
                  (changes from previous year in %, 2000 = 100)

                                                 2005       2004       2003       2002       2001
                                                 ----       ----       ----       ----       ----
Total..........................................   2.0       1.6         1.1        1.4         2.0
  Food.........................................   0.1      (0.3)       (0.1)       1.0         5.1
  Other consumer goods without energy..........   0.9       1.5         0.3        0.8         0.3
  Energy*......................................  10.3       4.2         4.0        0.3         5.7
  Services without rents.......................   2.0       2.3         1.4        2.4         2.4
  Rents........................................   1.0       1.0         1.2        1.4         1.2

________________
*  Electricity, gas and fuel.

Source:  German Central Bank, Monthly Report February 2006, Table IX. 7.

         The following table shows information regarding wages and salaries in industry and commerce (including construction) in Baden-Wurttemberg for each of the years indicated:

                   Wages and Salaries in Industry and Commerce

                                   2005         2004        2003         2002          2001
                                   ----         ----        ----         ----          ----
                                                   (monthly averages in EUR)
Industry:
Gross weekly earnings
     Blue collar, male..........    656          644         628          614            606
     Blue collar, female........    479          471         461          449            441
Industry and Commerce:
Gross monthly earnings
     White collar, male.........  4,061        3,984       3,889        3,775          3,688
     White collar, female.......  2,817        2,760       2,677        2,587          2,516
________________
Source:  State Statistical Office Baden-Wurttemberg, data on employment, available at
         www.statistik.baden-wuerttemberg.de/ArbeitsmErwerb/Landesdaten/LRt1901.asp and .../LRt1902.asp.

Employment and Labor

         Unemployment rates reached high levels during the 1980s and 1990s, exceeding 9% from 1994 on, compared to unemployment rates in the 1970s of between 0.9% and 4.7%. These high unemployment rates were due to a variety of reasons, including competition from inexpensive foreign products, computerization of factories and offices, the reunification of Germany and the effects of a world economic recession. The unemployment rate in Baden-Wurttemberg remains consistently lower than that of Germany as a whole. In December 2004, the unemployment rate in Baden-Wurttemberg was 6.3% (346,000), compared with the unemployment rate for Germany of 10.8% (4,464,000) in the same month. Since January 1, 2004, labor market statistics no longer classify unemployed persons who take part in suitability statement measures and training measures as unemployed. Using the same criteria, the unemployment rates for the previous years would, therefore, have been lower by approximately 0.2%.

Source: Federal Labor Office, data on employment, available at www.pub.arbeitsamt.de/hst/services/statistik/detail/d.html,
         Arbeitslose - nach Landern - Arbeitslosenquoten.

         The following table shows the amount and rate of unemployment for each of the years indicated:

                                  Unemployment

                                                              2004       2003       2002     2001     2000
                                                              ----       ----       ----     ----     ----
                                                                           (annual average)
Baden-Wurttemberg Unemployment (in thousands)..........           340        337       295      264     281
Unemployment rate (in %)...............................           6.2        6.1       5.4      4.9     5.4
Germany Unemployment rate (in %).......................          10.5       10.5       9.8      9.4     9.6
________________
Source:  Federal Labor Office, data on employment, Jahresberichte, Arbeitsmarkt 2002, p. 171 and Arbeitsmarkt 2004, pp. 131
         and 134, available at www.pub.arbeitsamt.de/hst/services/statistik/000100/html/jahr/arbeitsmarkt_2002_gesamt.pdf and
         www.pub.arbeitsamt.de/hst/services/statistik/000100/html/jahr/arbeitsmarkt_2004_gesamt.pdf.

         A small number of large trade unions represent organized labor in Germany and Baden-Wurttemberg. The largest labor organization is the German Trade Union Federation (Deutscher Gewerkschaftsbund), which, beginning in August 2004, became the umbrella organization for eight individual trade unions. Trade unions enroll workers from an entire industry, regardless of the kind of work a person does (the "one union, one industry" principle). Generally, the employers of a given industry deal with only one negotiating partner on the labor side. In comparison to other countries, there are relatively few labor strikes in Germany because of certain statutory provisions that regulate labor disputes. For example, any strike must be approved by an affirmative vote of three-quarters of a trade union's members.

         Unions and employers, without government intervention, enter into collective bargaining agreements called Tarifvertrage. The Tarifvertrage apply in practice to all workers in the industry concerned, whether they are unionized or not, if the employing firm is a member of the relevant association of employers, as most are. The terms of the Tarifvertrage are binding on both sides. Deviations are permissible only if they benefit employees. Such deviations regarding salaries and wages are fairly frequent.

Social Legislation and Services

         Baden-Wurttemberg and its inhabitants participate in Germany's comprehensive system of social legislation and services. This system includes public health insurance, retirement and disability pensions, workmen's compensation, unemployment insurance, child welfare programs, care of the physically and mentally handicapped, allowances to orphans and single persons with dependents, and general public assistance to persons in need.

         The costs of the social insurance system are borne by the insured and their employers through social contributions (Sozialbeitrage), by direct contributions from federal, state and municipal governments, and by others. The most important components of the social insurance system--retirement pensions, health insurance, insurance for nursing care, and unemployment insurance--are funded primarily through equal contributions from employers and employees.

                       FOREIGN TRADE AND FOREIGN EXCHANGE

Foreign Trade

         The economy of Baden-Wurttemberg has a substantial connection to foreign trade. Preliminary figures show that in 2005, goods with a value of approximately EUR 786.2 billion were exported from Germany, approximately EUR
123.5 billion of which were exported from Baden-Wurttemberg. In comparison, imports to Germany for 2004 have been preliminarily valued at EUR 629.1 billion, approximately EUR 97.7 billion of which were imported to Baden-Wurttemberg. According to these figures, exports from and imports to Baden-Wurttemberg in 2005 constituted 15.7% of the exports and 15.5% of the imports, respectively, of Germany.

Source:  http://www.destatis.de/basis/d/aussh/aushtab1.php
         Date of computation: February 2006

         The following table shows information concerning the foreign trade of Baden-Wurttemberg for each of the years indicated:

                        Baden-Wurttemberg's Foreign Trade

                                                        2004         2003         2002
                                                        ----         ----         ----
                                                            (in millions of EUR)
Total exports...................................      113,395      107,682      103,762
   Machinery....................................       27,045       24,244       24,345
   Automotive...................................       27,539       27,729       27,441
   Electrical products..........................       11,383       10,812       10,800
   Chemical products............................       11,165       12,886        9,376
   Fine mechanical and optical products.........        6,913        6,241        6,249

Ultimate destinations of exports
Industrialized western countries(1).............          n/a       83,359       80,492
   USA..........................................       13,610       13,113       14,003
   EU countries (25)(2).........................       65,531       63,759       58,700
      France....................................       11,617       10,737       10,885
      Great Britain and Northern Ireland........        7,930        7,859        7,914
      Italy.....................................        8,150        8,306        7,818
      Austria...................................        6,176        5,635        5,494
   Switzerland..................................        6,697        6,289        6,459
   Developing countries(1)......................          n/a       10,349       11,186
   Countries in the process of reform(1)(3).....          n/a       13,100       12,013
Total imports...................................       90,027       83,670       77,928
   Industrialized western countries(1)..........          n/a       64,768       60,144
   EU countries (25)(2).........................       53,903       51,217       46,333
   Developing countries(1)......................          n/a        7,578        7,899
   Countries in the process of reform(1)(3).....          n/a       11,644        9,878

________________
Source: State Statistical Office Baden-Wurttemberg, Aussenhandelsdatenbank, available at http://www.statistik.baden-wuerttemberg.de/AHDB.

(1) The State Statistical Office Baden-Wurttemberg ceased publishing these figures. Due to the EU enlargement and other facts, the categories of countries were changed.
(2) On May 1, 2004, the number of EU member states rose from 15 to 25. The figures for the past years were adapted as if these countries had been member states at that time.
(3) Consists of former Eastern Bloc countries and Asian countries with state-run economies.

Foreign Exchange

         Since January 1, 1999, Germany's currency has been the Euro, the common currency of the Member States of the European Union participating in the third stage of the EU's Economic and Monetary Union. The Euro is freely convertible. Currency and capital transactions may be made without approval or a license.

         The Euro-zone follows a mutual monetary policy formulated by the ECB. The ECB is a politically independent institution whose main goal is to pursue price stability free of political influence.

         The following table sets forth, for the periods indicated, average exchange rates between the Euro and the U.S. dollar, the Swiss Franc and the Japanese Yen:

                              Average Exchange Rate

                      4th quarter     3rd quarter   2nd quarter   1st quarter
Currency                  2005           2005          2005          2005          2004          2003         2002
-----------------------   ----           ----          ----          ----          ----          ----         ----
U.S. Dollar............  1.1884         1.2199        1.2594        1.3113       1.2439        1.1312        0.9456
Swiss Franc............  1.5472         1.5533        1.5437        1.5488       1.5438        1.5212        1.4670
Japanese Yen...........  139.41         135.62        135.42        137.01       134.44        130.97        118.06

________________
Source: European Central Bank, Monthly Bulletin, December 2005, Table 8.2, page
        S 68 and March 2006, Table 8.2, page S 68.

                                 PUBLIC FINANCE

State Budget

         The state government of Baden-Wurttemberg has its own budget independent from the budget of the federal government of Germany. The state budget is drafted for one year or two consecutive years (the current budget is drafted for the years 2005 and 2006) and adopted by the Baden-Wurttemberg parliament (Landtag). The fiscal year for the state budget is the calendar year. In addition, the Minister of Finance presents in parliament a medium-term financial plan based on planning figures collected from the various state ministries. In general, a medium-term financial plan is drafted each year, and sets forth for the current year and the four years to come the projected expenditures that the Baden-Wurttemberg government believes will be necessary, how funds to meet those expenditures are expected to be obtained, and how the projected budgetary development will fit into the projected development of the economy as a whole. The currently applicable medium-term financial plan runs from 2005 to 2009. The medium-term financial plan assists the Baden-Wurttemberg parliament in adopting the budget and provides the bases for the next budget.

         Generally, expenditures by Baden-Wurttemberg are permitted only if they are explicitly provided for in the budget. In the event that the factual basis for the budget calculation changes significantly during the fiscal year, the Ministry of Finance must draft a supplementary budget, which also must be adopted by the Baden-Wurttemberg parliament.

         The appropriations in the budget are administered by Baden-Wurttemberg's ministries. This administration is under the unlimited supervision of the State Accounting Office (Landesrechnungshof) of Baden-Wurttemberg, an agency organized under public law. The State Accounting Office is strictly separated from the state administration and is responsible only to parliament.

         The following table provides a summary of Baden-Wurttemberg's revenues and expenditures for each of the years indicated:

                            Revenues and Expenditures

                                            2005        2004       2003         2002         2001
                                            ----        ----       ----         ----         ----
                                                            (in billions of EUR)
Revenues(1)(2)........................      32.0         31.6       31.4        30.5         31.9
   Taxes..............................      22.2         22.3       22.0        21.3         22.1
   Other..............................       9.8          9.3        9.4         9.2          9.9
Expenditures(1)(3)....................      32.0         31.7       31.7        31.0         31.7

________________
(1) Repayment expenses that were included in Revenues totaled EUR 5.1 billion in 2005, EUR 3.5 billion in 2004, EUR 3.1 billion in 2003, EUR 3.5 billion in 2002 and EUR 2.6 billion in 2001.
(2)  Includes revenues from borrowings and special financial transactions.

(3)  Includes redemption of borrowings and special financial transactions.

Source:  State Ministry of Finance, Department (Abteilung) 2, Team (Referat) 21.


         For further information concerning the budget of Baden-Wurttemberg, see "--Budget of the State of Baden-Wurttemberg."

Taxation

         The system of apportionment of the tax revenues in Germany and its states is governed by Articles 106, 106a and 107 of the German Constitution.

         Article 106 allocates customs duties and specified special taxes to the federal government and estate taxes, automobile taxes and other specified transaction taxes to the states. Article 106 further provides that revenue arising from personal income tax, corporate income tax and value added tax shall belong jointly to Germany and the individual states (Gemeinschaftsteuern). The revenue of municipalities consists principally of portions of personal income tax, payments from the states, non-personal taxes, such as real estate (Grundsteuer) and trade tax (Gewerbesteuer), and local tax on consumption and expenditures (ortliche Verbrauchs- und Aufwandsteuern). Since January 1, 1996, pursuant to Article 106a of the German Constitution, a certain amount of the federal government's revenue has been allocated to public transportation in the various states.

         Accordingly, the tax revenues of Baden-Wurttemberg include taxes that are due solely to Baden-Wurttemberg and Baden-Wurttemberg's share of the joint federal and state taxes.

         The following table sets forth the tax revenues of Baden-Wurttemberg for each of the years indicated:

                                  Tax Revenues

                                   2005          2004          2003          2002          2001
                                   ----          ----          ----          ----          ----
                                                       (in millions of EUR)
Share of the
   Gemeinschaftsteuern and
   share of trade tax.........     19,345       19,611         19,387       18,669       19,342
Taxes exclusively allocated
   to the state...............      2,883        2,694          2,610        2,634        2,721
Total.........................     22,228       22,305         21,997       21,304       22,063

________________
Source:  State Ministry of Finance, Department 5, Team 52.

         The following table sets forth the projected tax receipts of Baden-Wurttemberg for each of the years indicated:

                             Projected Tax Revenues

                                        2009(2)      2008(2)      2007(2)       2006(1)
                                        -------      -------      -------       -------
                                                      (in millions of EUR)
Projected tax revenues .............  24,950       24,250       23,420        22,630

________________
(1)  Tax Appraisal November 2005.
(2)  Based on Tax Appraisals May 2005 and November 2005.
Source:  State Ministry of Finance, Department 5, Team 52.

Revenue Equalization

         While the German federal government and the individual German states have separate budgets and different sources of revenue enabling them to carry out their respective functions and duties, a system of revenue equalization (Finanzausgleich) is intended to ensure that each state, irrespective of its own revenues, is sufficiently funded to fulfill its constitutional functions. This system of revenue equalization has both "horizontal" and "vertical" aspects.

         "Horizontal" revenue equalization (Landerfinanzausgleich), provided for in Article 107 of the German Constitution, is intended to effect an appropriate financial equalization among financially weaker and stronger states. The German Constitution requires the federal legislature to ensure by federal law that states whose revenues are on the average greater than those of other states are obligated to transfer part of their tax revenues to the financially weaker states. Horizontal revenue equalization has the effect that the financial condition of an individual state, and thus its credit standing, is for the most part consistent with the average level of all states.

         Since Baden-Wurttemberg has an above-average economy in comparison with the other German states, it is considered a "stronger" state for the purpose of revenue equalization. It is therefore obligated to make regular equalization payments.

         Articles 106, 106a and 107(1) of the German Constitution provide for the allocation, adjustments and distribution of tax revenues between the federal government and the states (so called "vertical" revenue equalization). In addition, they provide for special support payments from the federal government to individual states in order to enable such states to meet financial burdens imposed by the federal government or to support financially weaker states. Furthermore, pursuant to Article 107(2) of the German Constitution, the federal statute implementing the "horizontal" revenue equalization may also provide for special support payments by the federal government to financially weaker states in order to provide supplemental coverage for their general financial needs.

         The federal government and the individual states are jointly entitled to the revenues from personal income tax, corporate income tax and value added tax. Whereas the revenues from personal and corporate income tax are shared equally by the federal government and the individual states, the revenues from the value added tax are prorated from time to time subject to the financial needs of the federal government and the states.

         In the event of an extreme budget emergency in any state, the constitutional principle of federal solidarity requires the federal government and the other state governments to support, by appropriate constitutional means such as - ultimately - financial aid, such state in order to enable it to remedy its budget emergency and to fulfill its constitutional functions.

German Unity Fund

         Pursuant to the Act of June 25, 1990 implementing the treaty of May 18, 1990, between the Federal Republic of Germany and the German Democratic Republic, which laid the foundation for German reunification in October 1990, the German legislature established the German Unity Fund (Fonds Deutsche Einheit) to provide financial support to the new German states. The federal government is liable for the repayment of principal of and interest on the borrowings of the German Unity Fund. (Source: Bundesgesetzblatt (BGBl) II 1990, pp. 518 et seq.)

         Until December 31, 2004, for the payment of interest on such securities and borrowings, the German Unity Fund received contributions from the federal budget in the amount of 10% of the total borrowings outstanding at the end of the preceding year. The 11 original West German states must reimburse the federal government for 50% of such contributions. In addition, beginning in 1995, the 11 original German states were each obligated to provide for an additional payment in the amount of EUR
1.1 billion annually to the central government. The five new East German states are exempt from any payments. Because of low market interest rates, the total regular annual payments were reduced from 10% in 1998 to 6.8% in 2004.

         The following table sets forth the incurred and projected payments of Baden-Wurttemberg with respect to the German Unity Fund for each of the years indicated:

                     German Unity Fund Repayment Obligations

                                                    2006(1)   2005(1)     2004      2003      2002
                                                    -------   -------     ----      ----      ----
                                                                  (in millions of EUR)
Baden-Wurttemberg payments........................         0         1      344       379       389
Payments of all obligated German states...........       n/a       n/a    2,071     2,208     2,185

________________
Source:  State Ministry of Finance, Department 5, Team 52.

(1) The obligation of payments for the German Unity Fund ended preliminarily in 2006. It will be reviewed in 2019.

                                   PUBLIC DEBT

Summary of Debt

         At December 31, 2005, Baden-Wurttemberg's total outstanding direct debt amounted to EUR 39.5 billion. In 2005, Baden-Wurttemberg spent 8.9% of its tax revenues on interest payments.

         The following table sets forth the total principal amount of direct debt of Baden-Wurttemberg outstanding at December 31 of each of the years indicated:

                                   2005(2)     2004(2)    2003(2)    2002(2)    2001(2)
                                   -------     -------    -------    -------    -------
                                                   (in millions of EUR)
Direct debt(1)...................  39,541     37,554     35,676     33,378     31,897

________________
(1)  Does not include public sector debt.
(2) Includes borrowing for the purchases of silent equity investments in Landesbank Baden-Wurttemberg for a total amount of EUR 1,312.6 million (EUR
     302.9 million in 2000 and EUR 1,009.7 million in 2001).

Source:  State Ministry of Finance, Department 2, Team 26.

         In addition to its own direct debt obligations, at December 31, 2005, Baden-Wurttemberg had liabilities to the public sector and others in the amount of approximately EUR 1.5 billion. Furthermore, Baden-Wurttemberg guaranteed the payment of the principal of and interest on certain obligations of various public and private enterprises.

         The following table sets forth the aggregate principal amount of such debt guaranteed by Baden-Wurttemberg outstanding at December 31 of each of the years indicated:

                                     2005       2004       2003       2002       2001
                                     ----       ----       ----       ----       ----
                                                   (in millions of EUR)
Guaranteed Debt(1)...............  11,023     10,870     10,895     10,720     10,437

________________
(1) Does not include obligations under existing support mechanisms, such as the maintenance obligation (Anstaltslast), the explicit guarantee or the guarantee obligation (Gewahrtragerhaftung) with respect to liabilities of certain state-owned entities organized under public law.

Source:  State Ministry of Finance, Department 5, Team 54.

         In the period from 1952 to 2004, the long-term average default rate for the aggregate guaranteed debt amounted to 0.94%. The aggregate guaranteed debt contains guaranteed debt for economic development programs, the long-term average default rate of which amounted to 7.37%.

         For more detailed information regarding Baden-Wurttemberg's debt and guarantees, see the tables in "--Debt Record."

Debt Service

         The following table sets forth the projected debt service requirements for each of the years indicated in respect of all of the direct debt of Baden-Wurttemberg outstanding at December 31 of each of the years indicated:

                                         2009       2008       2007        2006
                                         ----       ----       ----        ----
                                                 (in millions of EUR)
Debt Service Requirements............    6,253     8,153      7,603       7,226
________________
Source:  State Ministry of Finance, Department 2, Team 26.

                                   DEBT RECORD

         Since its formation in 1952, Baden-Wurttemberg has always paid promptly when due the full amount of the principal of and interest on its indebtedness.

           Direct Debt of Baden-Wurttemberg as of December 31, 2005(1)

                                                                                                         Principal
                                                     Interest rate       Date of                          Amount
                       Debt                               (%)             issue          Maturity       Outstanding
----------------------------------------------       -------------       -------         --------       -----------
                                                                          (in millions of EUR)
Bonds and Government bonds
(1)  6.20% of 1993.............................              6.20            1993            2013            255.6
(2)  6.50% of 1993.............................              6.50            1993            2024             43.5
(3)  6.00% of 1996.............................              6.00            1996            2006            255.6
(4)  6.50% of 1996.............................              6.50            1996            2006            255.6
(5)  6.50% of 1996.............................              6.50            1996            2006            255.6
(6)  6.25/7.75% of 1996........................         6.25/7.75            1996            2026            127.8
(7)  6.125% of 1996............................             6.125            1996            2006            306.8
(8)  6.00/7.625% of 1996.......................        6.00/7.625            1996            2027            153.4
(9)  6.75% of 1996.............................              6.75            1996            2026             51.1
(10)  5.75% of 1998............................              5.75            1998            2028            511.3
(11)  4.75% of 1998............................              4.75            1998            2008            383.5
(12)  5.50% of 2000............................              5.50            2000            2008             50.0
(13)  2.03% of 2001 (3.0 billion JPY)(2).......              2.03            2001            2016             27.3
(14)  4.75% of 2002............................              4.75            2002            2008            500.0
(15)  4.78% of 2002............................              4.78            2002            2008            100.0
(16)  2.75% of 2002 (600 million CHF)(3).......              2.75            2002            2007            408.9
(17)  3.25% of 2003............................              3.25            2003            2008          1,500.0
(18)  3.50% of 2003............................              3.50            2003            2010          1,400.0
(19)  3.38% of 2004............................              3.38            2004            2009          1,250.0
(20)  3.50% of 2005............................              3.50            2005            2015          1,500.0
(21)  3.85% of 2005............................              3.85            2005            2020            150.0
Total bonds and government bonds...............                                                         9,486.1(4)
Other borrowings(5)............................                                                        30,054.4(4)
Baden-Wurttemberg's total direct                                                                      -------------
   debt(1).....................................                                                        39,540.5(4)
                                                                                                      =============

________________
(1)  Does not include liabilities to the public sector.
(2) This debt is carried at a value of EUR 27.3 million, which expresses a notional Euro/Japanese yen exchange rate of EUR 1.00 = JPY 109.89011.
(3) This debt is carried at a value of EUR 408.9 million, which expresses a notional Euro/Swiss Francs exchange rate of EUR 1.00 = CHF 1.46735.
(4)  The total shown here is the rounded exact amount.
(5) Medium- and long-term loans evidenced by promissory notes placed with investors (Schuldscheindarlehen) and credit line agreements with a remaining term of up to approximately 35 years (2038). The following table presents a maturity breakdown of these borrowings:

       Maturity                         Outstanding Principal Amount
-------------------                     ----------------------------
                                            (in millions of EUR)

2006...............                                3,834.3
2007...............                                4,030.1
2008...............                                2,455.8
2009...............                                1,704.0
2010...............                                  861.4
>2011..............                               17,168.8

Total..............                               30,054.4
                                                  ========

Source:  State Ministry of Finance, Department 2, Team 26.


      Internal Guaranteed Debt as of December 31, 2005, 2004, 2003 and 2002

                                                       2005          2004         2003          2002
                                                       ----          ----         ----          ----
                                                                    (in millions of EUR)
1. Suretyships(1)
   (a)  Economic development...................           34.0         50.3          50.3        42.4
   (b)  Housing................................           93.1        204.1         204.1       204.1
   (c)  Public Enterprises.....................       10,317.6     10,117.6      10,143.2     9,990.0
   (d)  Charitable and educational
        institutions and other purposes........           10.4         10.9          10.9        10.9
2. Guarantees(2) and other credit support
   (a)  Economic development...................           10.2         10.2          10.2        15.3
   (b)  Contingent liabilities under the
        Nuclear Energy Law (Atomgesetz)........           52.3         52.3          52.4        52.3
   (c)  Other..................................            5.9          6.1           6.1         6.1
3. Suretyships for Sureties(3) and Guarantees
   for Guarantors(4) for the benefit of
   Burgschaftsbank Baden-Wurttemberg GmbH......          499.1        418.1         418.1       398.4
                                                      --------     --------      --------    ---------
Total(5).......................................       11,022.6     10,869.6      10,895.3    10,719.5
                                                      ========     ========      ========    ========

________________
(1) Surety (Burgschaft) by the State for the performance of the obligations of another (Administrative Rule No. 1 to ss. 39 of the Budgeting Principles Act of Baden-Wurttemberg (Landeshaushaltsordnung) in connection with ss.ss. 765 et seq. of the German Civil Code (Burgerliches Gesetzbuch -- BGB)).
(2) Agreements, independent of the underlying agreement, by which the State secures a monetary interest of the recipient of the guarantee by agreeing to assume the responsibility for the occurrence of a specific event, in particular to assume, in whole or in part, the risk of a future contingent loss (Administration Rule No. 2 to ss. 39 of the Budgeting Principles Act of Baden-Wurttemberg).
(3) A suretyship for a surety (Ruckburgschaft) is a suretyship within the meaning of ss.ss. 765 et seq. of the BGB that is given by the State in favor of a surety by which the State promises to reimburse the surety, in whole or in part, for payments made by the surety under his suretyship.
(4) A guarantee for a guarantor (Ruckgarantie) is a guarantee, or an agreement independent of the underlying agreement, that is given by the State in favor of a guarantor by which the State promises to reimburse the guarantor, in whole or in part, for payments made by the guarantor under his guarantee.
(5) In addition to the contingent liabilities arising from Burgschaften, Garantien and other warranties shown in the table above, Baden-Wurttemberg is currently liable under existing support mechanisms, such as maintenance obligation (Anstaltslast), the explicit guarantee and the guarantee obligation (Gewahrtragerhaftung) with respect to liabilities of certain State-owned entities organized under public law.

Source:  State Ministry of Finance Baden-Wurttemberg, Department 5, Team 54.

                    BUDGET OF THE STATE OF BADEN-WURTTEMBERG

         The following table sets forth the revenues and expenditures of Baden-Wurttemberg for the years indicated.

                        Revenues and Expenditures for the Fiscal Years Ended December 31, 2005, 2004, 2003 and 2002

                                                              Year
                                    Year ended                ended                    Year ended               Year ended
                                     December                 December                  December                 December
                                     31, 2005     Change(1)   31, 2004    Change(1)     31, 2003    Change(1)    31, 2002
                                     --------     ---------   --------    ---------     --------    ---------    --------
                                        (in                   (in                         (in                       (in
                                     billions                 billions                billions of                billions
                                      of EUR)      (in %)      of EUR)      (in %)        EUR)        (in %)      of EUR)
I.   Revenue
     1.  Taxes                         22.2         (0.3)         22.3         1.4        22.0           3.3        21.3
     2.  Net borrowing                  1.7        (17.3)          2.0         0.0         2.0           9.4         1.9
     3.  Miscellaneous revenues         8.1         11.3           7.2        (2.2)        7.4           1.0         7.3
     4.  Total                         32.0          1.2          31.6         0.5        31.4           3.1        30.5
                                     ------       ------        ------      ------      ------        ------      ------
II.  Expenditures
     1.  Public servants               12.8         (2.0)         13.1         2.1        12.8           0.5        12.7
     2.  Investments                    2.7          3.8           2.6       (10.8)        2.9          (5.3)        3.1
     3.  Interest payments              2.0          4.8           1.9         3.2         1.8           8.0         1.7
     4.  Principal payments             0.1        (32.6)          0.1        30.9         0.1           2.0         0.1
     5.  Payments for horizontal
          revenue equalization(2)       2.3          8.7           2.1        14.2         1.9           2.6         1.8
     6.  Miscellaneous
         expenditures                   12.1         1.5          11.9        (2.6)       12.3           5.7        11.6
     7.  Total                          32.0         0.9          31.7        (0.0)       31.7           2.4        31.0
III. Adjusted total
     expenditures(3)                    31.6         1.1          31.3         0.7        31.0           0.9        30.8
                                     ------       ------        ------      ------      ------        ------      ------

________________
(1)  Percentage changes are calculated on the basis of unrounded figures.
(2)  Actual payments, not payment obligations, for the year indicated.
(3) Formal budget volume minus retirement of debt in the capital markets and special financing procedures.

Source:  State Ministry of Finance, Department 2, Team 21.

Projected Total Indebtedness

         The following table sets forth projected total indebtedness of Baden-Wurttemberg as formulated in the state's most recent medium-term financial plan drafted in 2006:

                                                2006         2007         2008        2009
                                                ----         ----         ----        ----
                                                           (in millions of EUR)
Projected total indebtedness incurred......      1,935        1,700        1,500       1,300

________________
Source:  State Ministry of Finance, Department 2, Team 21.

                                    TAXATION

                      UNITED STATES FEDERAL INCOME TAXATION

         The following summary of the material United States federal income tax consequences of the purchase, ownership and disposition of Debt Securities to U.S. Holders (as defined below) is based upon U.S. laws (including the Internal Revenue Code of 1986, as amended (the "Code")), regulations, rulings, judicial decisions and administrative pronouncements, as of the date hereof, all of which are subject to change or changes in interpretation, possibly on a retroactive basis. It deals only with Debt Securities that are purchased at their original issue price (as defined below) and held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax-exempt entities, persons holding Debt Securities as a straddle, hedging or conversion transaction, persons owning (directly, indirectly or by attribution) 10% or more of our outstanding share capital or voting stock, persons whose functional currency is not the U.S. dollar or holders other than original purchasers.

         Prospective purchasers of Debt Securities should consult the relevant prospectus supplement for any additional or modified disclosure of tax consequences that may be relevant to that particular issue of Debt Securities and are urged to consult their own tax advisors in determining the United States, German and any other tax consequences to them of the purchase, ownership and disposition of Debt Securities.

         As used herein, the term "U.S. Holder" means a beneficial owner of a Debt Security that is for United States federal income tax purposes (i) a citizen or individual resident of the United States, (ii) a corporation (or other entity taxable as a corporation for United States federal income tax purposes), created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to United States federal income taxation regardless of its source or
(iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. If a partnership holds Debt Securities, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds Debt Securities is urged to consult its own tax advisor regarding the specific tax consequences of the purchase, ownership and disposition of the Debt Securities.

         For purposes of this summary, a "Foreign Currency Debt Security" means a Debt Security on which all payments which a U.S. Holder is entitled to receive are denominated in or determined by reference to the value of a single Foreign Currency, as defined below.

Debt Securities Denominated in U.S. dollars

         Payments of Interest. Payments of qualified stated interest (as defined below) on a Debt Security generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder's regular method of tax accounting.

         The interest income received by a U.S. Holder generally will be income from sources outside the United States and, with certain exceptions, will be treated separately, together with other items of "passive" income, or, in certain cases, "financial services" income, for purposes of calculating any foreign tax credit allowable under U.S. federal income tax laws. Under recently enacted legislation, for taxable years beginning after December 31, 2006, interest income generally will constitute "passive category" income or, in the case of certain U.S. Holders, "general category" income, for foreign tax credit purposes.

The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors in this regard.

         Original Issue Discount. The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Debt Securities issued with original issue discount ("Discount Debt Securities") (other than Short-Term Debt Securities, which are discussed below) under applicable Treasury regulations (the "OID Regulations") issued by the U.S. Treasury and the Internal Revenue Service ("IRS"). Additional rules applicable to Discount Debt Securities that are denominated in or determined by reference to a currency other than the U.S. dollar are described under "Foreign Currency Debt Securities" below. Notice will be given in the applicable prospectus supplement when the Issuer determines that a particular Debt Security will be a Discount Debt Security.

         For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Debt Security over its issue price, if such excess equals or exceeds a de minimis amount (generally 0.25% of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Debt Security providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Debt Security). The issue price of each Debt Security in an issue of Debt Securities equals the first price at which a substantial amount of such Debt Securities has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a Debt Security is the sum of all payments provided by the Debt Security other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate (or a variable rate, in certain circumstances described below under "--Variable Debt Securities"). In addition, under the OID Regulations, if a Debt Security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Debt Security (e.g., Debt Securities with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Debt Security or any "true" discount on such Debt Security (i.e., the excess of the Debt Security's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Debt Security would be treated as original issue discount rather than qualified stated interest.

         Payments of qualified stated interest on a Debt Security are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder's regular method of tax accounting. A U.S. Holder of a Discount Debt Security must include original issue discount in income as ordinary income for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Debt Security is the sum of the daily portions of original issue discount with respect to such Discount Debt Security for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Discount Debt Security. The daily portion of original issue discount on any Discount Debt Security is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An accrual period may be of any length and the accrual periods may vary in length over the term of the Discount Debt Security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day or final day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Debt Security's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The adjusted issue price of a Discount Debt Security at the beginning of any accrual period is the sum of the issue price of the Discount Debt Security plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Debt Security that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in taxable income increasingly greater amounts of original issue discount in successive accrual periods.

         Variable Debt Securities. Under the OID Regulations, "Variable Debt Securities" are subject to special rules whereby a Variable Debt Security will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Debt Security by more than an amount equal to the lesser of (x) 0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date or (y) 15% of the total noncontingent principal payments and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

         A current value of a rate is the value of the rate on any date that is no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day. A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than ..65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Debt Security's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap), a minimum numerical limitation (i.e., a floor) or a restriction on the amount of increase or decrease in the stated interest (i.e., a governor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such restrictions are fixed throughout the term of the Debt Security or are reasonably expected not to affect the yield on the Debt Security significantly. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). An objective rate is a "qualified inverse floating rate" if the rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Debt Security provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Debt Security's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis

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points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

         If a Variable Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a variable rate debt instrument under the OID Regulations and if the interest on such Debt Security is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on such Debt Security will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a variable rate debt instrument under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Debt Security is issued at a "true" discount (i.e., at a price below the Debt Security's stated principal amount) in excess of a specified de minimis amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Debt Security is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Debt Security. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

         In general, any other Variable Debt Security that qualifies as a variable rate debt instrument will be converted into an equivalent fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Debt Security. The OID Regulations generally require that such a Variable Debt Security be converted into an equivalent fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Debt Security's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Debt Security. In the case of a Variable Debt Security that qualifies as a variable rate debt instrument and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Debt Security provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Debt Security as of the Variable Debt Security's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Debt Security is then converted into an equivalent fixed rate debt instrument in the manner described above.

         Once the Variable Debt Security is converted into an equivalent fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the equivalent fixed rate debt instrument by applying the general original issue discount rules to the equivalent fixed rate debt instrument and a U.S. Holder of the Variable Debt Security will account for such original issue discount and qualified stated interest as if the U.S. Holder held the equivalent fixed rate debt instrument. In each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with

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


respect to the equivalent fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Debt Security during the accrual period.

         If a Variable Debt Security does not qualify as a variable rate debt instrument under the OID Regulations, then the Variable Debt Security would be treated as a contingent payment debt obligation under applicable Treasury regulations (the "CPDI Regulations"). The CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, retirement or other disposition of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The United States federal income tax treatment of any Variable Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable prospectus supplement. Persons considering the purchase of Variable Debt Securities should carefully examine the applicable prospectus supplement and should consult their tax advisors regarding the tax consequences of holding and disposing of Variable Debt Securities.

         Certain of the Debt Securities may be redeemable at our option prior to their stated maturity and/or may be repayable at the option of the holder prior to their stated maturity. Debt Securities containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Debt Securities with such features should carefully examine the applicable prospectus supplement and should consult their own tax advisors, since the tax consequences with respect to original issue discount will depend, in part, on the particular terms and features of the purchased Debt Securities.

         A U.S. Holder generally may elect to include in income all interest (including stated interest, original issue discount, de minimis original issue discount and unstated interest) that accrues on a Debt Security by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions. The election may not be revoked without the consent of the IRS. U.S. Holders should consult their own tax advisors regarding the advisability of making this election.

         Sale or Other Disposition of a Debt Security. Except as discussed elsewhere in this summary, upon the sale, retirement or other disposition of a Debt Security, a U.S. Holder generally will recognize taxable gain or loss in an amount equal to the difference between the amount realized on the sale, retirement or other disposition (other than amounts attributable to accrued and unpaid interest, including accrued original issue discount, that a holder has not already included in gross income, which will be taxable as ordinary interest income) and such U.S. Holder's adjusted tax basis in the Debt Security. A U.S. Holder's adjusted tax basis in a Debt Security generally will equal such U.S. Holder's initial investment in the Debt Security increased by any original issue discount included in income and decreased by any payment on the Debt Security other than a payment of qualified stated interest. Any gain or loss recognized on a sale, retirement or other disposition of a Debt Security, other than amounts attributable to interest, generally will be treated as U.S. source gain or loss and generally will be long-term capital gain or loss if the Debt Security was held for more than one year. In the case of a U.S. Holder who is an individual, capital gains, if any, generally will be subject to United States federal income taxation at preferential rates if specified minimum holding periods are met. The deductibility of capital losses is subject to limitations.

Short-Term Debt Securities

         Debt Securities that have a fixed maturity of one year or less ("Short-Term Debt Securities") generally will be treated as having been issued with original issue discount in an amount equal to the

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


excess of the sum of the total principal and the interest payments on the Debt Security over its issue price. Except as noted below, an individual and certain other cash method U.S. Holders generally are not required to include accrued original issue discount on Short-Term Debt Securities in their income currently. However, such Holders may be required to include any stated interest in income when the interest is received if such receipt occurs prior to maturity. Any gain realized by such U.S. Holders on the sale, exchange or maturity of Short-Term Debt Securities generally will be ordinary income to the extent of the original issue discount accrued through the date of the sale, retirement or other disposition. In addition, a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Debt Security may be required to be deferred until the Debt Security matures. Notwithstanding the foregoing, a cash method U.S. Holder of a Short-Term Debt Security may elect to accrue original issue discount on a current basis (in which case the limitation on the deductibility of interest described above will not apply). U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders (including banks and dealers in securities), are required to accrue original issue discount on a Short-Term Debt Security on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

         In the case of a Short-Term Debt Security that is also a single Foreign Currency Debt Security, the amount of original issue discount subject to current accrual and the amount of any exchange gain or loss on a sale, retirement or other disposition generally are determined under the rules described below that apply to accrued interest on a single Foreign Currency Debt Security held by a holder using the accrual method of accounting.

         Investors considering the purchase of Short-Term Debt Securities should carefully examine the applicable prospectus supplement and should consult their tax advisors regarding the U.S. federal income tax consequences of holding and disposing of such Debt Securities.

Dual Currency Debt Securities

         A Debt Security may be issued in circumstances where interest payments on the Debt Security is denominated in or determined by reference to one currency and the principal portion of the Debt Security may be denominated in or determined by reference to another currency ("Dual Currency Debt Securities"). Investors considering the purchase of Dual Currency Debt Securities should carefully examine the applicable prospectus supplement and should consult their tax advisors regarding the U.S. federal income tax consequences of holding and disposing of such Debt Securities.

Foreign Currency Debt Securities

         As used herein, "Foreign Currency" means a currency or currency unit other than U.S. dollars.

         Interest--Cash Method. A U.S. Holder who uses the cash method of accounting for United States federal income tax purposes and who receives a payment of interest on a Debt Security (other than original issue discount, the treatment of which is described below under "--Interest--Accrual Method") will be required to include in income the U.S. dollar value of the Foreign Currency interest amount (based on the exchange rate on the date of receipt) regardless of whether the payment is in fact converted to U.S. dollars at that time. A cash method U.S. Holder, therefore, may recognize exchange gain or loss (as discussed below) on the receipt of an interest payment on a Foreign Currency Debt Security if such payment is converted from Foreign Currency by an entity in the chain of payment using an exchange rate other than the spot rate on the date of constructive receipt of the payment by the U.S. Holder. A cash method U.S. Holder will have exchange gain or loss attributable to a subsequent disposition of any Foreign Currency received as payment.

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


         Interest--Accrual Method. A U.S. Holder who uses the accrual method of accounting for United States federal income tax purposes, or who otherwise is required to accrue interest prior to receipt, will be required to include in income the U.S. dollar value of the amount of interest income (including original issue discount and reduced by any principal payments previously received to the extent applicable) that has accrued and is otherwise required to be taken into account with respect to a Debt Security during an accrual period. The U.S. dollar value of such accrued income will be determined by translating such income at the average rate of exchange in effect for the interest accrual period or, with respect to an accrual period that spans two taxable years, at the average rate for the partial period within the U.S. Holder's taxable year. A U.S. Holder may elect, however, to translate such accrued interest income at the spot rate on the last day of the accrual period, or the last day of the taxable year in the case of a partial accrual period. If the last day of an accrual period is within five business days of the date of receipt of the accrued interest, a U.S. Holder may translate such interest at the spot rate on the date of receipt. The above election will apply to all debt obligations held by the U.S. Holder at the beginning of the first taxable year to which the election applies and may not be changed without the consent of the IRS. A U.S. Holder should consult a tax advisor before making the above election. A U.S. Holder will recognize exchange gain or loss (which will be treated as ordinary income or loss) with respect to accrued interest on the date such interest is received. The amount of ordinary income or loss recognized will equal the difference, if any, between the U.S. dollar value of the Foreign Currency payment (determined on the basis of the spot rate on the date such payment is received) in respect of such accrual period and the U.S. dollar value of interest income that has accrued during such accrual period (as determined above).

         Original Issue Discount. In the case of a Discount Debt Security denominated in a Foreign Currency, a U.S. Holder must determine original issue discount allocable to each accrual period in units of the Foreign Currency using the constant yield method described in "--Debt Securities Denominated in U.S. Dollars--Original Issue Discount." Accrued original issue discount is translated into U.S. dollars and the amount of Foreign Currency gain or loss on the accrued original issue discount in the same manner as described in "--Interest--Accrual Method" above for qualified stated interest accrued by an accrual method U.S. Holder. U.S. Holders should note that because the cash payment in respect of accrued original issue discount generally will not be made until maturity or other disposition of the Discount Debt Security, a greater possibility exists for fluctuations in foreign currency exchange rates (and the required recognition of exchange gain or loss) than in the case of Foreign Currency Debt Securities issued without original issue discount. U.S. Holders are urged to consult their tax advisors regarding the interplay between the application of the original issue discount and foreign currency exchange gain or loss rules.

         Sale, Retirement or Other Disposition of Foreign Currency Debt Securities. Except as discussed above with respect to Short-Term Debt Securities, upon the sale, retirement or other disposition of a Debt Security, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, retirement or other disposition and the U.S. Holder's adjusted tax basis in the Debt Security. To the extent the amount realized represents accrued but unpaid interest, however, such amounts must be taken into account as interest income as described above. The amount realized will be based on the U.S. dollar value of the Foreign Currency on the date the payment is received or the Debt Security is disposed of (or deemed disposed of as a result of a material change in the terms of the Debt Security). In the case of a Debt Security that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount realized by translating the Foreign Currency at the spot rate on the settlement date of the sale.

         A U.S. Holder's initial tax basis in a Debt Security will be the U.S. dollar value of the Foreign Currency amount paid for such Debt Security, determined on the date of such purchase. A U.S. Holder's adjusted tax basis in a Debt Security generally will equal the cost of the Debt Security to such Holder,

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


increased by the amounts of original issue discount previously included in income by the Holder with respect to such Debt Security and reduced by any payment under the Debt Security other than a payment of qualified stated interest. In the case of a Debt Security that is denominated in Foreign Currency and is traded on an established securities market, a cash basis U.S. Holder (or, upon election, an accrual basis U.S. Holder) will determine the U.S. dollar value of the amount paid by translating the Foreign Currency at the spot rate on the settlement date of the purchase.

         Except as discussed in the following paragraph with respect to exchange gains or losses, any gain or loss recognized upon the sale, retirement or other disposition of a Debt Security generally will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, retirement or other disposition the Debt Security has been for more than one year. The deductibility of capital losses is subject to significant limitations.

         Gain or loss realized upon the sale, retirement or other disposition of a Debt Security that is attributable to fluctuations in currency exchange rates will constitute exchange gain or loss with respect to the principal amount and generally will be taxable as U.S. source ordinary income or loss and will not be treated as interest income or expense. Gain or loss attributable to fluctuations in exchange rates generally will equal the difference between the U.S. dollar value of the Foreign Currency purchase price of the Debt Security, determined on the date the payment is received or the Debt Security is disposed of, and the U.S. dollar value of the Foreign Currency purchase price of the Debt Security, determined on the date the U.S. Holder acquired the Debt Security. Such exchange gain or loss will be recognized only to the extent of the total gain or loss realized by the U.S. Holder on the sale, retirement or other disposition.

         Disposition of Foreign Currencies. A U.S. Holder will have a tax basis in any Foreign Currency received as interest or on the sale, retirement or other disposition of a Debt Security equal to the U.S. dollar value of such Foreign Currency at the spot rate on the date the Foreign Currency is received. Any exchange gain or loss realized by a U.S. Holder on a subsequent conversion of Foreign Currency generally will be ordinary income or loss.

Withholding Taxes

         In the event that foreign law requires the Issuer to deduct or withhold from payments on the Debt Securities, the Issuer will not be required to pay a gross-up or any additional amounts. In such case, U.S. Holders will recognize more income for United States federal income tax purposes than the actual amounts received from the Issuer.

Substitution of L-Bank

         It is possible that a substitution of another company as principal debtor in respect of the Debt Securities will cause a taxable exchange for United States federal income tax purposes of existing Debt Securities for new Debt Securities by the holders of the Debt Securities. Such an exchange would require holders to recognize taxable gain or loss for United States federal income tax purposes. In the event that such a substitution results in the recognition of taxable income or gain to any holder, neither the Issuer nor the substitute obligor will be required to indemnify a holder for any tax incurred by such holder as a result of such a substitution. Holders should consult their own tax advisors regarding the possible tax consequences of a substitution of the Issuer including any tax consequences arising in any other taxing jurisdiction.

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


U.S. Information Reporting and Backup Withholding

         Payments of principal, premium, if any, and interest (including original issue discount) on, and proceeds from the sale, retirement or other disposition of, the Debt Securities may be subject to information reporting to the IRS and possible backup withholding. Backup withholding of United States federal income tax at a current rate of 28% may apply to payments made in respect of the Debt Securities to holders who are not exempt recipients and who fail to provide certain identifying information (such as the holder's taxpayer identification number) and make any other required certification. Payments made in respect of the Debt Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption. U.S. persons who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-U.S. Holders generally will not be subject to U.S. information reporting and backup withholding. However, these Holders may be required to provide certification of non-U.S. status (generally on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

         Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules from a payment to a Holder may be credited against such Holder's United States federal income tax liability and a Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing all required information to the IRS in a timely manner.

Tax Return Disclosure Requirements

         A U.S. Holder may be required to report a sale, retirement or other taxable disposition of its Debt Securities on IRS Form 8886 (Reportable Transaction Disclosure Statement) if it recognizes a foreign currency exchange loss that exceeds $50,000 in a single taxable year from a single transaction in the Debt Securities, if such U.S. Holder is an individual or trust, or higher amounts for other non-individual U.S. Holders. U.S. Holders are advised to consult their tax advisors in this regard.

         We have included the federal income tax discussion above for holders' general information only and it may not be applicable depending upon a holder's particular situation. U.S. Holders should consult their own tax advisors with respect to the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

                      FEDERAL REPUBLIC OF GERMANY TAXATION

                            German Tax Considerations

         The following is a general discussion of certain German tax consequences of the acquisition, ownership and disposition of the Debt Securities offered by us. This discussion does not purport to be a comprehensive description of all tax consequences that may be relevant to a decision to invest in the Debt Securities. In particular, this discussion does not consider any specific tax consequences that may apply due to facts or circumstances of a particular investor. This summary is based on the laws of Germany as currently in force and applied on the date of this annual report. Such laws are subject to changes, possibly with retroactive effect.

         Prospective investors in the Debt Securities are urged to consult their own tax advisors as to the tax consequences of the acquisition, ownership and disposition of the Debt Securities, including the effect of any state or local taxes, under the tax laws of Germany and any other relevant jurisdiction.

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German Residents

Taxation of Interest Income

         Under German tax law payments of interest on the Debt Securities (including payments made in respect of interest that accrued up to a disposition of a Debt Security and is credited separately, in the following "Accrued Interest"--Stuckzinsen) to persons who are residents of Germany (in particular, persons whose residence, habitual abode, statutory seat or place of management is located in Germany, a "German Holder") are subject to German income or corporate income tax (plus solidarity surcharge thereon, which is currently levied at a rate of 5.5%). Payments for Accrued Interest rendered upon the acquisition of a Debt Security may be deducted from the Debt Security holder's income, if separately accounted for, and may, therefore, reduce such Debt Security holder's personal income tax liability. Corresponding to such reduction, however, the Debt Security holder will be taxable in respect of interest payments that accrued when the Debt Security holder was not actually holding the Debt Security to the extent such interest is paid to the Debt Security holder. Interest income derived from the Debt Securities will also be subject to trade tax on income if the Debt Securities are held in a German business establishment for trade tax purposes.

Withholding Tax on Interest Income

         If the Debt Securities are kept or administered in a custodial account maintained by a German Holder with a German branch of a German or foreign bank or financial services institution (a "German Disbursing Agent"), a 30% withholding tax (Zinsabschlag) on the gross amount of interest payments, including Accrued Interest, plus a 5.5% solidarity surcharge thereon, will be levied, resulting in a total withholding tax charge of 31.65%.

         Withholding tax (including a solidarity surcharge thereon) might be credited as prepayments against the German Holder's liability for German personal or corporate income tax (and the respective solidarity surcharge), or, if in excess of such liability, refunded upon application.

         German Holders who are individuals holding the Debt Securities as private assets ("Private German Investors") are entitled to an annual standard deduction (Werbungskosten-Pauschbetrag) of EUR 51 (EUR 102 for married couples filing jointly) in computing their income from capital investment (including income earned from the Debt Securities) as well as an annual exemption (Sparer-Freibetrag) of EUR 1,370 (EUR 2,740 for married couples filing jointly) with respect to income from the Debt Securities and other investment income they receive.

Disposition or Redemption of the Debt Securities

         The following applies in respect of Debt Securities that do not qualify as Financial Innovations (as described under the following caption "--Special Rules for Financial Innovations").

         Capital gains resulting from the disposition or redemption of Debt Securities (or, as the case may be, from the payment at maturity of the Debt Securities) realized by Private German Investors are generally taxable if the capital gain is realized within one year after the acquisition of the Debt Securities. Capital losses realized by Private German Investors may only be offset against capital gains resulting from a disposition of Debt Securities or from other private transactions within the same calendar year and, subject to various limitations, in the preceding year or in subsequent years.

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


         Capital gains realized by Private German Investors are only taxable if the aggregate amount derived from all taxable private transactions equals or exceeds an amount of EUR512 in one calendar year.

         Capital gains derived by Private German Investors from the disposition or redemption of Debt Securities are not subject to German income tax if the Debt Securities are sold or redeemed more than one year after their acquisition.

         Irrespective of a holding period, any capital gain resulting from the disposition or redemption of Debt Securities (or, as the case may be, from the payment at maturity of the Debt Securities) is subject to income or corporate income tax, including trade tax, if such Debt Securities are held as business assets of a German Holder.

Special Rules for Financial Innovations

         To the extent Debt Securities are classified as financial innovations ("Financial Innovations"; Finanzinnovationen), special provisions apply to the disposition or redemption, or upon maturity, of the Debt Securities. In particular, any debt instrument may classify as a Financial Innovation if it provides for a floating interest rate, an issue discount or an optional redemption right.

         In case Debt Securities are classified as Financial Innovations, capital gains arising upon the disposition or redemption, or upon maturity, of the Debt Securities realized by a German Private Investor (including capital gains so derived by a secondary or subsequent purchaser who is a German Private Investor) are fully subject to income tax, provided no yield to maturity (Emissionsrendite) can be established. In case a yield to maturity can be established, only the extent of the capital gain attributable to such yield to maturity during the period the respective German Private Investor held the Debt Security is subject to income tax.

         The amount taxed due to the classification of a Debt Security as a Financial Innovation is subject to 30% withholding tax (plus a solidarity surcharge of 5.5% thereon) if the Debt Securities are kept or administered in a custodial account by the same German Disbursing Agent since the acquisition of the Debt Securities. If the Debt Securities have not been so kept in a custodial account by the same German Disbursing Agent, withholding tax will be imposed at the same rate on 30% of the proceeds received upon a disposition or redemption, or upon the maturity, of the Debt Securities. As described above, such withholding tax might be credited or refunded upon application.

Non-German Residents

         Income derived from the Debt Securities by persons who are not tax residents of Germany ("Non-German Holders") is in general exempt from German income or corporate income taxation, and no withholding tax must be withheld (even if the Debt Securities are kept with a German Disbursing Agent), provided the Debt Securities are not (i) held as German business assets by the Non-German Holder or (ii) presented for payment at the offices of a German branch of a German or foreign bank or financial services institution in an over-the-counter transaction (Tafelgeschaft).

         If the Debt Securities are held as German business assets by a Non-German Holder, such holder is subject to a tax treatment similar to that described above under the caption "--German Residents."

         If the Debt Securities are involved in an over-the-counter transaction, as described above, income derived therefrom will be subject to withholding tax.

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


European Union Directive on the Taxation of Savings Income

         The Council of the European Union (the "Council") on June 3, 2003 adopted a directive regarding the taxation of savings income (the "Directive"). Under the Directive, Member States are required to provide to the tax authorities of another Member State details of payments of interest (or other similar income) paid by a person within its jurisdiction to an individual resident in that other Member State except that, from the date of implementation of the Directive, Belgium, Luxembourg and Austria will instead operate a withholding system for a transitional period in relation to such payments. The Directive came into effect on July 1, 2005.

Gift or Inheritance Taxation, Stamp Duty

         No estate, inheritance or gift taxes with respect to any Debt Securities will arise under the laws of Germany if, in the case of estate and inheritance taxes, both the decedent and the beneficiary, and, in the case of gift taxes, both the donor and the donee, are Non-German Holders and such Debt Securities are not attributable to a permanent establishment in Germany. In the case of a decedent, donor or heir who is a German national, this only applies if such person has been a Non-German Holder for more than five consecutive years. No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the Debt Securities.

Substitution of L-Bank

         It is possible that a substitution of L-Bank by another company as principal debtor in respect of the Debt Securities could lead to gain equal to the difference between the fair market value of the Debt Securities as of the date of the substitution and the relevant acquisition cost of the Debt Securities, which would be subject to the same rules applicable to a disposition of the Debt Securities (discussed above). In the event that such a substitution results in the recognition of taxable income or gain to any holder, neither the issuer nor the substitute obligor will be required to indemnify a holder for any income tax or tax incurred by such holder as a result of such a substitution.

         Prospective investors are urged to consult their own tax advisors regarding the possible tax consequences of such a substitution of L-Bank, including any tax consequences arising in any other taxing jurisdictions.

        SUMMARY OF CERTAIN DIFFERENCES BETWEEN GENERALLY ACCEPTED GERMAN
                                       AND
                       UNITED STATES ACCOUNTING PRINCIPLES

         Our audited financial statements for the years ended December 31, 2005 and 2004 have been prepared in accordance with German GAAP (see "L-Bank--Regulation and Supervision of L-Bank in the Federal Republic of Germany--Financial Statements and Audits"), which emphasizes the concept of "prudence" (Vorsichtsprinzip) in the presentation of the financial statements in order to protect the interest of creditors in general. Our financial statements are not prepared in accordance with the accounting and financial reporting practices followed in the United States and have not been prepared in accordance with the accounting rules and regulations adopted by the Securities and Exchange Commission under the Securities Act of 1933. As a result, our financial statements included in this annual report may differ substantially from financial statements prepared in accordance with accounting principles generally accepted and financial reporting practices followed in the United States ("U.S. GAAP").

         The matters described below summarize certain differences between German GAAP and U.S. GAAP at December 31, 2005 and as of the date of this annual report that may be material in the context of our financial statements. We are not required to prepare and have not prepared any reconciliation of our financial statements and any related footnote disclosures between German GAAP and U.S. GAAP and have not quantified such differences. The following summary should not be taken as exhaustive discussion of all differences. No attempt has been made to identify all disclosures, presentation or classification differences that would affect the manner in which transactions or events are presented in financial statements or notes thereto. In making an investment decision, investors must rely upon their own examination of the Company, the terms of the offering and the financial information. Potential investors should consult their own professional advisors for an understanding of the differences between German GAAP and U.S. GAAP, and how those differences might affect the financial information herein.

Financial Statements Presentation

         Under German GAAP, the components of unconsolidated financial statements are balance sheet, income statement and notes to the financial statements while for consolidated financial statements, in addition, a statement of changes in shareholders' equity and a cash flow statement are required. German GAAP requires one year of comparatives. L-Bank is required to use a particular balance sheet and income statement format and to address in its notes certain disclosures in accordance with the German Commercial Code.

         Under U.S. GAAP, financial statements comprise balance sheets, income statements, statements of changes in shareholders' equity, cash flow statements and notes to the financial statements for both unconsolidated and consolidated financial statements. Financial statements for SEC registrants include two years of comparatives (to the current year) for all statements except for the balance sheet. Material components of each financial statement or line item have to be disclosed separately and in sufficient detail in the financial statements including the notes to the financial statements.

Scope of Consolidation

         Under German GAAP, consolidation of all majority-owned subsidiaries is required. However, if the subsidiaries are of minor significance, the necessary information cannot be obtained without unreasonable expense or delay and unless the shares are held for purpose of sale or the control is temporary, German GAAP permits excluding these subsidiaries from the consolidation. Similar considerations apply to equity investments where significant influence is exercised.

         Under U.S. GAAP, the determination when an entity is to be consolidated has traditionally been determined based on a voting control model and, accordingly, all subsidiaries should be consolidated. While this model is still applicable, new FASB Interpretation No. 46 'Consolidation of Variable Interest Entities' ("FIN 46") has broadened the scope of consolidation to include a risk and rewards model. Variable interest entities ("VIEs"), which often are special purposes entities, in which a parent does not have a controlling voting interest but the parent absorbs the majority of the VIE's expected losses or residual returns must also be consolidated. The equity method of accounting is generally required for investments where the parent company has more than 20% of the voting rights or if factors indicate that significant influence exists. U.S. GAAP does not permit any relief from consolidation for subsidiaries of minor significance, when information is not available, or where control is only temporary.

Receivables (Loans) and Liabilities

         Under German GAAP, receivables (loans) and liabilities are classified according to the period after which the obligor thereof may, or may be required to, repay in full such receivables or liabilities. The Regulation on the Accounting Principles applied to Credit Institutions and Financial Services Institutions (Rechnungslegungsverordnung fur Kreditinstitute und Finanzdienstleistungsinstitute), together with ss.ss. 340 et seq. of the German Commercial Code (Handelsgesetzbuch), which mainly comprise German GAAP for credit institutions, requires that a bank classify receivables and liabilities on its balance sheet into short-term assets and liabilities that are payable on demand (taglich fallig) and other assets and liabilities.

         Under U.S. GAAP, financial institutions do not present so classified balance sheets.

Property and Equipment

         Under German GAAP, property and equipment are reported at acquisition or manufacturing cost, as applicable, and reduced by scheduled depreciation in accordance with their estimated economic useful life. In practice, depreciation is carried out on the basis of the depreciation tables issued by the Federal Ministry of Finance. Based on the modified lower of cost or market principle, any expected permanent impairment of property and equipment results in additional depreciation. This additional depreciation is reversed when the reason for the impairment no longer exists.

         U.S. GAAP requires that property and equipment be carried at cost less scheduled depreciation in accordance with the estimated economic useful life of the asset. U.S. GAAP requires that assets be reviewed for impairment. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Such impairment losses shall not be reversed.

Investment Securities

         Under German GAAP, investment securities are defined in ss. 7 of the Regulation on Accounting Principles Applied to Credit Institutions and Financial Services Institutions (Verordnung uber die Rechnungslegung der Kreditinstitute und Finanzdienstleistungsinstitute); in the balance sheet they are disclosed under "Notes and other interest-bearing securities" and "shares and other non-interest-bearing securities." In disclosing income and expenses, a distinction is made between securities held in trading portfolios (Handelsbestand) and those held as liquidity reserves in the liquidity portfolio (Liquiditatsreserve) (securities which are neither treated as fixed assets nor held for trading purposes). In both cases the securities are carried as current assets and are valued, for each type of security separately, at the lower of cost or market value at the balance sheet date and included in income.

         Under U.S. GAAP, investments in equity and debt securities are classified into the categories trading, available-for-sale or held-to-maturity (for debt securities only). Debt securities held to maturity are carried at amortized cost. Held-to-maturity and available-for-sale securities are subject to (other-than-temporary) impairment tests. Trading and available-for-sale securities are recorded at fair value and changes of trading securities in fair value are included in the income statement. Changes in the fair value of available-for-sale securities are included in other comprehensive income, a separate component of equity, unless a decline in fair value is deemed to be other-than-temporary. If the decline is other-than-temporary, the loss is included in the income statement.

Provision for Loan Losses

         Under German GAAP credit institutions are permitted to create loss risk provisions that, in accordance with German law, are not disclosed. The credit risk of the loan and securities portfolio is continuously assessed with respect to each individual exposure. Specific provisions are established in the loan portfolio and in the current asset securities portfolio held as liquidity reserve by writing down the book value of each such item according to its assessed risk (Einzelwertberichtigung). In addition, a general provision is established for risk that is not individually identifiable but is inherent in the loan portfolio (Pauschalwertberichtigung). Like specific provisions, general provisions are deducted from the assets reserved against and are therefore not shown separately on the balance sheet.

         Under U.S. GAAP, general, unspecified reserves are not permitted. For loans that are individually deemed impaired, specific reserves are determined based on the present value of future cash flows discounted at the loan's effective interest rate, or where the loan is collateral based on the fair value of the collateral provided. Where available, the observable market price of the loan can be used. U.S. GAAP requires recognition of a loss when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated, even though the particular loans that are not collectible may not be identifiable.

Certain Provisions and Reserves

         There are two provisions in the German Commercial Code, which allow banks to establish reserves against general banking risks. Pursuant to ss. 340g of the German Commercial Code, banks may carry a special item called "Fund for General Banking Risks" (Sonderposten fur allgemeine Bankrisiken) on the liability side of their balance sheet for protection against general banking risks. However, such a fund may only be established if, in accordance with reasonable commercial judgment, the special risks inherent in the business of banks require the establishment of such a fund. Any additions to the Fund for General Banking Risks or any profits derived from its dissolution must be reflected separately in the bank's income statement (see ss. 340g, clause 2 German Commercial Code). See "Glossary." Funds for general banking risks established pursuant to ss. 340g of the German Commercial Code are counted as part of core capital.

         In addition, banks may have contingency reserves for general banking risk, which are permitted by ss. 340f of the German Commercial Code. According to this rule, a bank may record on its balance sheet certain receivables, debt securities and equity securities that are held as part of the "liquidity reserve" at a lower value than that permitted for industrial and other nonbanking corporations, if this is necessary, in accordance with reasonable commercial judgment, to safeguard against the special risks inherent in the business of banks. The reserves created by such recording of lower values may not exceed four percent of the total book value of such receivables and securities. Banks need not report in their financial statements on the creation and dissolution of such reserves for general banking risks. With respect to presentation in the income statement, banks are permitted to offset (without disclosure) profits from the sale of certain securities (in the liquidity portfolio) and the revaluation of receivables (i.e., payments received on loans previously written-off or write-backs of risk provisions) against write-downs of the respective receivables and securities. Based on the foregoing, we disclose the net result from movements in risk provisions and management of the liquidity portfolio.

         Assets, liabilities and pending transactions have been valued in accordance with general provisions of ss.ss. 252 et seq. of the German Commercial Code, taking into account the special rules applying to credit institutions, ss.ss. 340e et seq. of the German Commercial Code.

         Under U.S. GAAP, provisions are only recorded when certain criteria are met. A provision is only recognized when (a) information available prior to issuance of the financial statements indicates that it is probable that an asset has been impaired at the date of the financial statements and (b) the amount of the loss can be reasonably estimated.

Derivative Instruments and Hedge Accounting

         Under German GAAP, derivative instruments and embedded derivatives may be included in a financial institution's trading book or investment book. Trading derivatives are treated as current assets and accordingly carried at the lower of cost or market. That is, while unrealized losses on trading derivatives are recorded in current income, unrealized gains are not recognized. Hedge accounting is permitted as micro-hedge, portfolio-hedge or macro-hedge. Derivative financial instruments used for hedging purposes are generally accounted for as off-balance-sheet transactions and, in the case of the bank, are disclosed in notes to the financial statements. Unrealized gains and losses of both the derivative financial instrument and hedged items are generally not recorded on the balance sheet or in the income statement. The related income and expense of a derivative financial instrument, such as interest income related to interest rate swaps, is reported on a basis consistent with the underlying hedged position pro rata temporis, often resembling synthetic instrument accounting. Credit-default swaps in the non-trading book/investment book provided as credit risk protection are disclosed as contingent liabilities.

         Under U.S. GAAP, all derivative instruments and embedded derivatives are recorded on the balance sheet at fair value as either assets or liabilities, regardless of any hedge relationship that might exist. Changes in the value of derivative instruments are recognized in the income statement as they arise, unless they satisfy stringent criteria for hedge accounting (including designation and high effectiveness), supported by formal documentation. The accounting treatment of the hedging instruments as well as the hedged items depends on the type of hedge designation (fair value hedge or cash flow hedge), the offset being in either current income or other comprehensive income. Also depending on the hedge designation, the carrying value of the hedged item may need to be adjusted to offset the changes in the fair value of the hedging derivative. Any ineffectiveness resulting from the hedge relationship is recognized in income.

Loan Origination Fees

         Under German GAAP, the direct costs incurred in the origination of new loans are expensed as general administrative expense in the period incurred. Loan origination fees received are recognized in the income statement as commission income upon closing of the transaction unless such fees are determined to be in lieu of interest. In that case, these fees are deferred and recognized as interest income over the life of the loan (generally using straight-line amortization).

         U.S. GAAP requires that loan origination fees net of certain direct loan origination costs are deferred and recognized over the life of the related loan as an adjustment of yield using the effective interest method. Loan commitment fees are deferred, except for certain retrospectively determined fees.

Commitment fees meeting specified criteria are recognized over the loan commitment period; all other commitment fees shall be recognized as an adjustment of yield over the related loan's life or, if the commitment expires unexercised, recognized in income upon expiration of the commitment.

Pension Provisions

         Under German GAAP, pension obligations are determined using actuarial principles, whereby the ongoing and future pension obligations and benefit obligations to retired beneficiaries are determined using a certain valuation benchmark (partial value) in line with tax regulations.

         Under U.S. GAAP, the annual pension cost comprises the estimated cost of benefits accruing in the period as determined in accordance with SFAS No. 87, "Employers' Accounting for Pensions," which requires readjustment of the significant actuarial assumptions annually to reflect current market and economic conditions. Under SFAS No. 87, a pension asset representing the excess plan assets over benefit obligations is disclosed and deferred in the balance sheet. The pension benefit obligation is calculated by using a projected unit credit method. Actuarial gains or losses within a 10% "corridor" are disclosed and can be deferred.

Reacquired Own Debt Securities

         Under German GAAP, debt securities that are re-acquired with the intention of resale are recorded as assets at acquisition cost, and subsequently valued at the lower of cost or market. Gains or losses on resale of such securities are recorded in current income.

         Under U.S. GAAP, repurchased debt securities result in a reduction of outstanding liabilities on the balance sheet, irrespective of whether the securities are intended for resale or not. The difference between the cost of re-acquisition and the book value of outstanding debt is recorded in current income.

Assets and Liabilities Held in Trust

         Under German GAAP, assets and the equal liabilities held in trust are recorded on the balance sheet. Under U.S. GAAP, these items would likely not be recorded on the balance sheet.

Guarantees

         Under German GAAP, a guarantor records an accrual and a corresponding charge to the income statement when an enterprise has a present obligation as a result of a past event and it is expected, based on available evidence, that payment would have to be made to the guaranteed party.

         Under U.S. GAAP, a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value of the obligation undertaken in issuing the guarantee.

                        OFFICIAL STATEMENTS AND DOCUMENTS

         The information set forth herein relating to Baden-Wurttemberg and Germany has, except as stated below, been derived from publications of the Baden-Wurttemberg Statistical Office, the Federal Labor Office, the Baden-Wurttemberg Ministry of Finance, the Federal Statistical Office, the European Central Bank or the Federal Central Bank, all of which are official public documents, or from Baden-Wurttemberg state or German federal statutes, all of which are official public documents.

         The information in the tables included in the section captioned "The State of Baden-Wurttemberg--Public Finance" (except for "The State of Baden-Wurttemberg--State Budget"), the information in the table regarding debt guaranteed by Baden-Wurttemberg included in the section captioned "The State of Baden-Wurttemberg--Public Debt--Summary of Debt" and the information in the table entitled "Internal Guarantied Debt as of December 31, 2005, 2004, 2003 and 2002" included in the section captioned "The State of Baden-Wurttemberg--Debt Record" has been supplied by Walter Leibold, Assistant Undersecretary (Ministerialdirigent) of the Baden-Wurttemberg Ministry of Finance, in his official capacity and is included herein on his authority.

         The information in the tables included in the sections captioned "The State of Baden-Wurttemberg--Public Finance--State Budget," "The State of Baden-Wurttemberg--Public Debt" (other that the information in the table regarding debt guarantied by Baden-Wurttemberg included in the section captioned "The State of Baden-Wurttemberg--Summary of Debt") and "The State of Baden-Wurttemberg--Budget of the State of Baden-Wurttemberg," as well as the information in the table entitled "Direct Debt of Baden-Wurttemberg as of December 31, 2005" included in the section entitled "The State of Baden-Wurttemberg--Debt Record" has been supplied by Gunther Benz, Assistant Undersecretary (Ministerialdirigent) of the Baden-Wurttemberg Ministry of Finance, in his official capacity and is included herein on his authority.

                                    GLOSSARY

         This glossary describes certain terms that are used in our financial statements. It is not a part of our financial statements.

Minimum Reserves

         We are obligated to deposit minimum reserves with the Federal Central Bank and other central banks pursuant to the Regulation on Minimum Reserves of September 12, 2003 issued by the European Central Bank. Some of our deposits with the Bundesbank included in this item consist of such minimum reserves. See "L-Bank--Regulation and Supervision of L-Bank in the Federal Republic of Germany--Powers of the European Central Bank Affecting L-Bank's Conduct of Business."

Receivables from Credit Institutions

         This item includes all amounts due from German and non-German banks, unless the obligations are notes, bonds or other interest-bearing securities that are eligible for listing on a stock exchange (entered in Item 4b).

Receivables from Customers

         This item includes all amounts due from customers that are not credit institutions, unless the obligations are notes, bonds or other interest-bearing securities that are eligible for listing on a stock exchange (entered in Item 4 b).

         This Item 3 encompasses mortgage-secured loans (Hypothekendarlehen) made by us that meet certain requirements of the Pfandbrief Act (Pfandbriefgesetz). Such loans may be used as security (cover) for mortgage Pfandbriefe issued by us (Hypothekenpfandbriefe). The pool of mortgage loans used as security is listed in a register maintained by us. The pool is continuously replenished since we are required to keep the mortgage Pfandbriefe fully secured. This Item 3 also includes loans to public authorities and entities organized under public law (Kommunaldarlehen). These are loans, e.g., to municipalities, counties, special purpose associations of municipalities and counties, and certain other entities and associations established under German public law (Anstalten und Korperschaften) as well as to Member States of the European Union, the European Economic Area, Switzerland, the United States of America, Canada and Japan and their territorial subdivisions meeting certain requirements, and loans guaranteed by such entities. Such loans may be used as security (cover) for public sector Pfandbriefe issued by us (Offentliche Pfandbriefe, also referred to as Kommunalobligationen) and are registered in a register maintained by us. The pool of public debt is continuously replenished as we are required to keep the public sector Pfandbriefe fully secured. See "L-Bank--Business--Sources of Funds."

Notes and Other Interest-bearing Securities

         This item includes interest-bearing debt securities that are eligible for listing on a stock exchange, such as bearer securities (Inhaberschuldverschreibungen), negotiable debt securities that are part of an offering, and other money market instruments (such as commercial paper, Euro-notes and certificates of deposit), medium-term notes (with maturities of generally three to six years) in bearer form (Kassenobligationen) and book-entry securities (Schuldbuchforderungen). This item may include securities that are part of the trading portfolio, securities that form part of the fixed assets portfolio and securities that are part of the liquidity portfolio. See "Summary of Certain Differences between Generally Accepted German and United States Accounting Principles."

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


         Bonds that are eligible as collateral for loans under the open-market operations and the marginal lending facility at the ECB must be presented separately in the balance sheet (Items 4aa, ab, ba and bb; eligible as collateral at the Bundesbank) even if they are already serving as collateral for other obligations. Eligible securities are set forth on a list of securities eligible as collateral maintained by the ECB. Loans under the marginal lending facility are short-term loans extended by the Bundesbank (acting for the ECB in Germany) to banks that are secured by collateral and usually bear interest at a rate of 1% over the rate for open-market operations.

Bank's Own Notes

         This item consists of securities that are eligible for listing on a stock exchange that we issued in a public offering and later repurchased. Securities issued that are not eligible for listing on a stock exchange and that we repurchased are deducted from Item 3a) on the liabilities side of the balance sheet.

Shares and Other Non-interest-bearing Securities

         This item includes shares that are not contained in Item 6 or 7. It also includes profit participation rights (Genussscheine) that are bearer or negotiable instruments and that are eligible for listing on a stock exchange, and all other non-interest-bearing securities that are listed on a stock exchange. This item principally contains investment shares that are part of our fixed assets portfolio. See "Summary of Certain Differences between Generally Accepted German and United States Accounting Principles."

Equity Investments in Non-affiliated Companies; Equity Investments in Affiliated Companies

         An "equity investment" (Beteiligung), as defined in ss. 271, clause 1 of the German Commercial Code (Handelsgesetzbuch), is a direct or indirect equity interest in another company that we intend to hold on a long-term basis in order to establish a permanent relationship that contributes to our business. Equity interests of 20% or more are subject to a rebuttable presumption that they are Beteiligungen.

         "Non-affiliated companies" are companies that do not fulfill the definition of "affiliated companies." "Affiliated companies" (verbundene Unternehmen) within the meaning of ss. 271, clause 2 of the German Commercial Code are companies (i) that are wholly or more than 50% owned, or otherwise controlled, by us, (ii) our interest in which is characterized as an equity investment and (iii) which must be fully consolidated with us in accordance with ss. 290 of the German Commercial Code. Thus, our investments in all affiliated companies are Beteiligungen. A Beteiligung can be an investment (i) in an affiliated company or (ii) in a company that is not an affiliated company if the conditions of ss. 271, clause 1 of the equity investment in the German Commercial Code are met. Item 6 refers to equity investments in companies that are not affiliated companies, whereas Item 7 refers to equity investments in affiliated companies.

         A credit institution (Kreditinstitut) is defined in ss. 1, clause 1 of the German Banking Act, which enumerates certain activities as banking activities and provides that any enterprise engaging in one or more of such banking activities commercially or on a scale that requires a commercially organized business operation requires a license pursuant to ss. 32, clause 1, sentence 1 KWG.

         A financial services institution (Finanzdienstleistungsinstitut) is defined in ss. 1, clause 1a KWG which enumerates certain activities as financial service activities and provides that any enterprise other than a credit institution engaging in one or more of such financial service activities commercially or on a scale that requires a commercially organized business operation requires a license pursuant to ss. 32, clause 1, sentence 1 KWG.

         Companies in which a company owns at least 20% of the capital must be listed pursuant to ss. 285 No. 11 of the German Commercial Code in the Notes to Financial Statements. Such Notes indicate which of the companies listed pursuant to ss. 285 No. 11 of the German Commercial Code are affiliated companies.

Fiduciary Assets; Fiduciary Liabilities

         The major portions of "fiduciary assets" and "fiduciary liabilities" consist of fiduciary loans, which are loans made by us in our name but on behalf of other entities with funds entirely supplied by, and for a purpose and on terms specified by, such other entities. Our liability in connection with fiduciary loans is limited to our duties as trustee of the other entities' funds, and we bear no credit risks with respect to fiduciary loans. See "L-Bank--General--Introduction" and "L-Bank--Business--Loan Portfolio Risks." An equal amount appears under fiduciary loans on both the assets and the liabilities side of our Balance Sheet.

         Administrative loans, which are loans made by us in the name of other entities on behalf of and at the sole direction of such entities using funds entirely supplied by such entities, do not appear on our Balance Sheet. See "L-Bank--General--Introduction" and "L-Bank--Business--Loan Portfolio Risks."

Tangible Assets

         This item includes land and buildings used by us for our business activities and furniture and office equipment.

Liabilities to Credit Institutions

         This item includes all kinds of liabilities to German and non-German credit institutions, unless the liabilities are certificated liabilities (which are included in Item 3 on the liabilities side). This item includes, among others, registered debt securities (e.g. Namensschuldverschreibungen or Schuldscheine), negotiable debt securities that are not part of an offering, registered mortgage-backed bonds (Hypothekennamenspfandbriefe) and obligations arising out of securities transactions or arising out of settlement accounts and obligations arising from bills of exchange (drafts) sold by us for which we have not received any payments from customers. This item also includes medium- or long-term loans evidenced by non-negotiable promissory notes placed with investors by credit institutions (Schuldscheindarlehen).

Liabilities to Customers

         This item includes various liabilities to German and non-German customers other than credit institutions, unless these obligations are certificated liabilities (which are included in Item 3 on the liabilities side). This item includes, among others, registered debt securities, negotiable debt securities that are not part of an offering and registered mortgage-backed bonds. This item also includes non-negotiable promissory notes placed with investors.

Certificated Liabilities

         Certificated liabilities are debt obligations that are evidenced by a transferable certificate other than a certificate registered in the name of the holder. "Notes and bonds issued" are bearer debt securities (Inhaberschuldverschreibungen) and negotiable debt securities that are part of an offering, in each case irrespective of whether they are eligible for listing on a stock exchange or not. Debt securities issued by us that are not eligible for listing on a stock exchange and that were repurchased by us are deducted from

Item 3(a) on the liabilities side of our Balance Sheet. "Money market securities" are bearer debt securities, and negotiable debt securities that are part of an offering, irrespective of whether they are eligible for listing on a stock exchange.

         For a description of the types, amounts and maturities of, and interest rates on, bonds and notes issued by us, see "L-Bank--Business--Sources of Funds" and "Financial Statements of L-Bank--Supplementary Information on Debt of L-Bank."

Other Liabilities

         This item includes, among other things, equalization for exchange rate differences, financial liabilities in swap transactions and premiums on the sale of options.

Deferred Items

         This item consists of interest subsidies (the entire amount of subsidized interest over the life of a subsidized loan) received from Baden-Wurttemberg, Germany, the European Union or other public authorities. On each interest payment date for any particular subsidized loan, an amount equal to the subsidized portion of the interest, to the extent not debited from an interest support reserve, is taken into income under income Item 1 on the statement of income. See "--Contingency Reserves" and "L-Bank--Business--Reserves for Interest Subsidies." Besides that, this item consists of deferred income in connection with our own securities issues and our lending business, in each case not yet taken into income on a pro rata basis.

Contingency Reserves

         This item includes reserves for pensions and similar obligations (Item
7a)), reserves for taxes (Item 7b)) and other reserves (Item 7c)). The amount to be accrued for our pension liabilities each year is the present value of future payments computed by an actuarial method using a 6% rate of discount.

         The other reserves consist in large part of a reserve for interest subsidies (the entire amount required over the course of a subsidized loan to cover the difference between the actual interest payable by the borrower and the yield from a market based interest rate) to the extent not covered by funds supplied by Baden-Wurttemberg, Germany or the European Union. On each interest payment date for any particular subsidized loan, an amount equal to the subsidized portion of the interest, to the extent not taken into income from deferred income, is debited from the reserve and credited to income under income
Item 1 on the statement of income. Expenses item "Allocations to reserves for interest rate reductions" on the statement of income indicates the net cost of interest rate subsidies. See "--Deferred Items" and "L-Bank--Business--Reserves for Interest Subsidies."

         The remaining amount of other reserves relates, among other things, to reserves for contingent liabilities arising from export and other guarantees and from swap and other option transactions, and liabilities in connection with an obligation to grant early retirement benefits to staff members.

Fund for General Bank Risks

         Funds for general banking risks pursuant to ss. 340g of the German Commercial Code are counted as part of Core Capital. Under that provision, banks may carry a special item called "Fund for general bank risks" (Sonderposten fur allgemeine Bankrisiken) on the liabilities side of their balance sheet for protection against general banking risks. However, such a fund may only be established if, in accordance with reasonable commercial judgment, the special risks inherent in the business of banks require the establishment of such a fund. Any additions to the Fund for general bank risks or any profits derived from its dissolution must be reflected separately in the bank's income statement. See "Regulation and Supervision of L-Bank in the Federal Republic of Germany--Capital Adequacy Requirements."

Equity

         See "L-Bank--Capitalization."

Retained Profit and Reserves

         We are not subject to any legal obligation or any obligation provided for in the L-Bank Statutes to establish retained profit and reserves.

Contingent Liabilities Relating to Negotiated Cleared Bills of Exchange

         This item includes contingent liabilities relating to negotiated cleared bills of exchange settled with customers. It does not include liabilities in connection with instruments deposited with the Bundesbank as collateral for the marginal lending facility or open market operations.

Liabilities Relating to Guarantees and Indemnity Agreements

         This item includes contingent liabilities in respect of guarantees, credit default swaps, guarantees on bills of exchange, check guarantees and indemnity agreements.

Depreciation and Accumulated Amortization on Receivables and Certain Securities, Together with Allowances for Possible Loan Losses

         This item represents depreciation and valuation adjustments on loans and certain securities in accordance with ss. 340f, clause 3 of the German Commercial Code. See also "Business--Loan and Securities Loss Reserves."

Depreciation and Accumulated Amortization on Equity Investments in Non-affiliated Companies, Affiliated Companies and Securities Treated as Fixed Assets; Income from Additions to Equity Investments in Non-affiliated Companies, Affiliated Companies and Securities Treated as Fixed Assets

         This item represents in accordance with ss. 340c, clause 2 of the German Commercial Code the net expense or income from write-downs or write-ups, respectively, on investment holdings (equity investments in affiliated and non-affiliated companies and securities that form part of the fixed assets portfolio; see "--Equity Investments in Non-affiliated Companies; Equity Investments in Affiliated Companies," "--Notes and Other Interest-bearing Securities" and "--Shares and Other Non-interest-bearing Securities").

Allocations to Reserves for Interest Rate Reductions

         This item represents our net cost of interest rate subsidies. See "--Contingency Reserves" and "Business--Reserves for Interest Subsidies."

Derivative Transactions

         Derivative transactions are primarily concluded in order to control interest rate exposure; they are not valued for balance sheet purposes due to the fact that under German GAAP derivative transactions are off-balance sheet transactions (they are however valued for risk managing and risk monitoring purposes). Derivative transactions are also concluded in order to hedge balance sheet items in trading books of a bank, and, furthermore, a bank can trade derivatives on its own account. Such derivative transactions are valued for the purpose of the balance sheet of a bank. Market values for those derivatives are based on interest rates prevailing on the last day of the year on which there is a liquid market. Where transactions are concluded for hedging purposes in a trading book, they are valued together with the relevant balance sheet items, creating a net position.

--------------------------------------------------------------------------------
NOTE: The audit reports of PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprufungsgesellschaft ("PwC") for the year ended December 31, 2005, dated March 3, 2006, refer to a management report that has not been included in this annual report. The examination of, and the audit reports upon, such management report is required under German auditing standards. The examination by PwC of the information and the financial statements included in this annual report was undertaken under German auditing standards and was not made in accordance with U.S. GAAS Statement on Standards for Attestation Engagements No. 10, "Management's Discussion and Analysis." Thus, PwC did not provide an opinion on the information or on the financial statements included in this annual report in accordance with U.S. GAAS or U.S. attestation standards, nor was it asked to do so.
--------------------------------------------------------------------------------


                         FINANCIAL STATEMENTS OF L-BANK

Independent Auditors' Opinion

We have audited the annual financial statements - consisting of balance sheet, statement of income and the notes - of Landeskreditbank Baden-Wurttemberg - Forderbank - ("L-Bank" or "the Bank"), based in Karlsruhe, for the financial year ending December 31, 2005. The Board of Managements of L-Bank is responsible for the maintaining of accounts, the preparation of the financial statements and the management report of the Bank in accordance with German commercial law. Our responsibility is to express an opinion based on our audit of the financial statements as well as the accounting, and the management report of the Bank.

We have conducted our audit of the financial statements in accordance with ss. 317 of the German Commercial Code (Handelsgesetzbuch) and the generally accepted German standards for the audit of financial statements promulgated by the German Institute of Certified Public Accountants (Institut der Wirtschaftsprufer). Those standards require that we plan and perform the audit so as to recognize with sufficient reliability inaccuracies and misstatements which may have a material impact on the view of assets and liabilities, as well as the financial position and earnings position (as stated in the financial statements and in the management report of the Bank) in accordance with generally accepted German accounting principles.

The scope of our audit procedures is determined by our knowledge of the Bank's business activities, its economic and legal environment as well as the expectation of possible errors. In the course of our audit, we assess the effectiveness of the accounting-related internal control system as well as the evidence for statements in the books of record, the financial statements and the management report of the Bank. The audit of the financial statements includes an assessment of the accounting principles applied, and of significant estimates made by the Board of Management of L-Bank, as well as an evaluation of the overall presentation of the financial statements and the management report of the Bank. We believe that our audit provides a reasonable basis for our opinion.

Our audit did not lead to any objections.

In our opinion, based on the findings during our audit, the financial statements comply with legal requirements and give a true and fair view of the assets and liabilities, the financial position and the earnings position of the Bank in accordance with the generally accepted German accounting principles. The management report is in accordance with the financial statements and gives an accurate view of the position of the Bank and accurately reflects the opportunities and risks entailed in its future development.

Stuttgart, March 3, 2006

PricewaterhouseCoopers
Aktiengesellschaft
Wirtschaftsprufungsgesellschaft

(Breisch)                     (ppa. Dr. Russ)
Auditor                       Auditor

BALANCE SHEET AS AT DECEMBER 31, 2005
-------------------------------------------------------------------------------------------------------------------
Assets
                                                  EUR              EUR                EUR                EUR
                                             Dec. 31, 2005    Dec. 31, 2005      Dec. 31, 2005      Dec. 31, 2004

1.   Cash reserve
     a)  Cash on hand                                               29,672.22                             35,695.01
     b)  Cash at central banks thereof:                        345,748,045.71                        332,370,597.18
         at the Federal Central Bank EUR
         332,370,597.18 (EUR
         257,485,390.46)
     c)  Cash in postal giro accounts                                  -,-                                   -,-
                                                             -----------------                     -----------------
                                                                                  345,777,717.93     332,406,292.19

-------------------------------------------------------------------------------------------------------------------

2.   Receivables from credit institutions
     a)  Payable on demand                                      24,057,249.21                         61,674,396.39
     b)  Other receivables                                  14,006,090,090.66                     12,896,730,645.00
                                                            -----------------                     -----------------
                                                                               14,030,147,339.87  12,958,405,041.39

-------------------------------------------------------------------------------------------------------------------

3.   Receivables from customers thereof:                                       24,369,661,018.00  24,178,074,725.42
     Mortgage loans
     EUR 17,822,242,717.37 (EUR
     18,945,593,461.99)
     Loans to public authorities and
     entities organized under public law
     EUR 4,900,068,028.93 (EUR
     3,478,191,433.72)

-------------------------------------------------------------------------------------------------------------------

4.   Notes and other interest-bearing
     securities
     a)  Money-market securities
         aa) Due from public-sector                   -,-                                                    -,-
             issuers thereof: eligible as
             collateral at the Federal
             Central Bank EUR -.-
             (EUR - -)
         ab) Due from other issuers                   -,-              -,-                                   -,-
             thereof: eligible as
             collateral at the Federal
             Central Bank EUR - -
             (EUR - -)
                                            ----------------                                       -----------------
                                                                                                             -,-
     b)  Bonds and notes
         ba) Due from public sector         1,816,904,343.94                                       1,636,349,703.75
             issuers thereof: eligible as
             collateral at the Federal
             Central Bank EUR
             1,619,048,039.78 (EUR
             1,449,635,281.94)

         bb) Due from other issuers         7,988,306,715.90                                       7,442,623,862.38
                                            ----------------                                       -----------------
             thereof:  eligible as                           9,805,211,059.84                      9,078,973,566.13
             collateral at the Federal
             Central Bank EUR
             6,504,610,923.59 (EUR
             6,188,187,892.74)
     c)  Bank's own notes                                       56,968,957.56                        124,034,803.31
                                                             -----------------                     -----------------
             Principal amount:  EUR                                            9,862,180,017.40    9,203,008,369.44
             55,334,141.91 (EUR
             122,973,444.62)

-------------------------------------------------------------------------------------------------------------------

Carried forward:                                                               48,607,766,093.20   46,671,894,428.44

-- The accompanying notes are an integral part of these Financial Statements --

BALANCE SHEET AS AT DECEMBER 31, 2005
-------------------------------------------------------------------------------------------------------------------
Assets
                                                  EUR              EUR                EUR                EUR
                                             Dec. 31, 2005    Dec. 31, 2005      Dec. 31, 2005      Dec. 31, 2004

Brought forward:                                                              48,607,766,093.20   46,671,894,428.44

5.   Shares and other                                                                116,062.30       13,498,105.66
     non-interest-bearing Securities

-------------------------------------------------------------------------------------------------------------------

6.   Equity investments in non-affiliated                                        544,700,644.51      170,292,358.20
     companies
     thereof:  in credit institutions EUR
     476,723,471.95 (EUR 976,726.00) in
     financial services institutions EUR
     -.-   (EUR -.-)

-------------------------------------------------------------------------------------------------------------------

7.   Equity investments in affiliated                                             90,309,201.02       95,508,403.08
     companies thereof:
     in credit institutions EUR -.- (EUR
     -.-)
     in financial services institutions
     EUR -.-
     (EUR -.-)

-------------------------------------------------------------------------------------------------------------------

8.   Fiduciary assets thereof: fiduciary                                         284,441,765.91      406,289,739.56
     loans
     EUR 283,669,026.14

     (EUR 405,687,774.93)

-------------------------------------------------------------------------------------------------------------------

9.   Intangible assets                                                               759,721.00          699,575.00

-------------------------------------------------------------------------------------------------------------------

10.  Tangible assets                                                             111,049,841.01      115,284,810.68

-------------------------------------------------------------------------------------------------------------------

11.  Other assets                                                                 95,351,368.00       63,265,898.56

-------------------------------------------------------------------------------------------------------------------

12.  Deferred charges and prepaid expenses                                       152,609,964.01      143,791,330.06

                                                                               =================== =================
Total assets                                                                   49,887,104,660.96   47,680,524,649.24
                                                                               =================== =================

-- The accompanying notes are an integral part of these Financial Statements --

Equity and liabilities
                                                   EUR              EUR              EUR               EUR
                                              Dec. 31, 2005    Dec. 31, 2005    Dec. 31, 2005     Dec. 31, 2004
1.   Liabilities to credit institutions
     a)  Payable on demand                                       115,268,020.30                     180,454,972.74
     b)  With an agreed maturity or notice                    20,471,402,802.40                  18,115,286,037.54
         period
                                                              -----------------                  -----------------
                                                                               20,586,670,822.70 18,295,741,010.28

-----------------------------------------------------------------------------------------------------------------

2.   Liabilities to customers
     a)  savings deposits
         aa) With an agreed notice period             -,-                                                 -,-
             of three months
         ab) With an agreed notice period             -,-              -,-                                -,-
             exceeding three months          ----------------
     b)  Other liabilities
         ba) Payable on demand                 114,499,262.01                                      103,551,982.02
         bb) With an agreed maturity or      5,612,429,045.31                                    4,728,700,346.05
             notice period
                                             ----------------                                    ----------------
                                                              5,726,928,307.32 5,726,928,307.32  4,832,252,328.07
                                                              ----------------

-----------------------------------------------------------------------------------------------------------------

3.   Certificated liabilities
     a)  Notes and bonds issued                               18,251,133,961.85                  18,111,084,126.89
     b)  Other certificated liabilities                                -,-                                -,-
         thereof:
                                                              ----------------                   ----------------
         money market securities EUR -.-                                       18,251,133,961.85 18,111,084,126.8
         (EUR -.-) own acceptances and
         promissory notes outstanding EUR
         -.- (EUR -.-)

-----------------------------------------------------------------------------------------------------------------

4.   Fiduciary liabilities thereof:                                             284,441,765.91    406,289,739.56
     fiduciary loans EUR 283,669,026.14
     (EUR 405,687,774.93)

-----------------------------------------------------------------------------------------------------------------

5.   Other liabilities                                                          192,713,807.69   1,140,982,310.18

-----------------------------------------------------------------------------------------------------------------

6.   Deferred items                                                             772,548,856.23    861,517,510.30

-----------------------------------------------------------------------------------------------------------------

7.   Contingency reserves
     a)  Reserves for pensions and similar                      96,553,611.00                      90,916,341.00
         obligations
     b)  Reserves for taxes                                         12,000.00                          10,500.00
     c)  Other reserves                                        621,983,731.50                     649,484,821.29
                                                              ----------------                   ----------------
                                                                                718,549,342.50    740,411,662.29

-----------------------------------------------------------------------------------------------------------------

8.   Subordinated liabilities                                                   905,776,601.76    912,289,083.16

-----------------------------------------------------------------------------------------------------------------
Carried forward:                                                               47,438,763,465.96 45,300,567,770.73

-- The accompanying notes are an integral part of these Financial Statements --

Equity and liabilities
                                                   EUR              EUR              EUR               EUR
                                              Dec. 31, 2005    Dec. 31, 2005    Dec. 31, 2005     Dec. 31, 2004
-----------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------
Brought forward:                                                               47,438,763,465.96 45,300,567,770.73
-----------------------------------------------------------------------------------------------------------------

9.   Profit participation certificates                                          545,648,025.00    519,844,475.00
     thereof: payable in less than 2 years
     EUR -.-       (EUR -.-)

-----------------------------------------------------------------------------------------------------------------

10.  Fund for general banking risks                                             129,000,000.00    129,000,000.00

-----------------------------------------------------------------------------------------------------------------

11.  Equity
     a)  Subscribed capital                                    250,000,000.00                     250,000,000.00
     b)  Capital surplus                                       950,850,789.69                     950,850,789.69
     c)  Retained profits and reserves
         ca) Legal reserves                                            -,-                                -,-
         cb) Reserve for treasury stock                                -,-                                -,-
         cc) Statutory reserves                                        -,-                                -,-
         cd) Other retained profit                             428,000,000.00                     428,000,000.00
     d)  Distributable profit                                  144,842,380.31                     102,261,613.82
                                                              ----------------                   ----------------
                                                                               1,773,693,170.00  1,731,112,403.51


                                                                               ----------------- ----------------
Total equity and liabilities                                                   49,887,104,660.96 47,680,524,649.24
                                                                               ================= ================


1.   Contingent liabilities
     a)  Contingent liabilities relating                               -,-                                -,-
         to negotiated cleared bills of
         exchange
     b)  Liabilities relating to                              2,427,862,782.33                   1,619,372,726.64
         guarantees and indemnity
         agreements
     c)  Liabilities relating to                                       -,-                                -,-
         securities covering third-party
         liabilities
                                                              ----------------                   ----------------
                                                              2,427,862,782.33                   1,619,372,726.64
2.   Other obligations
     a)  Repurchase obligations from the                               -,-                                -,-
         sale of securities with put
         options
     b)  Placement and underwriting                                    -,-                                -,-
         obligations
     c)  Irrevocable credit commitments                       1,766,262,616.88                   1,414,505,888.09
                                                              ----------------                   ----------------
                                                              1,766,262,616.88                   1,414,505,888.09


 -- The accompanying notes are an integral part of these Financial Statements --

STATEMENT OF INCOME
FOR THE PERIOD FROM JANUARY 1 TO DECEMBER 31, 2005
---------------------------------------------------------------------------------------------------------------------------

                                              2005                 2005                 2005                  2004
                                          ----------------    -----------------   -----------------  ----------------------
                                               EUR                  EUR                  EUR                  EUR

1.   Interest income from
     a)  Lending and money market         1,911,707,084.25                                               1,992,512,450.12
         transactions
     b)  Fixed-interest securities          404,043,283.87                                                 389,725,489.77
                                       --------------------                                           ---------------------
         and debt register                                     2,315,750,368.12                          2,382,237,939.89
         receivables

---------------------------------------------------------------------------------------------------------------------------

2.   Interest expenses                                         1,872,361,931.77                          1,954,152,155.81
                                                            --------------------
                                                                                      443,388,436.35       428,085,784.08

---------------------------------------------------------------------------------------------------------------------------

3.   Current income from
     a)  Shares and other                                             71,931.70                                408,384.28
         non-interest-bearing
         securities
---------------------------------------------------------------------------------------------------------------------------
     b)  Equity investments in                                     1,360,803.95                              4,192,713.08
         non-affiliated companies
     c)  Equity investments in                                           -,-                                       -,-
         affiliated companies
                                                            --------------------                      ---------------------
                                                                                        1,432,735.65         4,601,097.36

---------------------------------------------------------------------------------------------------------------------------

4.   Commission income                                                                 29,457,031.10        28,289,920.06

---------------------------------------------------------------------------------------------------------------------------

5.   Commission expenses                                                                7,714,794.95        10,877,681.49

---------------------------------------------------------------------------------------------------------------------------

6.   Net income from financial                                                                -,-              860,764.36
     transactions

---------------------------------------------------------------------------------------------------------------------------

7.   Other operating income                                                            27,803,221.01        31,463,934.74

---------------------------------------------------------------------------------------------------------------------------

8.   General administrative expenses
     a)  Personnel expenses
         aa) Wages and salaries              58,713,303.04                                                  59,040,801.75
         ab) Social security,                18,244,478.46                                                  20,408,180.16
         pension
         and other benefit and                                    76,957,781.50                             79,448,981.91
         welfare Expenses thereof:
         for Pensions EUR
         9,436,676.71 (EUR
         10,976,995.55)


     b)  other administrative                                     35,158,801.64                             34,895,168.02
         expenses
                                                                                      112,116,583.14       114,344,149.93

---------------------------------------------------------------------------------------------------------------------------

9.   Depreciation and accumulated                                                       8,940,931.26        10,010,895.97
     amortization on intangible
     assets and tangible assets
     including property and equipment

---------------------------------------------------------------------------------------------------------------------------

10.  Other operating expenses                                                          28,179,862.05        28,824,761.61

---------------------------------------------------------------------------------------------------------------------------

Carried forward:                                                                      345,129,252.71       329,244,011.60

 -- The accompanying notes are an integral part of these Financial Statements --

STATEMENT OF INCOME
FOR THE PERIOD FROM JANUARY 1 TO DECEMBER 31, 2005
---------------------------------------------------------------------------------------------------------------------------

                                              2005                 2005                 2005                  2004
                                          ----------------    -----------------   -----------------  ----------------------
                                               EUR                  EUR                  EUR                  EUR


Brought forward:                                                                      345,129,252.71       329,244,011.60

11.  Depreciation and accumulated                                                     124,517,201.75       136,378,915.82
     amortization on receivables and
     certain securities together
     with allowances for possible
     loan losses

"Fund for General Banking Risks" EUR
     - -  (EUR -.-)

---------------------------------------------------------------------------------------------------------------------------

12.  Depreciation and accumulated                                                      11,175,820.80         3,824,821.97
     amortization on equity
     investments in non-affiliated
     and affiliated companies and
     securities treated as fixed
     assets

---------------------------------------------------------------------------------------------------------------------------

13.  Costs arising from loss                                                                  -,-               50,393.09
     assignments
                                                                                 -------------------- ---------------------

---------------------------------------------------------------------------------------------------------------------------

14.  Result from ordinary business                                                    209,436,230.16       188,989,880.72
     operations

---------------------------------------------------------------------------------------------------------------------------

15.  Taxes on income                                                                       82,306.88           386,745.35

---------------------------------------------------------------------------------------------------------------------------

16.  Other taxes, where not shown                                                         183,226.06           176,031.15
     under item 10

---------------------------------------------------------------------------------------------------------------------------

17.  Allocation to reserves for                                                        66,589,930.73        86,565,053.82
     interest rate reductions
                                                                                 -------------------- ---------------------

---------------------------------------------------------------------------------------------------------------------------

18.  Net profit                                                                       142,580,766.49       101,862,050.40

---------------------------------------------------------------------------------------------------------------------------

19.  Balance brought forward from                                                       2,261,613.82           399,563.42
     the previous year
                                                                                 -------------------- ---------------------
                                                                                      144,842,380.31       102,261,613.82

---------------------------------------------------------------------------------------------------------------------------

20.  Transfers to retained profit                                                               0.00                 0.00
     and reserves to other retained
     profits and reserves


---------------------------------------------------------------------------------------------------------------------------

21.  Distributable profit                                                             144,842,380.31       102,261,613.82
                                                                                 ==================== =====================

 -- The accompanying notes are an integral part of these Financial Statements --

 Landeskreditbank Baden-Wurttemberg - Forderbank: Notes to the annual financial statements for the financial year ended December 31, 2005

General principles

         Landeskreditbank Baden-Wurttemberg - Forderbank ("L-Bank" or the "Bank") was established by legislation passed on November 11, 1998, which came into effect on December 1, 1998. In accordance with ss. 2, clause 1, sentence 1 of the L-Bank Act, the Bank has a share capital of EUR 250 million.

         The financial statements of L-Bank have been drawn up in accordance with the German Commercial Code (Handelsgesetzbuch / HGB) and the Decree on the Accounting Principles for Credit Institutions and Financial Services Providers (Verordnung uber die Rechnungslegung der Kreditinstitute und
Finanzdienstleistungsinstitute / "RechKredV").

         All headings and items on the balance sheet and the statement of income comply with the financial statement templates of the RechKredV. L-Bank has added an extra item to the expenses side of the statement of income, namely "Allocation to reserves for interest rate reductions" (ss. 265, clause 5 HGB).

         Taken as a whole, the majority interests declared in the financial statements are of minor significance. This is why no consolidated financial statements for the period were prepared (ss. 296, clause 2 HGB).

Principles applied in the translation of foreign currencies

         Foreign currencies were translated in compliance with ss. 340h HGB and the statement BFA(1) 3/1995. Assets and liabilities denominated in foreign currencies, as well as unprocessed spot exchange transactions, were translated at the middle spot rate on December 30, 2005.

         For the purposes of currency translation, currency items were calculated by offsetting claims and obligations from on-balance-sheet and off-balance-sheet transactions in the respective currencies. These transactions were classified and valued using the special cover option in the respective currencies. Accordingly, all expenses and earnings resulting from currency translations are shown in the income statement as required by ss. 340 h, clause 2, sentences 1 and 2 HGB. There was no need to show any such income under a separate heading, since the items outstanding on the balance sheet date fall within the same time frame.

Methods of accounting and valuation

         Assets, liabilities and pending transactions have been valued in accordance with the general provisions of ss.ss. 252 ff. HGB and in consideration of the specific rules for credit institutions (ss.ss. 340e ff.
HGB).

         Receivables from credit institutions and customers are generally shown at par value, liabilities to credit institutions and customers at redemption value. Any interest-based differences (premiums or discounts) relating to receivables and liabilities are shown under deferrals and pre-payments and written back pro rata temporis. Service charges are entered immediately. Low-interest or non-interest-bearing receivables are discounted. Reserves for interest rate subsidies are set up to cover loans made under

____________________
(1) BFA is the Committee on Banking (Bankenfachausschuss) of the German Institute of Certified Public Accountants (Institut der Wirtschaftsprufer)
development programs. Zero bonds issued and similarly structured instruments are shown at the issue price plus interest accrued pro rata temporis as at the balance sheet date.

         All recognized individual risks and country risks arising from the Bank's lending business were appropriately provided for, either by accumulated amortization for losses on individual loan accounts or by reserves. General loan loss provisions have been established to cover latent credit risks, and the Bank maintains prudential reserves to cover general banking risks. Specific and general loan loss provisions have been deducted from the assets or liabilities side of the balance sheet as appropriate, as has the reserve for general banking risks set up in compliance with ss. 340f HGB.

         Securities in the liquidity reserve are valued strictly according to the lowest-value principle at the lower of historical acquisition cost or market value as at the balance sheet date. Securities treated as fixed assets are shown at net book value, differences between book value and redemption value (i.e. premiums or discounts) being marked up or down pro rata to term.

         Equity investments in non-affiliated and affiliated companies are valued at the lower of acquisition cost or - where the value is expected to continue to decline - value at the balance sheet date, according to the rules applying to fixed assets.

         Intangible assets and tangible assets are valued at acquisition or production cost, less scheduled depreciation. Where the value of an item is expected to remain below par, unscheduled depreciation has been applied as appropriate. Low-value items are fully depreciated in the year of acquisition.

         Reserves for pension commitments and for obligations under the Bank's employee pension scheme have been calculated in accordance with the method provided for in ss. 6a of the German Income Tax Act (Einkommenssteuergesetz /
EStG) and the relevant Heubeck mortality tables (Heubecksche Sterbetafeln). Adequate reserves have been made to cover the early retirement scheme provided for by collective agreement and the part-time employment scheme devised for employees approaching retirement, as well as any obligations arising from long-term service bonus agreements and other commitments to provide benefits.

         Other reserves are set at the amount deemed necessary by the exercise or reasonable business judgment to cover all uncertain liabilities and potential losses on pending transactions. The option of setting up reserves for operating expenses as provided for under ss. 249, clause 2 HGB has been exercised.

         The Bank undertakes derivative transactions primarily in order to control interest rate exposure. They are not valued. In addition, the Bank also trades in derivatives in order to hedge individual balance sheet items. Market values are based on the interest rates valid on December 30, 2005. Hedging transactions are valued together with the relevant balance sheet items.

Principles of the German Banking Act (Kreditwesengesetz / KWG)

         Throughout 2005, the Bank complied with regulations in force under the German Banking Act (Kreditwesengesetz / KWG) regarding capital adequacy and liquidity.

  Maturities of selected balance sheet items (to final maturity or first call)

                                                                              Dec. 31, 2005            Dec. 31, 2004
                                                                                 EUR '000                 EUR '000
Receivables from credit institutions
payable on demand                                                                  24,057                    61,674
due in three months or less                                                     2,310,876                 2,616,717
due in more than three months but less than one year                              956,294                   831,126
due in more than one year but less than five years                              5,270,103                 4,388,162
due in more than five years                                                     5,468,818                 5,060,727

---------------------------------------------------------------------------------------------------------------------

Receivables from customers

due in three months or less                                                     1,050,465                 1,036,004
due in more than three months but less than one year                            1,874,550                 1,141,454
due in more than one year but less than five years                              3,192,250                 2,956,134
due in more than five years                                                    18,252,395                19,044,483

---------------------------------------------------------------------------------------------------------------------

Notes and other interest-bearing securities

Loans and notes payable in the following year                                   1,552,133                   996,250

---------------------------------------------------------------------------------------------------------------------

Liabilities to credit institutions

payable on demand                                                                 115,268                   180,455
due in three months or less                                                     4,145,011                 3,180,426
due in more than three months but less than one year                            1,248,424                 1,190,830
due in more than one year but less than five years                              8,065,621                 7,693,910
due in more than five years                                                     7,012,348                 6,050,120

---------------------------------------------------------------------------------------------------------------------

Liabilities to customers

payable on demand                                                                 114,499                   103,552
due in three months or less                                                       346,636                   203,503
due in more than three months but less than one year                              210,071                    56,404
due in more than one year but less than five years                                393,089                   621,959
due in more than five years                                                     4,662,634                 3,846,834

---------------------------------------------------------------------------------------------------------------------

                                                                              Dec. 31, 2005             Dec. 31, 2004
                                                                              -------------             -------------
                                                                               EUR `000                  EUR `000
Certificated liabilities
due in three months or less                                                     834,212                 1,750,326
due in more than three months but less than one year                          1,963,127                 3,990,143
due in more than one year but less than five years                           13,459,433                 9,799,250
due in more than five years                                                   1,994,362                 2,571,365
thereof under sub-item "Notes and bonds issued"
payable in the following year: EUR (K) 2,797,339

Notes to individual balance sheet items

Receivables from credit institutions

Under this heading are shown:

-  Receivables from non-affiliated companies                                  1,834,229                        __

Receivables from customers

Under this heading are shown:

-  Receivables from affiliated companies                                        129,064                   139,355
-  Receivables from non-affiliated companies                                    256,049                   245,474
-  subordinated receivables                                                      19,065                     7,987

Notes and other interest-bearing securities

The sub-item "Bonds and notes" does not include any certificated subordinated receivables, or receivables from affiliated or non-affiliated companies.

Of the securities eligible for listing shown under this heading:

     -  listed securities account for                                              9,770,739            9,108,339
     -  unlisted securities account for                                               91,441               94,669

Securities amounting to EUR (K) 9,803,970 are assigned to fixed assets. Of these, EUR (K) 879,466 are valued as fixed assets. Bearing in mind the Bank's intention to retain these assets for the long term, short-term value fluctuations have not been taken into account. The relevant (unexercised) depreciation amounts to EUR (K) 2,396.

                                                                                             Dec. 31, 2005     Dec. 31, 2004
                                                                                             -------------     -------------
                                                                                                   EUR `000         EUR `000
Shares and other non-interest-bearing securities:

Of the securities eligible for listing included under securities
-  listed securities account for                                                                          0              0
-  unlisted securities account for                                                                      116              0

-----------------------------------------------------------------------------------------------------------------------------

Equity investments in non-affiliated companies:

Of the securities eligible for listing included under equity investments in non-non-affiliated companies

-  listed securities account for                                                                      1,836          1,592
-  unlisted securities account for                                                                       __             __

-----------------------------------------------------------------------------------------------------------------------------

Equity investments in affiliated companies

This item does not include equity investments which have been certificated as securities eligible for listing.

-----------------------------------------------------------------------------------------------------------------------------

Fiduciary assets

This item is broken down as follows:
Receivables from credit institutions                                                                148,146        160,529
Receivables from customers                                                                          136,296        245,761

-----------------------------------------------------------------------------------------------------------------------------

Tangible assets

This item includes
-  real estate and buildings utilized for the Bank's own activities                                  79,279         82,852
-  Fixtures, fittings and equipment                                                                   6,318          9,537

-----------------------------------------------------------------------------------------------------------------------------

Accruals and Deferrals
Assets

-  Difference  between  amount  paid or  historical  acquisition  cost and (lower) par               59,680         76,524
value of receivables
-  Difference between amount issued and higher redemption value of payables                          79,487         51,091

-----------------------------------------------------------------------------------------------------------------------------

Liabilities to credit institutions

Under this heading are shown:

-  liabilities to affiliated companies                                                                   --              --
-  liabilities to non-affiliated companies                                                        4,670,986              --

-----------------------------------------------------------------------------------------------------------------------------

                                                                             Dec. 31, 2005       Dec. 31, 2004
                                                                             -------------       -------------
                                                                                EUR `000            EUR `000
Liabilities to customers

Under this heading are shown:
-  liabilities to affiliated companies                                               5,544              1,473
-  liabilities to non-affiliated companies                                              --                 --

---------------------------------------------------------------------------------------------------------------

Fiduciary liabilities

Fiduciary liabilities are divided into

-  liabilities to credit institutions                                              46,746              56,304
-  liabilities to customers                                                       237,696             349,986

---------------------------------------------------------------------------------------------------------------

Accruals and deferrals
Liabilities

-  Difference between amount paid or historical acquisition cost and               40,617              41,298
    (higher) par value of receivables
-  Difference between amount issued and lower redemption amount of                 11,308              11,245
    payables

---------------------------------------------------------------------------------------------------------------

Subordinated liabilities

This item does not include any liabilities to affiliated or non-affiliated companies.

Interest expenses in respect of subordinated liabilities                           36,918              28,840

One subordinated issue exceeds 10% of the total amount of the subordinated liabilities, namely:

           --------------------------------------------------------------------------------------------
                  Currency         Amount in millions   Interest rate (%)            Due on
           --------------------------------------------------------------------------------------------
                    EUR                   250                4.1250               Jan. 14, 2009
           --------------------------------------------------------------------------------------------

All subordinated liabilities constitute supplementary capital and are issued exclusively to meet the requirements of the German Banking Act. Of significance here is the nature of the Bank's liability in relation to non-subordinated liabilities. In the event of its liquidation, the Bank can only meet its subordinated liabilities after all its non-subordinated liabilities have been paid in full.

Retrospective limitation of the subordinated nature of the liability or the original maturity (of at least five years) or the agreed period of notice is precluded.

Under state legislation, L-Bank cannot be declared insolvent.

Individual material items:

                                                                                  Dec. 31, 2005         Dec. 31, 2004
                                                                                  -------------         -------------
                                                                                          EUR `000            EUR `000
Other assets
-  Premiums on interest rate options                                                          1,758              4,077
-  Objets d'art                                                                              13,805             13,739
-  Real estate and buildings in the current asset portfolio                                  12,259             14,229

Other liabilities

-  Adjustment item arising from foreign currency translation                                158,735          1,105,328
-  One-off payments on swaps due at maturity                                                 24,087             22,174
-  Liabilities relating to premiums due in the future on interest rate options                2,319              4,637
-  Trade payables                                                                               932              1,686
-  Taxes to pay                                                                               2,088              2,408

Deferred items - liabilities

-  Prepaid interest subsidies received from third parties                                   649,651            765,435
-  One-off prepayments on swaps received                                                     70,650             43,135

Contingency reserves

-  Under other reserves:
   reserves for interest subsidies connected to development activities                      499,927            538,792

   Commission expenses

   -  Commissions paid for administration of loans in a fiduciary capacity                    3,885              7,354

   Other operating income

   -  Rental income                                                                           8,942              8,669
   -  Income from services to third parties                                                  12,414             16,411

   Administration expenses

   Administration expenses include the auditing charges (incl. turnover tax) for:

       the statutory audit                                                                      436                428
       other certification and assessment services                                              121                  --
       other services                                                                           451                120

   Other operating expenses
   -  Expenses relating to grants under development
     programs managed for the Federal State of Baden-Wurttemberg                             18,407             18,407

                                                                                  Dec. 31, 2005          Dec. 31, 2004
                                                                                  -------------          -------------
                                                                                           EUR `000           EUR `000
Write-offs and provisions in respect of equity investments in non-affiliated companies and affiliated companies as well as securities treated as fixed assets
-  Extraordinary depreciation                                                                16,169            8,046

Total value of assets and debts denominated in foreign currencies

Assets                                                                                      526,490          537,865
Debts                                                                                     7,242,940        4,957,078

The risk of exchange rate fluctuations arising from balance sheet items denominated in foreign currencies is essentially covered by off-balance-sheet hedging transactions.

Other financial obligations

With respect to equity investments, the Bank has call commitments of EUR 22.2 million relating to outstanding, hitherto uncalled contributions to subscribed capital.

With the acquisition of an interest in Landesbank Baden-Wurttemberg (LBBW) as per January 1, 2005, L-Bank became one of LBBW's guarantors (Gewahrtrager). In this capacity, L-Bank has assumed joint and several liability for all LBBW's obligations entered into until July 18, 2005. Among themselves, LBBW's guarantors have assumed liability in the same ratio as their participation. In the event that L-Bank is called upon in respect of liabilities entered into by LBBW before January 1, 2005, it shall be entitled to reclaim any such amount in its entirety from the previous guarantors (Gewahrtrager) under the terms of the joint and several liability arrangement.

The total sum of other financial obligations existing at the balance sheet date which are not included in the balance sheet or shown below the line is of minor significance to an evaluation of the Bank's financial position.

Derivatives transactions

At the balance sheet date, the following derivatives transactions (forward transactions as defined by ss. 36 RechKredV) formed part of L-Bank's total portfolio. The majority of the transactions - with the exception of equity futures transactions - were undertaken in order to hedge interest rate and exchange rate risks. For current purposes, the practice of netting (i.e. offsetting the positive against the negative market values of contracts with the same counterparty) has not been applied. In general, however, the Bank has made it a principle to conclude insolvency-proof netting agreements.

The following tables do not include fully hedged derivative structures embedded in underlying products.

In compliance with ss. 285 no. 18 HGB, derivative transactions which have been evaluated using the mark-to-market method are as follows:

DERIVATIVES TRANSACTIONS - BY VOLUME as at December 31, 2005

- EUR million -                                            Market value    Market value   Market value   Market value
                                    Nominal value           (positive)      (negative)     (positive)     (negative)
                             ----------------------------  -------------- --------------  -------------  -------------
                             Dec. 31, 2005  Dec. 31, 2004  Dec. 31, 2005  Dec. 31, 2005   Dec. 31, 2004  Dec. 31, 2004
----------------------------------------------------------------------------------------------------------------------

Interest rate risks
Interest rate swaps             85,177         86,572          2,541         (2,874)          2,755         (3,079)
Caps, floors                       383            383              0              0               0             (0)
Other forward transactions          50            249              0             (1)             32              0

----------------------------------------------------------------------------------------------------------------------
Interest rate risks - total -   85,610         87,204          2,541         (2,875)          2,787         (3,079)
----------------------------------------------------------------------------------------------------------------------

Currency risks
FX forward transactions
and swaps                          117            123              1              0               1             (1)
Currency, interest rate
currency swaps                   7,448          5,228            213           (409)             57         (1,110)

----------------------------------------------------------------------------------------------------------------------
Currency risks - total -         7,565          5,351            214           (409)             58         (1,111)
----------------------------------------------------------------------------------------------------------------------

Shares and other price
risks
Share forward transactions
(w/o nominal value)                  0              0            193              0               0              0

----------------------------------------------------------------------------------------------------------------------
Shares and other price               0              0            193              0               0              0
risks - total -
----------------------------------------------------------------------------------------------------------------------

Credit derivatives
Bought (long)                    2,567          1,484            711             (1)            450              0
Sold (short)                        75             20              0              0               0              0

----------------------------------------------------------------------------------------------------------------------
Credit derivatives - total -     2,642          1,504            711             (1)            450              0
----------------------------------------------------------------------------------------------------------------------

In net terms, there is no foreign exchange result or interest rate valuation result arising from a cross-currency interest rate swap and the underlying hedged items, in particular foreign currency notes issued. The negative market value of cross-currency interest rate swaps, at EUR 159 million, is attributable to differences in spot FX rates. An adjustment item for this amount has been established on the liabilities side for foreign currency translation and is shown under Other liabilities.

As at year-end 2005, interest rate swaps on the investment book used primarily to manage the overall interest rate risk position show a negative net market value of EUR 333 million. These interest rate swaps have not been valued for balance sheet purposes. Balance sheet items under assets and liabilities include interest-driven hidden reserves that are significantly larger than the negative market value of the interest rate swaps.

Credit derivatives are allocated to the investment book and consist of credit default swaps and credit linked notes. Credit default swaps for which the Bank is acting as guarantor appear under contingent liabilities at their nominal value. Credit linked notes are shown under securities.

DERIVATIVES TRANSACTIONS - BY COUNTERPARTY as at December 31, 2005

- EUR million -                                            Market value    Market value   Market value   Market value
                                    Nominal value           (positive)      (negative)     (positive)     (negative)
                             ----------------------------  -------------  --------------  -------------  -------------
                             December 31,   December 31,   December 31,    December 31,   December 31,   December 31,
                                 2005           2004           2005            2005           2004           2004
----------------------------------------------------------------------------------------------------------------------
Banks in the OECD              85,652          85,359          2,451         (3,048)         2,496          (3,992)
Public sector
institutions in the OECD        1,248             950              1              0             33               0
Other counterparties
(incl. stock exchange
transactions)                   8,917           7,750          1,207           (237)           766            (198)

----------------------------------------------------------------------------------------------------------------------
Total                          95,817          94,059          3,659         (3,285)         3,295          (4,190)
----------------------------------------------------------------------------------------------------------------------

DERIVATIVES TRANSACTIONS - BY MATURITY as at December 31, 2005

Nominal value
- in EUR million -               Interest rate risks              Currency risks               Credit derivatives
                             ----------------------------- ------------------------------ -----------------------------
                             December 31,   December 31,   December 31,    December 31,   December 31,   December 31,
                                 2005           2004           2005            2004           2005           2004
-----------------------------------------------------------------------------------------------------------------------
Residual maturities
-  up to 3 months                1,627          2,348            241            123              42              0
-  up to 1 year                 12,587         18,272            788            910              30             62
-  up to 5 years                35,616         32,773          5,593          3,506           1,083            746
-  more than 5 years            35,780         33,811            943            812           1,487            696

-----------------------------------------------------------------------------------------------------------------------
Total                           85,610         87,204          7,565          5,351           2,642          1,504
-----------------------------------------------------------------------------------------------------------------------

These transactions do not include any trading transactions. The Bank closed its remaining trading books mid year 2005. The result of EUR 0.2 million is shown under Other income.

Statement on tax liability

Under ss. 5, clause 1, no. 2 Corporation Tax Act (Korperschaftssteuergesetz /
KStG) and ss. 3 no. 2 of the Trade Tax Act (Gewerbesteuergesetz / GewStG), Landeskreditbank Baden-Wurttemberg-- Forderbank - is exempt from corporation tax and trade tax.

L-Bank's equity holdings pursuant to ss. 285 no. 11 HGB

----------------------------------------------------------------------------------------------------------------------
No.        Name/Registered office                       Holding (direct)     Equity capital (*)     Net income/loss
                                                                                in EUR `000         (*) in EUR `000
----------------------------------------------------------------------------------------------------------------------
1          Industriepark Gottmadingen AG,                     100.00             19,774                  (603)
           Gottmadingen

2          Technologieparks Tubingen-Reutlingen,              100.00             12,128                (1,141)
           Tubingen

3          Technologiepark Karlsruhe GmbH, Karlsruhe           96.00             16,070                  (838)

4          StEP Stuttgarter EngineeringPark GmbH,             100.00             51,146                (1,708)
           Stuttgart

5          PT German Centre Indonesia, Bumi Serpong            83.67             (6,010)(**)           (1,350)(**)
           Damai, Indonesia

6          MBG Mittelstandische                                26.80             17,701                   819
           Beteiligungs-gesellschaft
           Baden-Wurttemberg GmbH, Stuttgart

7          Austria Beteiligungsgesellschaft mbH,               33.34             18,076               (17,075)
           Stuttgart

8          Baden-Wurttemberg International -                   24.00              3,293                (2,752)
           Gesellschaft fur internationale
           wirtschaftliche und wissenschaftliche
           Zusammenarbeit mbH, Stuttgart

9          detectis GmbH, Freiburg                             49.70              (***)                 (***)

10         Elexxion GmbH, Radolfzell                           43.13                301                    10

11         Greenovation Biotech GmbH, Freiburg                 33.82             (1,198)               (1,385)

12         Sympore GmbH, Reutlingen                            27.95              (***)                 (***)

13         Complexio GmbH, Freiburg                            37.55              (***)                 (***)

14         Seleon GmbH, Freiburg                               22.00              1,931                  (338)

15         Flyon GmbH, Tubingen                                25.92             (2,138)               (2,150)

16         Armatix GmbH, Unterfohring                          25.10                 18                    (7)

17         KOKI Holding GmbH, Stuttgart                        36.55             17,766                (2,261)

18         Louis Renner GmbH & Co. KG, Gartringen              37.40              1,897                 3,704

19         Mentasys GmbH, Karlsruhe                            29.18                830                (1,106)

----------------------------------------------------------------------------------------------------------------------
No.        Name/Registered office                       Holding (direct)     Equity capital (*)     Net income/loss
                                                                                in EUR `000         (*) in EUR `000
----------------------------------------------------------------------------------------------------------------------
20         RENA Sondermaschinen GmbH, Gutenbach                49.00              1,255                   119

21         Renner, Megenhardt & Co. GmbH, Gartringen           37.35                118                    68

22         Solo Stirling GmbH, Sindelfingen                    22.59               (542)                 (501)

23         Stulz Wasser- und Prozesstechnik GmbH               36.95             17,245                 2,605

24         ulrich GmbH & Co. KG, Ulm                           21.29              2,447                 2,435

25         ulrich Verwaltungs GmbH, Ulm                        21.20                 39                     2

---------------------------------------------------
(*)      For the last available financial year
(**)     Exchange rate as at December 31, 2005: 1 EUR = 11,596 IDR
(***)    No financial statements were prepared due to insolvency.


Fixed assets analysis

                        Historical
                           cost                                                              Write-offs    Book value    Write-offs
Fixed assets            January 1,                                                             and cum.      Dec. 31,      and depr.
- Balance sheet items      2005      Additions    Retirements    Transfers     Write-ups     depreciation      2005          2005
------------------------------------------------------------------------------------------------------------------------------------
                         EUR'000       EUR'000       EUR'000       EUR'000       EUR'000       EUR'000       EUR'000        EUR'000
Notes and other         9,830,182                                                                           9,619,171             0
interest-bearing
securities

Shares and other                0             Net adjustment in                                                     0             0
non-interest bearing                          compliance with ss. 34,
securities                                    clause 3, sentence 2
Equity investments        216,455             RechKredV                                                       544,701        (6,169)
in non-affiliated                             EUR(K)    91,462
companies
Equity investments        116,082                                                                              90,309        10,000
in affiliated
companies
Intangible assets           1,250           391           (45)        4,706             0        (5,542)          760          (826)
Tangible assets           184,210         7,230        (6,023)       (4,706)            0       (69,661)      111,050        (8,115)
Other assets               13,761            66             0             0             0           (22)       13,805             0

Landeskreditbank Baden-Wurttemberg-Forderbank: Coverage account for mortgage-backed bonds as at December 31, 2005 (in EUR `000) based on the Directive on the Net Present Value of Covered Bonds as of December 19, 2003

                                                                          Stress test 1            Stress test 2
                                              Current valuation             + 250 BP                  - 250 BP

Target cover
Bearer instruments                                  262,588                   252,999                  272,941
Registered covered- bonds                           650,581                   638,058                  663,869
                                                  ---------                 ---------                ---------
                                                    913,169                   891,057                  936,810

Actual cover                                      1,079,646                 1,007,658                1,171,047

Surplus cover                                       166,477                   110,601                  234,238

                                                                                     Dec. 31, 2005     Dec. 31, 2004
                                                                                        EUR `000          EUR `000

Total emoluments paid out to councils and administrative bodies of Landeskreditbank Baden-Wurttemberg -
Forderbank - in 2005
Board of Governors                                                                          152               155
Board of Management                                                                       1,594             1,516
Former members of the Board of Management or their dependents                               919               914
Advisory Council (incl. travel expenses)                                                    141               138

Pension reserves for former members of the Board of Management and their                 10,648            11,198
dependents

Loans to members of administrative bodies
(incl. contingent liabilities)

Board of Governors                                                                          240               148
Board of Management                                                                       1,099             1,053

Average number of staff employed in 2005

                                                              male                 female                total
-------------------------------------------------------------------------------------------------------------------
Employees                                                      497                   593                 1,090

of whom:      full-time employees                              480                   343                   823
              part-time employees                               17                   250                   267

including graduate trainees but excluding other trainees and interns

Directorships held by members of the Board of Management and L-Bank employees pursuant to ss. 340a, clause 4, no. 1 HGB

Christian Brand, Chairman of the Board of Management
----------------------------------------------------

BWK GmbH Unternehmensbeteiligungsgesellschaft, Stuttgart            Member of the Supervisory Board

Clariant GmbH, Frankfurt                                            Member of the Supervisory Board

Landesbank Baden-Wurttemberg, Stuttgart, Karlsruhe, Mannheim        Member of the Owners' Assembly
                                                                    Deputy Member of the Board of Governors,
                                                                    Member of the Credit Committee

Sachsische Aufbaubank-Forderbank-, Dresden                          Member of the Board of Governors

Schwabische Huttenwerke Automotive GmbH, Wasseralfingen             Member of the Supervisory Board

Tourismus-Marketing GmbH Baden-Wurttemberg, Stuttgart               Deputy Chairman of the Supervisory Board

Vorarlberger Landes- und Hypothekenbank AG, Bregenz                 Member of the Supervisory Board

Jurgen Hagele, Deputy Chairman of the Board of Management
---------------------------------------------------------

Business-Park Goppingen GmbH, Goppingen                             Member of the Supervisory Board

Industriepark Gottmadingen AG (IPG), Gottmadingen                   Chairman of the Supervisory Board

Dr. Manfred Schmitz, Member of the Board of Management
------------------------------------------------------

MBG Mittelstandische Beteiligungsgesellschaft Baden-Wurttemberg     Member of the Supervisory Board
GmbH, Stuttgart

Industriepark Gottmadingen AG (IPG), Gottmadingen                   Deputy Chairman of the Supervisory Board

Dr. Karl Epple, Deputy Member of the Board of Management
--------------------------------------------------------

EnBW Systeme Infrastruktur Support GmbH, Karlsruhe                  Member of the Supervisory Board

Administrative bodies of Landeskreditbank Baden-Wurttemberg - Forderbank - Board of Management:
                               Christian Brand
                               Chairman

                               Jurgen Hagele
                               Deputy Chairman

                               Dr. Manfred Schmitz

                               Dr. Karl Epple
                               from July 1, 2005

Members of the Board of Governors 2005

Full members:

                               - For the Federal State Government - 1)

                               Ernst Pfister MdL (Member of the Federal State Parliament)
                               Minister of Economic Affairs
                               - Chairman -

                               Gerhard Stratthaus MdL
                               Minister of Finance
                               - Deputy Chairman -

                               Heribert Rech MdL
                               Minister of Home Affairs
                               - Deputy Chairman -

                               Peter Hauk MdL
                               Minister for Food and Rural Planning
                               - Deputy Chairman -
                               from April 27, 2005

                               Willi Stachele MdL
                               Minister for Food and Rural Planning
                               - Deputy Chairman -
                               until April 26, 2005

                               Tanja Gonner
                               Minister for the Environment
                               from April 27, 2005

                               Stefan Mappus MdL
                               Minister for Environment and Transport
                               until April 26, 2005

                               Andreas Renner
                               Minister for Labor and Social Affairs
                               from April 27, 2005

                               Tanja Gonner
                               Minister for Social Affairs
                               until April 26, 2005

                               Rudolf Bohmler
                               Junior Minister at the Ministry of State

                               Dr. Rainer Hagele
                               Under-Secretary at the Ministry of Finance

                               - Other members- 2 )

                               Martin Lamm
                               President of the Chamber of Craftsmen, Freiburg from October 16, 2005

                               Klaus Hackert
                               Honorary President of the Association of Craftsmen in Baden-Wurttemberg
                               until October 15, 2005

                               Wirtsch.-Ing. Bernd Bechtold
                               President of the Chamber of Commerce and Industry, Karlsruhe

                               Heinz Kalberer
                               Lord Mayor of Vaihingen

                               Gisela Graber
                               Deputy Chairman of the Regional Chapter of VER.DI e.V, Stuttgart

                               Otwin Brucker
                               President of the Association of Municipalities of Baden-Wurttemberg
                               until August 31, 2005

                               Gerhard Burkhardt
                               Chairman of the Board of Management of the Verband
                               baden-wurttembergischer Wohnungsunternehmen e.V., Stuttgart

                               Marco Freiherr von Maltzan
                               Chairman of the Board of Management
                               BERU AG, Ludwigsburg

                               Advisory members:

                               Reiner Enzmann
                               Chairman of the Central Staff Council
                               L-Bank, Karlsruhe
                               from June 1, 2005
                               (until May 31, 2005: Chairman of the Staff Council, Karlsruhe)

                               Rudiger Ruhnow
                               Chairman of the Central Staff Council
                               L-Bank, Karlsruhe
                               until May 31, 2005

                               Clemens Meister
                               Chairman of the Staff Council
                               L-Bank, Karlsruhe
                               from June 1, 2005

                               Thomas Dorflinger
                               Chairman of the Staff Council
                               L-Bank, Stuttgart
                               from June 1, 2005

                               Gabriele Propp
                               Chairwoman of the Staff Council
                               L-Bank, Stuttgart
                               until May 30, 2005

Deputy members:

                               - Deputies for the Federal State Government -

                               Dr. Horst Mehrlander
                               Junior Minister at the Ministry of Economic Affairs

                               Dieter Hillebrand MdL
                               Junior Minister at the Ministry of Finance since April 27, 2005

                               Prof. Dr. Wolfgang Reinhart MdL
                               Junior Minister at the Ministry of Finance until April 26, 2005

                               Max Munding
                               Under-Secretary at the Ministry for Home Affairs

                               Rainer Arnold
                               Under-Secretary at the Ministry for Food and Rural Planning

                               Dr. Helmut Birn
                               Under-Secretary at the Ministry for the Environment from May 10, 2005

                               Dieter Hillebrand MdL
                               Junior Minister at the Ministry for Environment and Transport
                               until April 26, 2005

                               Bernhard Bauer
                               Under-Secretary at the Ministry for Social Affairs

                               Hermann Strampfer
                               Assistant Under-Secretary
                               Head of Dept. I at the Prime Minister's Office

                               Prof. Dr. Claus Eiselstein
                               Assistant Under-Secretary
                               Head of Dept. III at the Prime Minister's Office from August 1, 2005

                               Dr. Rudolf Kuhner
                               Assistant Under-Secretary
                               Head of Dept. III at the Prime Minister's Office until June 30, 2005

Deputies:
                               Joachim Wohlfeil
                               President of the Chamber of Craftsmen, Karlsruhe

                               Dr. Ing. Hansjorg Rieger
                               Managing Partner of RUD-
                               Kettenfabrik Rieger & Dietz, Aalen

                               Gerhard Rosswog
                               Spokesman for the Board of Management of Badischer Genossenschaftsverband
                               Raiffeisen-Schulze-Delitzsch e.V., Karlsruhe

                               Frank Zach
                               Head of the Trade and Industry Department
                               Baden-Wurttemberg Chapter of the German Trade Union Council

                               Dr. Jurgen Schutz
                               Vice-President of the Association of District Councils, Baden-Wurttemberg

                               Andreas Schmitz
                               Spokesman for the General Partners of HSBC Trinkhaus & Burkhardt KGaA,
                               Dusseldorf

                               Wilhelm Freiherr von Haller
                               Member of the Board of Management
                               Deutsche Bank AG

                               Prof. Dr. Willi Weiblen
                               Assistant Under-Secretary
                               Head of Dept. for Economic and Structural Policy at the Ministry of Economic Affairs

                               Walter Leibold
                               Assistant Under-Secretary
                               Head of Dept. for Financial Policy and Investments at the Ministry of Finance

                               Volker Jochimsen
                               Assistant Under-Secretary
                               Head of Dept. for Constitutional Affairs, Local Government and Public-Sector Savings
                               Banks at the Ministry for Home Affairs
                               from October 1, 2005

                               Prof. Konrad Freiherr von Rotberg
                               Assistant Under-Secretary
                               Head of Dept. for Constitutional Affairs, Local Government and Public-Sector Savings
                               Banks at the Ministry for Home Affairs
                               until September 30, 2005

                               Klaus Roscheisen
                               Assistant Under-Secretary
                               Head of the Dept. for Administration at the Ministry for Environment and Transport


                               Christina Rebmann
                               Assistant Secretary
                               Head of the Central Unit at the Ministry for Labor and Social Affairs
                               from December 2, 2005

                               Markus Sorg
                               Assistant Secretary
                               Head of the Central Unit at the Ministry for Labor and Social Affairs
                               until May 31, 2005

                               Reiner Moser
                               Assistant Secretary
                               Head of the Unit for Budget and Fiscal Policy, Tax Appraisal, Real Estate and Equity
                               Investments at the Prime Minister's Office

                               Norbert Schmitt
                               Assistant Secretary
                               Head of the Unit for State Equity Investments and Credits at the Ministry of Finance

__________________
1)    Members by the nature of their responsibilities
2)    Personally appointed members

Proposal of the Board of Management for the appropriation of retained profits

The Board of Management proposes to the Board of Governors of L-Bank that from the distributable profit for the financial year 2005 an amount of EUR 100 million be paid out to the Federal State of Baden-Wurttemberg, EUR 44 million be added to retained profit and that the remaining amount of EUR 842,380.31 be carried forward to next year's account.

Karlsruhe, February 21, 2006

Landeskreditbank Baden-Wurttemberg - Forderbank -

Christian Brand       Jurgen Hagele       Dr. Manfred Schmitz     Dr. Karl Epple